Exhibit 2.3

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE

IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS

PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT

ARE INDICATED BY [***].

Option Deed

in respect of certain rights and interests relating to the Dawson Main, Dawson South, Dawson South Exploration and Theodore South Joint Ventures in Queensland, Australia

Peabody SMC Pty Ltd (“Peabody”)

Peabody Australia Holdco Pty Ltd (“Peabody Guarantor”)

PT Bukit Makmur Internasional (“Buyer”)

PT Delta Dunia Makmur Tbk (“Buyer Guarantor”)

Contents

1.	Definitions and Interpretation	4

2.	Grant of Call Option and Put Option	25

3.	Sale of the Shares	27

4.	Sale of the Dawson Carve-out Assets	27

5.	Consideration	28

6.	Allocation and Adjustment of the Consideration, Stamp Duty	30

7.	Foreign Resident Capital Gains Withholding	32

8.	Dawson JVA Waiver	33

9.	Conditions to Exercise of Call Option and Put Option	33

10.	Pre-Emption Rights	39

11.	Peabody’s obligations prior to SMC Completion	40

12.	Power of Sale	40

13.	SMC SPA Completion Accounts	42

14.	Obligations between SMC Completion and Completion	43

15.	Dawson Working Capital	45

16.	Material Adverse Change	45

17.	Transfer of Employment	46

18.	Completion	48

19.	Separation	49

20.	Post-Completion Obligations	51

21.	Wrong Pockets	53

22.	Assumed Contracts	53

23.	Guarantees	55

24.	Peabody’s Warranties and Undertakings	56

25.	Back to Back Warranty Claims and Tax Covenant Claims	57

26.	Peabody Guarantor’s Warranties and Undertakings	57

27.	Buyer’s Warranties and Undertakings	60

28.	Buyer Guarantor’s Warranties and Undertakings	63

29.	Buyer Indemnities	66

30.	Seller Indemnities	67

31.	Employees	67

32.	Tax Covenant	68

33.	Confidentiality and Announcements	68

34.	Termination	70

35.	GST	70

36.	Further Assurance	71

37.	Power of Attorney	71

38.	Entire Agreement and Remedies	72

i

39.	Post-Completion Effect of Agreement	72

40.	Waiver and Variation	72

41.	Invalidity	73

42.	Assignment	73

43.	Payments, Set-Off and Default Interest	73

44.	Transaction Communications	74

45.	Notices	74

46.	Costs	76

47.	Rights of Third Parties	76

48.	Counterparts	76

49.	Governing Law and Jurisdiction	77

50.	Process Agent	77

51.	Language	78

Schedule 1

	Particulars of the Company and the Subsidiaries

Schedule 2

	Consideration Allocation

Schedule 3

	Completion Obligations

Schedule 4

	Peabody’s Warranties

Schedule 5

	Limitations on Peabody’s Liability

Schedule 6

	Back to Back Warranties

Schedule 7

	Tax Covenant

Schedule 8

	Mining Tenements

Schedule 9

Schedule 10

	Property

Schedule 11

	Intellectual Property

Schedule 12

	Seller Guarantees

Schedule 13

	Assumed Contracts and Specific Contracts

Schedule 14

	Terminating Contracts

ii

Schedule 15

Dawson JVA Asset Sale

Schedule 16

Reporting Accountant Determination

Schedule 17

Consultancy Services Agreement Principles

Schedule 18

Secondment Agreement Principles

Schedule 19

Separation Principles

Schedule 20

Initial Put Option Commencement Date Extension

Exhibit 1

Exercise Notices

Exhibit 2

DEED OF ASSIGNMENT AND ASSUMPTION

iii

THIS DEED is made on 25 November 2024.

BETWEEN

(1)	Peabody SMC Pty Ltd ACN 682 277 587 of Level 14, 31 Duncan Street, Fortitude Valley QLD 4006, Australia (“Peabody”)

(2)	Peabody Australia Holdco Pty Ltd ACN 154 820 130 of Level 14, 31 Duncan Street, Fortitude Valley QLD 4006, Australia (“Peabody Guarantor”)

(3)	PT Bukit Makmur Internasional of South Quarter Tower A, Penthouse Floor Unit A-1, Jl. RA. Kartini Kav. 8, Cilandak Barat, Jakarta, 12430 – Indonesia (“Buyer”)

(4)	PT Delta Dunia Makmur Tbk of South Quarter Tower A, Penthouse Floor, Jl. R. A Kartini Kav. 8, Cilandak Barat, Jakarta 12430 – Indonesia (“Buyer Guarantor”)

RECITALS

(1)	On or about the date of this Deed, Peabody entered into the SMC SPA, pursuant to which it may indirectly acquire, among other assets, the Shares and the Dawson Assets.

(2)

On or about the date of this Deed, the Buyer entered into the Loan Note Deed pursuant to which it agrees to subscribe for Loan Notes to fund the indirect acquisition of the Shares and the Dawson Assets by Peabody under the SMC SPA.

(3)	On the exercise of the Put Option or Call Option subject to the terms of this Deed, Peabody wishes to sell, and the Buyer wishes to acquire, the Dawson Sale Interest.

(4)	The Buyer Guarantor is party to this Deed for the purpose of entering into the guarantee and indemnity set out in Clause 28.

(5)	The Peabody Guarantor is party to this Deed for the purpose of entering into the guarantee and indemnity set out in Clause 26.

(6)

The SMC SPA was entered into following the formal, broad and competitive auction process concerning the steelmaking coal portfolio of the Anglo American Group in which Peabody was the successful bidder, acting in concert with the Buyer, in reliance on, amongst other things, the arrangements with the Buyer set out in this Deed and the Loan Note Deed.

IT IS AGREED THAT

1.	Definitions and Interpretation

1.1	In this Deed, unless the context otherwise requires or amended by Clause 10.2:

“1997 Tax Act” means the Income Tax Assessment Act 1997 (Cth);

“AAAL” means Anglo American Australia Limited (ACN 004 892 371);

“AASCA” means Anglo American Steelmaking Coal Assets Pty Ltd (ACN 081 022 246);

“AASCAEAL” means Anglo American Steelmaking Coal Assets Eastern Australia Limited (ACN 009 727 851);

“AASM” means Anglo American Steelmaking Coal Pty Ltd (ACN 076 059 679);

“AASM Holdings” means Anglo American Steelmaking Coal Holdings Limited (ACN 079 017 940);

“Accounting Standards” means:

(a)	the Corporations Act’s requirements for the preparation and contents of financial reports; and

(b)	the accounting standards approved under the Corporations Act, being the Australian Accounting Standards and any authoritative interpretations issued by the Australian Accounting Standards Board;

“Accounts” means, in respect of AAAL, the audited consolidated balance sheet as at the Accounts Date and the audited consolidated profit and loss statements and statement of cash flows for the year ending on the Accounts Date, together with the notes to and the reports of the directors in respect of those accounts, as included at document 02.02.05.03 of the Data Room;

“Accounts Date” means 31 December 2023;

“Accrued Leave Benefits” means all accrued annual leave (including leave loading where applicable), long service leave and personal (sick and carer’s) leave entitlements of each Relevant Employee or Transferring Employee as the context requires;

“Affiliate” means, in respect of a legal entity, any other legal entity which controls, is controlled by, or is under common control with that legal entity. An entity is deemed to “control” another if it:

(a)	owns directly or indirectly more than 50% of the shares entitled to vote at a general election of directors of such other entity;

(b)	has the right to appoint the majority of the board of directors (or equivalent body) of a legal entity; or

(c)	has the majority voting interest in such other entity if such entity does not have either shares or directors,

and in all cases unless stated otherwise excluding each Group Company, but on and from a Completion, the term “Affiliates” in respect of the Buyer will include the Group Companies that have been directly or indirectly acquired by the Buyer as a result of that Completion;

“Aggregate SMC Cap” means the sum of the ‘Consideration’ and the ‘Royalty’, each as defined in the SMC SPA, each to the extent actually received by the SMC Seller as at the date an SMC SPA Claim is made against the SMC Seller;

“Agreed Form” means, in relation to a document, the form of that document agreed in writing by or on behalf of the Buyer and Peabody as being in agreed form;

“Alternative Recovery Claim” has the meaning given in paragraph 8.2 of Schedule 5;

“Anglo American Group” means Anglo American plc. and its subsidiaries;

“Anglo Dawson” means Anglo Coal (Dawson) Limited, further details of which are set out in Schedule 1;

“Anglo Dawson Holdings” means Anglo Coal (Dawson) Holdings Pty Ltd, further details of which are set out in Schedule 1;

“Anglo Dawson Holdings Completion” means completion of the sale and purchase of the Anglo Dawson Holdings Shares (and associated relevant Dawson-Carve Out Assets) only, in accordance with Clause 18;

“Anglo Dawson Holdings Shares” means the entire issued share capital of Anglo Dawson Holdings, being 292,001,000 fully paid ordinary shares as at the date of this Deed;

“Anglo Dawson South” means Anglo Coal (Dawson South) Pty Ltd, further details of which are set out in Schedule 1;

“Anglo Dawson South Shares” means the entire issued share capital of Anglo Dawson South, being 50,000 fully paid ordinary shares as at the date of this Deed;

“Anglo Theodore South” means Anglo Coal (Theodore South) Pty Ltd, further details of which are set out in Schedule 1;

“Anglo Theodore South Shares” means the entire issued share capital of Anglo Theodore South, being 1 fully paid ordinary share as at the date of this Deed;

“Anticorruption Laws” means all laws, regulations, or orders relating to bribery, or corruption (governmental or commercial), including laws that prohibit the corrupt payment, offer, promise, or authorisation of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee, person or commercial entity, to obtain a business advantage, or the offer, promise, or gift of, or the request for, agreement to receive or receipt of a financial or other advantage to induce or reward the improper performance of a relevant function or activity; such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the UK Bribery Act of 2010, the Criminal Code 1995 (Cth), the Criminal Code 1899 (Qld), the National Anti-Corruption Commission Act 2022 (Cth), the Crimes Legislation Amendment (Combatting Foreign Bribery) Act 2024 (Cth), and any laws enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions signed in Paris on 17 December 1997, which entered into force on 15 February 1999, and the Convention’s Commentaries;

“Anti-trust Authority” means any Authority that has jurisdiction over Anti-trust Laws;

“Anti-trust Laws” means all Laws governing the conduct of any person in relation to restrictive or other anti-competitive agreements or practices (including cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), abuse of dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers;

“ASIC” means the Australian Securities and Investments Commission;

“Assumed Contracts” means the agreements, arrangements, understandings and orders entered into, made or accepted by or on behalf of a Seller (on its own or with others) that are not fully performed, in respect of which the relevant Seller has outstanding obligations or retains any rights at the Completion Date, as agreed between Peabody and the Buyer in the Separation Plan. An indicative list, as at the date of this Deed, is set out in Part 1 of Schedule 13;

“Assumed Liabilities” means all of Peabody’s Liabilities and obligations in connection with the Dawson Sale Interest and whether incurred, accrued, arising or connected to the period before, on or after Completion, including all Joint Venture Liabilities and all Environmental Obligations (excluding any Liabilities arising from Peabody’s breach of any Transaction Document);

“Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national, regional or local;

“Back to Back Business Warranties” means the Back to Back Warranties, other than the Back to Back Fundamental Warranties and the Back to Back Tax Warranties;

“Back to Back Fundamental Warranties” means the Back to Back Warranties set out in paragraphs 2, 3, 5 and 13.3 of Schedule 6;

“Back to Back Tax Warranties” means the Back to Back Warranties set out in paragraph 21 of Schedule 6;

“Back to Back Warranties” means the warranties set out in Schedule 6;

“Back to Back Warranty Claim” means a Claim in respect of the Back to Back Warranties;

“Bank Guarantee Beneficiary” means each beneficiary of a Bank Guarantee (including each beneficiary specified in the table in Part 1 of Schedule 12);

“Bank Guarantees” means any (including replacement or new) guarantees, bonds, credit support arrangements, indemnities and letters of comfort given by or on behalf of the SMC Seller, a Seller or given by a financial institution on behalf of any Group Company, including those specified in Part 1 of Schedule 12;

“Business Day”:

(a)	in the period up to and including SMC Completion, has the meaning given to the term “Business Day” in the SMC SPA; and

(b)	otherwise, means any day other than a Saturday, Sunday or public holiday in Brisbane, Queensland, Australia and Jakarta, Indonesia;

“Buyer’s Bank Account” means:

On behalf of:	[***]
Bank:	[***]
Account number:	[***]
Swift code:	[***]

or such other bank account as notified by the Buyer to Peabody in writing from time to time;

“Buyer Deal Team Members” means [***], [***] and [***];

“Buyer Financing Letters” means the Commitment Letter and each Confirmation of Available Facility Letter;

“Buyer Group” means the Buyer and each of its Affiliates, in each case from time to time and including the relevant Group Companies from each Completion;

“Call Option” has the meaning given in Clause 2.2;

“Call Option Exercise Period” means the period commencing on the Call Option Exercise Period Commencement Date and ending on:

(a)	where Clause 8.4(b)(i) applies, the date on which Peabody exercises its Put Option in respect of the Dawson Joint Venture Assets; and

(b)	otherwise, the date that is 15 Business Days after the Call Option Exercise Period Commencement Date;

“Call Option Exercise Period Commencement Date” means the date as determined pursuant to Clause 9.1;

“Changed Holder Review Application” means in respect of each FPS Environmental Authority, an application to the Scheme Manager under section 33 of the Financial Provisioning Act to make a ‘changed holder review allocation’ (as defined in the Financial Provisioning Act) in respect of the proposed ‘changed holder event’ (as defined in the Financial Provisioning Act) contemplated by the sale of the Dawson Sale Interest to the Buyer;

“Changed Holder Review Decision” means, in respect of each FPS Environmental Authority, a ‘changed holder review decision’ (as defined in the Financial Provisioning Act) made by the Scheme Manager in response to the Changed Holder Review Application in respect of the FPS Environmental Authority;

“Claim” means any claim, demand, legal process or cause of action by a party to this Deed whether in contract, tort, at common law or in equity, under statute, or otherwise, including any Tax Covenant Claim;

“Clear Exit Payments” means any payments to be made by a Company or a Subsidiary to permit that Company or Subsidiary to leave the Seller Consolidated Group on Completion clear of any Group Liability in accordance with section 721-35 of the 1997 Tax Act calculated or estimated in accordance with the principles set out in the Seller Tax Sharing Agreement;

“Clearance Certificate” means a certificate issued by the Commissioner under subsection 14-220(1) of Schedule 1 to the TAA;

“Coal Sales Agreement” means all agreements, arrangements, understandings and orders entered into, made or accepted by or on behalf of Anglo Dawson (including through Dawson Sales) in relation to the sale of ‘Coal’ (as that term is defined in the Dawson JVA) that are not fully performed, in respect of which Anglo Dawson (including through Dawson Sales) has outstanding obligations or in respect of which Anglo Dawson (including through Dawson Sales) retains any rights at Completion, and/or otherwise as agreed by the parties under the Separation Plan;

“Commissioner” means the Australian Commissioner of Taxation;

“Commitment Letter” means the commitment letter from Deutsche Bank AG, Singapore Branch (“DB”) to Pt Bukit Makmur Mandiri Utama, dated on or about the date of this Deed, as amended, supplemented or replaced in compliance with this Deed, pursuant to which DB has agreed, subject only to the Financing Conditions set forth therein, to provide or cause to be provided the bank guarantee facility referred to therein in order to ensure that the Buyer Group is able to meet its obligations to replace certain existing bank guarantees of the Group that Peabody is required to replace under the terms of the SMC SPA on SMC Completion in accordance with the Transaction Documents;

“Companies” means each of Anglo Dawson Holdings, Anglo Dawson South and Anglo Theodore South;

“Completion” means any of a Dawson Complex Completion, an Ex Dawson Main Completion, an Anglo Dawson Holdings Completion and/or a Dawson Joint Venture Assets Completion, as applicable;

“Completion Date” means the date on which a Completion takes place;

“Conditions” means the conditions set out in Clause 9.1, and includes the conditions set out in Clause 4 of Schedule 15 if Schedule 15 applies in accordance with Clause 8.4(b);

“Confidential Information” has the meaning given in Clause 33.1;

“Confirmation of Available Facility Letters” means each of the letters addressed to Pt Bukit Makmur Mandiri Utama from PT Bank Negara Indonesia (Persero) TBK (“BNI”) dated on or about the date of this Deed, as amended, supplemented or replaced in compliance with this Deed, pursuant to which BNI as lender and agent has confirmed, subject only to the Financing Conditions set forth therein, to provide or cause to be provided the facility referred to therein for the purposes of financing in part the transactions contemplated by the Transaction Documents;

“Connected Persons” means, in respect of a person, its directors, officers and employees;

“Consideration” means:

(a)	in respect of the Dawson Joint Venture Assets, where the Call Option or the Put Option is exercised in accordance with Clause 8.4(b), the higher of:

(i)	the Principal Outstanding under the Relevant Loan Notes (as such terms are defined under the Loan Note Deed); and

(ii)	the Fair Market Value,

as at the date of exercise; or

(b)	in any other circumstances, the SMC Consideration.

“Consolidated Group” means a multiple entry consolidated group formed in accordance with Part 3-90, as modified by Division 719, of the 1997 Tax Act;

“Consolidated Subsidiaries” means each Subsidiary except for Dawson Sales Pty Ltd and Dawson South Sales Pty Ltd; in each case, further details of which are set out in Schedule 1;

“Consultancy Services Agreements” means the agreements to be entered into between the relevant Peabody Group members and the Buyer (or a Buyer Group member) in accordance with Clause 14.1 and the principles set out in Schedule 17;

“Corporations Act” means the Corporations Act 2001 (Cth) as amended from time to time;

“D&O Insurance” has the meaning given in Clause 20.3;

“Data Room” means the electronic data room hosted by Ansarada with the name “Project Oryx” as at 5:00pm AEST on 22 November 2024, an index of which is in Agreed Form;

“Dawson Assets” means the Group and the Dawson Carve-out Assets;

“Dawson Carve-out Assets” means:

(a)	the Assumed Contracts; and

(b)	any other assets identified as such by agreement between Peabody and the Buyer in the Separation Plan;

“Dawson Cash Call Amount” means the amount of any JV Call properly made under any of the Joint Venture Agreements;

“Dawson Complex Completion” means completion of the sale and purchase of the Dawson Sale Interest, including the Anglo Dawson Holdings Shares (and associated relevant Dawson-Carve Out Assets), in accordance with Clause 18;

“Dawson Conduct Liabilities” means all Liabilities incurred by a Peabody Group member in connection with Peabody carrying out its obligations under Clause 14.1 or the Buyer failing to comply with its obligations under Clause 14.1 (but excludes, for the avoidance of doubt, Liabilities incurred by a Peabody Group member as a result of gross negligence or wilful misconduct by a Peabody Group member (other than the Group Companies) or the Representative of a Peabody Group member);

“Dawson Deferred Consideration” means $100,000,000 (one hundred million dollars) as apportioned in Schedule 2;

“Dawson Deposit” means $9,207,955.34 (nine million, two hundred and seven thousand, nine hundred and fifty-five dollars and thirty-four cents) as apportioned in Schedule 2;

“Dawson Joint Venture” means the joint venture constituted by the Dawson JVA;

“Dawson Joint Venture Assets” has the meaning given in Schedule 15;

“Dawson Joint Venture Assets Completion” means, where Schedule 15 applies in accordance with Clause 8.4(b), completion of the sale and purchase of the Dawson Joint Venture Assets (and associated relevant Dawson-Carve Out Assets) only, in accordance with Clause 18;

“Dawson JVA” means [***];

“Dawson JVA Waiver” means:

(a)	[***]

(b)	[***];

“Dawson Manager” means Anglo Coal (Dawson Management) Pty Ltd (further details of which are set out in Schedule 1);

“Dawson Participating Interest” means the 51% undivided legal and beneficial right, title, and interest held by Anglo Dawson in the Dawson Joint Venture;

“Dawson Sale Interest” means (as the context requires, in respect of a Completion):

(a)	the Shares;

(b)	the Dawson Carve-out Assets; and

(c)	if Schedule 15 applies in accordance with Clause 8.4(b), the Dawson Joint Venture Assets;

“Dawson South Exploration Joint Venture” means the joint venture constituted by the Dawson South Exploration JVA;

“Dawson South Exploration JVA” means [***];

“Dawson South Exploration Participating Interest” means the 51% undivided legal and beneficial right, title, and interest held by Anglo Dawson South in the Dawson South Exploration Joint Venture;

“Dawson South Joint Venture” means the joint venture constituted by the Dawson South JVA;

“Dawson South JVA” means [***];

“Dawson South Manager” means Anglo Coal (Dawson South Management) Pty Ltd (further details of which are set out in Schedule 1);

“Dawson South Participating Interest” means the 51% undivided legal and beneficial right, title, and interest held by Anglo Dawson South in the Dawson South Joint Venture;

“Dawson Upfront Consideration” means $355,000,000 (three hundred and fifty-five million dollars) less the Dawson Deposit;

“Dawson Working Capital Adjustment” means the amount (which may be a positive or negative number) equal to the Dawson Working Capital minus the Dawson Working Capital Target;

“Dawson Working Capital” means the “Working Capital” (as defined in the SMC SPA), but only to the extent it relates to the Dawson Sale Interest;

“Dawson Working Capital Target” means an amount (in AUD, but converted into US dollars at the Exchange Rate applicable on the SMC Completion Date) agreed between Peabody and the Buyer in accordance with Clause 15, or otherwise determined in accordance with Clause 15, to be calculated on the same basis as the “Working Capital Target” under the SMC SPA has been calculated;

“Deed of Cross Guarantee” means a deed executed pursuant to ASIC Class Order 98/1418 or ASIC Corporations (Wholly-owned Companies) Instrument 2016/785 to which a Group Company is party and to which a Peabody Group member is the ‘Trustee’;

“Disclosed” means disclosed with sufficient detail to enable a reasonable buyer to identify the nature and scope of the matter disclosed;

“Duty” means any stamp, transaction or registration duty or similar charge imposed by a Tax Authority;

“Employee” means any employee of a Group Company and any Transferring Employee;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption), any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by Law), title retention, voting agreement or any other security agreement or arrangement, but excluding any Permitted Encumbrance;

“End of Month Date” means the last Business Day of the relevant month;

“Environment” means any or all of the following media (alone or in combination): air (including the air within buildings or other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); and soil and land (including buildings) and any ecological systems and living organisms supported by these media (including, for the avoidance of doubt, man);

“Environmental Authorisation” means any authorisation, approval, permit, licence, consent, registration or authority required by any Environmental Law;

“Environmental Law” means a Law, regulating or otherwise relating to the Environment, including land use, planning, pollution of the atmosphere, water or land waste, the storage and handling of chemicals, protected flora and fauna, Hazardous Substances, or any other aspect of protection of the Environment or associated administration, notices, investigations or prosecutions;

“Environmental Obligation” means an obligation of an Indemnified Party arising out of, relating to, associated with, or in respect of:

(a)	the abandonment, reclamation, remediation, decommissioning, rehabilitation, restoration or contamination of or in relation to;

(b)

clean-up, remediation, removal, response or other actions or damages, contribution, indemnification, cost recovery, compensation, or injunctive relief pursuant to any claim, demand, legal proceeding or cause of action based on Environmental Law in relation to; or

(c)	any notice, order, direction or requirement given under an Environmental Law (including in relation to the provision of security, financial assurance or other financial support) in relation to,

in each case, the Mining Tenements or the Properties, which has arisen or accrued before or on Completion and remains unsatisfied as at Completion or arises or accrues after Completion;

“Ex Dawson Main Completion” means completion of the sale and purchase of the Dawson Sale Interest, excluding: (i) the Anglo Dawson Holdings Shares (and associated relevant Dawson-Carve Out Assets); and (ii) the Dawson Joint Venture Assets (and associated relevant Dawson-Carve Out Assets), in accordance with Clause 18;

“Exchange Rate” means with respect to a particular currency for a particular day:

(a)	to convert into US dollars, the mid-point spot rate of exchange for that currency into US dollars at the rate quoted by Bloomberg as at 4:00pm (London time) two Business Days before the relevant day;

(b)

to convert into AU dollars, the mid-point spot rate of exchange for that currency into AU dollars at the rate quoted by Bloomberg as at 4:00pm (London time) two Business Days before the relevant day; or

(c)

to convert into any currency other than AU dollars or US dollars, the mid-point spot rate of exchange for that currency into the relevant currency at the rate quoted by Bloomberg as at 4:00pm (London time) two Business Days before the relevant day;

“Excluded Claim” means a Claim in respect of Clauses 23 or 30;

“Exercise Notice” means:

(a)	in respect of Peabody, a notice to exercise the Put Option with respect to all or certain constituent parts of the Dawson Sale Interest (substantially in the form set out in Part 2 in Exhibit 1); or

(b)	in respect of the Buyer, a notice to exercise the Call Option with respect to all or certain constituent parts of the Dawson Sale Interest (substantially in the form set out in Part 1 in Exhibit 1);

“Fair Market Value” means the amount determined in accordance with Clause 5.7;

“FATA” means the Foreign Acquisitions and Takeovers Act 1975 (Cth);

“Federal Treasurer” means the Treasurer of the Commonwealth of Australia;

“Financial Provisioning” means any security (including any bank guarantee), financial assurance, contribution and / or surety required by the State, the Scheme Manager and / or any other Authority in respect of either or both a Mining Tenement and / or an Environmental Authorisation (including in connection with the sale of the Dawson Sale Interest to the Buyer under this Deed or a change in control in respect of the Mining Tenements as contemplated by this Deed) under the Environmental Protection Act 1994 (Qld) and the Resources Acts;

“Financial Provisioning Act” means the Mineral and Energy Resources (Financial Provisioning) Act 2018 (Qld);

“Financing” means the financing incurred or intended to be incurred pursuant to the Buyer Financing Letters;

“Financing Conditions” means the conditions precedent to obtaining the Financing set forth in the Buyer Financing Letters;

“Financing Sources” means the entities that have committed to provide any portion of the Financing or have otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement in connection with the Financing (other than a Buyer Group member), including the agents, arrangers and lenders that are parties to the Buyer Financing Letters (including the agents, arrangers and lenders party to any joinder agreements, or any similar agreement pursuant to which the Buyer Financing Letters are modified, supplemented, extended or replaced to add agents, arrangers, lenders or similar entities as parties thereto who had not executed the Buyer Financing Letters as the date of this Deed, entered into in connection therewith), together with their respective Representatives, trustees, shareholders, members and controlling persons and the respective successors and assigns of any of the foregoing;

“FPS Environmental Authorities” means each Environmental Authorisation in respect of which Financial Provisioning has been provided under the Financial Provisioning Act;

“General Security Deed” has the meaning given in the Loan Note Deed;

“Group” means the Companies and each Subsidiary;

“Group Company” means any Group member;

“Group Information Schedule” means Schedule 1;

“Group Liability” has the meaning given to that term in section 721-10 of the 1997 Tax Act, having regard to the table set out in subsection 721-10(2) of the 1997 Tax Act;

“GST” has the meaning given in the GST Act or any other goods and services tax, value added tax or similar tax, whether chargeable in Australia or elsewhere;

“GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (Cth);

“GST Amount” has the meaning given in Clause 35.3(a);

“GST exclusive consideration” has the meaning given in Clause 35.3(a);

“GST Group” has the meaning given in the GST Act;

“Guaranteed Obligations” means all the Buyer’s obligations under or in respect of this Deed and the Loan Note Deed;

“Hazardous Substance” means any substance which is, or may be, hazardous, toxic, dangerous or polluting or which is regulated by any Law relating to the Environment;

“Head Company” has the meaning given to that term in section 995-1 of the 1997 Tax Act by reference to section 719-75 of the 1997 Tax Act;

“Indemnified Party” means Peabody and all of its Affiliates and Representatives and each officer, employee and agent of such persons;

“Irrecoverable GST” means any amount in respect of GST a person has incurred which neither that person nor (where applicable) any other member of the same GST group as such person is entitled to recover (by way of credit, repayment, refund or otherwise) from any relevant Tax Authority pursuant to and determined in accordance with any relevant law;

“Joint Venture Agreements” means (as applicable) the:

(a)	Dawson JVA;

(b)	Dawson South JVA;

(c)	Dawson South Exploration JVA; and

(d)	Theodore South JVA;

“Joint Venture Liabilities” means all of any Group Company’s liabilities and obligations in relation to the Joint Ventures or the Joint Venture Agreements (whether arising before, on or after Completion), including any obligation to pay a cash call or other called sum (however described) pursuant to each Joint Venture Agreement;

“Joint Venture Participants” means each party (other than a Group Company) to the Joint Venture Agreements;

“Joint Ventures” means (as applicable) the Dawson Joint Venture, Dawson South Joint Venture, Dawson South Exploration Joint Venture and Theodore South Joint Venture;

“JV Call” has the meaning, in respect of a Joint Venture Agreement, given to the term ‘Call’ in that Joint Venture Agreement;

“Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;

“Liabilities” includes all liabilities (whether actual, contingent or prospective), losses, damages, penalties, claims, demands, proceedings, costs and expenses of whatever description;

“Loan Note” means a loan note issued by Peabody to the Buyer under the Loan Note Deed;

“Loan Note Deed” means the deed entered into on or about the date of this Deed between Peabody and the Buyer;

“Longstop Date” means:

(a)	in respect of an Ex-Dawson Main Completion, 5.00 p.m. on the date which is 9 months after SMC Completion occurs; and

(b)

in respect of a Dawson Complex Completion, Anglo Dawson Holdings Completion or a Dawson Joint Venture Assets Completion, 5.00pm on the date which is 9 months after the Call Option or Put Option is exercised in respect of those Completions, or such other time and date as may be agreed in writing between Peabody and the Buyer;

“MAC Cure Date” means the earlier of:

(a)	90 days after the date of the notice from Peabody under Clause 16.2; and

(b)	10 Business Days before the Scheduled Completion Date under the SMC SPA;

“Management Accounts” means the unaudited monthly management accounts for:

(a)

the ‘Steelmaking Coal’ operating segment (as referred to in the Anglo American plc annual report), consisting of the balance sheet as at 27 October 2024 and the profit and loss for the period from the Accounts Date to 27 October 2024; and

(b)

‘Corporate Australia’ (comprising AAAL, Anglo American Australia Holdings Pty Limited, Anglo American Exploration (Australia) Pty Limited and Anglo American Australia Finance Limited), consisting of the balance sheet as at 31 October 2024 and the profit and loss for the period from the Accounts Date to 31 October 2024, as contained in documents 02.02.11.01 and 02.02.11.02 of the Data Room;

“Material Adverse Change” has the meaning given in the SMC SPA;

“Material Contract” means:

(a)	the Specific Contracts; and

(b)	any current contract to which a Group Company is a party which had an annual revenue or annual expenditure of AUD 50,000,000 or more in the financial year immediately preceding the date of this Deed;

“Mining Tenements” means the mining tenements as described in Schedule 8;

“Mitsui” means Mitsui Moura Investment Pty Ltd, a company incorporated in Queensland, Australia with company number ACN 088 091 356 and having its registered office at Level 24, 480 Queen Street, Brisbane, Queensland 4000;

“Mitsui Group” means Mitsui and its Affiliates;

“Net Proceeds” has the meaning given in the Loan Note Deed;

“Notice of Decision” means, in respect of each FPS Environmental Authority, a notice given by the Scheme Manager under section 36 of the Financial Provisioning Act in respect of the Changed Holder Review Decision in respect of the FPS Environmental Authority;

“Participating Interest” means (as applicable) each of the:

(a)	Dawson Participating Interest;

(b)	Dawson South Participating Interest;

(c)	Dawson South Exploration Participating Interest; and

(d)	Theodore South Participating Interest,

excluding, from the date of completion of any transaction pursuant to a Pre-emption Acceptance Notice, such Participating Interest which is the subject of a Pre-emption Acceptance Notice;

“Peabody Group” means Peabody and its Affiliates from time to time, and before Completion includes the Group Companies, and before SMC Completion excludes the Group Companies;

“Permitted Encumbrance” means any of the following:

(a)	a PPS Register Security Interest registered in the ordinary course of business in connection with an equipment financing, hire purchase, retention of title or similar arrangement;

(b)	any Encumbrance arising under or in connection with a Joint Venture Agreement;

(c)	any mortgage or registration against the Mining Tenements or the Properties that is Disclosed or would have shown on a public enquiry report two Business Days before the date of this Deed;

(d)	any Encumbrance that is Disclosed;

(e)	in respect of the Mining Tenements and the Properties, any reservation or covenant arising under law or arising in respect of the grant of the Mining Tenement;

(f)

a retention of title arrangement under which title is retained by a supplier over goods supplied to any Group Company until payment for such goods is made if such arrangement has been entered into in the ordinary course of business;

(g)	a security interest contemplated by section 12(3)(b) of the PPSA if such commercial consignment has been entered into in the ordinary course of business; and

(h)

a security interest contemplated by section 12(3)(c) of the PPSA if such PPS lease has been entered into in the ordinary course of business and is not a security interest within the meaning of section 12(1) of the PPSA;

“PPS Register” means the personal properties securities register established under the PPSA;

“PPSA” means the Personal Property Securities Act 2009 (Cth);

“Pre-emption Acceptance Notice” means:

(a)

if Schedule 15 applies in accordance with Clause 8.4(b), in respect of the Dawson Joint Venture, a notice from Mitsui under clause 7.3 of the Dawson JVA requiring that the Dawson Participating Interest be transferred to Mitsui;

(b)	in respect of the Dawson South Joint Venture, a notice from Mitsui under clause 7.3 of the Dawson South JVA requiring that the Dawson South Participating Interest be transferred to Mitsui;

(c)

in respect of the Dawson South Exploration Joint Venture, a notice from Mitsui under clause 20.3(a) of the Dawson South Exploration JVA requiring that the Dawson South Exploration Participating Interest be transferred to Mitsui; and

(d)	in respect of the Theodore South Joint Venture, a notice from Mitsui under clause 20.3(a) of the Theodore South JVA requiring that the Theodore South Participating Interest be transferred to Mitsui;

“Pre-emption Exercise Period” means the prescribed period under each Pre-emption Joint Venture Agreement in which the Joint Venture Participant has to give a Pre-emption Acceptance Notice;

“Pre-emption Joint Venture” means (as applicable) each of the:

(a)	Dawson South Joint Venture;

(b)	Dawson South Exploration Joint Venture;

(c)	Theodore South Joint Venture; and

(d)	if Schedule 15 applies in accordance with Clause 8.4(b), the Dawson Joint Venture;

“Pre-emption Joint Venture Agreements” means the:

(a)	Dawson South JVA;

(b)	Dawson South Exploration JVA;

(c)	Theodore South JVA; and

(d)	if Schedule 15 applies in accordance with Clause 8.4(b), the Dawson JVA;

“Pre-emption Offer Notice” means:

(a)

in respect of the Dawson South Joint Venture, a notice from Anglo Dawson South under clause 8.3 of the Dawson South JVA in respect of the change of control that would result from completion of this Deed;

(b)

in respect of the Dawson South Exploration Joint Venture, a notice from Anglo Dawson South under clause 21.3 of the Dawson South Exploration JVA in respect of the change of control that would result from completion of this Deed; and

(c)

in respect of the Theodore South Joint Venture, a notice from Anglo Theodore South under clause 21.3 of the Theodore South JVA in respect of the change of control that would result from completion of this Deed;

“Pre-emption Rights” means the preferential rights held by the relevant Joint Venture Participant in and under each Pre-emption Joint Venture Agreement;

“Prior Service” means an employee’s service with the relevant Seller Employer up to and including the Completion Date, including any period of service with another employer that is deemed by law to be service with that Seller Employer;

“Pro forma Financial Information” means, with respect to each Pro forma Financial Information Period, the pro forma profit and loss account and pro forma balance sheet as set out in document 02.02.05.43 in the Data Room;

“Properties” means the real property (whether leasehold or freehold) listed in Schedule 10;

“Put Option” has the meaning given in Clause 2.1;

“Put Option Exercise Period” means the period commencing on the Put Option Exercise Period Commencement Date and ending on the date that is 90 days after the Put Option Exercise Period Commencement Date, or if the Fair Market Value has not been determined at the end of that period, ending on the date that is 5 Business Days after the Fair Market Value has been determined;

“Put Option Exercise Period Commencement Date” means the date determined in accordance with Clause 2.5;

“Recipient” has the meaning given in Clause 35.3(a);

“Regulatory Conditions” has the meaning given in Clause 9.3(a)(i);

“Relevant Employee” means those employees identified by agreement between Peabody and the Buyer in the Separation Plan as employees whose roles will transition to the Buyer Group;

“Relief” means:

(a)	any loss, relief, allowance or credit, in respect of any Tax and any deduction in computing income, profits or gains for the purposes of any Tax; or

(b)	any right to a refund or repayment of Tax,

and any reference to the use or set-off of a Relief will be construed accordingly;

“Replacement Bank Guarantee” means in respect of a Bank Guarantee, one or more bank guarantees or other security in favour of the relevant Bank Guarantee Beneficiary, in a form, and on terms, and for an amount, and if applicable, from such institution, as the relevant Bank Guarantee Beneficiary may require (as notified by Peabody or the Bank Guarantee Beneficiary to the Buyer) as replacement security for the Bank Guarantee;

“Replacement Financial Provisioning” means in respect of any Seller Financial Provisioning, Financial Provisioning in favour of the State (including Financial Provisioning to be paid into the scheme fund in accordance with the Financial Provisioning Act) in a form, and on terms, and for an amount, and, if applicable, from such institution, as the State or Scheme Manager may require (as notified by Peabody, the State or the Scheme Manager to the Buyer) as replacement Financial Provisioning for the Seller Financial Provisioning (including, for the avoidance of doubt, any Financial Provisioning in excess of the Seller Financial Provisioning for any FPS Environmental Authority as at the date of this Deed);

“Representatives” means:

(a)	in relation to the Buyer, any Buyer Group member and their respective directors, officers, employees, agents, consultants, advisers, auditors, accountants and Financing Sources; and

(b)	in relation to any other person, its Affiliates and its and their respective directors, officers, employees, agents, consultants, advisers, auditors and accountants, excluding:

(i)	in respect of Peabody, any Employee; and

(ii)	[***];

“Resources Acts” means the Mineral Resources Act 1989 (Qld), the Mineral and Energy Resources (Common Provisions) Act 2014 (Qld), the Financial Provisioning Act and the Petroleum and Gas (Production and Safety) Act 2004 (Qld) (as applicable);

“Resources Minister” means the Minister responsible for the Resources Acts;

“Rules” has the meaning given in Clause 49.2;

“Sanctioned Person” means a person or entity:

(a)

designated on the lists of Specially Designated Nationals and Blocked Persons or “Foreign Sanctions Evaders” maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State and any other agency of the U.S. government;

(b)

designated on the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission, the Consolidated List maintained by the Department of Foreign Affairs and Trade maintained by the Australian Government; the Consolidated List of Financial Sanctions Targets maintained by the Office of Financial Sanctions Implementation within the UK’s HM Treasury, or any equivalent list maintained by the competent sanctions authority of any member state of the EU;

(c)	that is, or is part of, a government of a Sanctioned Territory;

(d)	that is located, organised or residing in any Sanctioned Territory; or

(e)	50% or more directly or indirectly owned or controlled by any of the foregoing;

“Sanctioned Territory” means any country or other territory subject to a comprehensive export, import, financial or investment embargo under any Sanctions Laws, which currently comprise Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic;

“Sanctions Laws” means any applicable export control and economic sanctions Laws and regulations of the Commonwealth of Australia, the U.S., the United Nations Security Council, the EU, any member state of the EU and the UK;

“Scheduled Completion Date” means:

(a)	for a Dawson Complex Completion, the End of Month Date following:

(i)	the last of the Conditions set out in Clause 9.1 being satisfied or waived (including Clause 9.1(b) being satisfied in accordance with Clause 8.4(a)(i) or waived); and

(ii)	an Exercise Notice being given accordingly; or

(b)	for an Ex Dawson Main Completion, the End of Month Date following:

(i)	the last of the Conditions set out in Clause 9.1 (excluding Clause 9.1(b)) being satisfied or waived; and

(ii)	an Exercise Notice being given accordingly;

(c)	for an Anglo Dawson Holdings Completion, the End of Month Date following:

(i)	the last of the Conditions set out in Clause 9.1 (excluding Clause 9.1(b)) being satisfied or waived;

(ii)	the Dawson JVA Waiver being obtained pursuant to Clause 8.4(a)(ii); and

(iii)	an Exercise Notice being given accordingly;

(d)	for a Dawson Joint Venture Assets Completion, the End of Month Date following:

(i)	the last of the Conditions set out in Clause 9.1 (excluding Clause 9.1(b)) and incorporated under Clause 9.2 being satisfied or waived; and

(ii)	an Exercise Notice being given accordingly;

(e)	where Clause 18.7 applies, the date determined in accordance with Clause 18.7; or

(f)	any other date agreed in writing by Peabody and the Buyer;

“Scheme Manager” has the meaning given to that term in the Financial Provisioning Act;

“Secondment Agreements” means the agreements to be entered into between the relevant Peabody Group members and the Buyer (or a Buyer Group member) in accordance with Clause 14.1 and the principles set out in Schedule 18;

“Secured Financiers” has the meaning given in Clause 20.6(b).

“Seller Consolidated Group” means the Consolidated Group of which the Consolidated Subsidiaries (and the Companies, as applicable) are each a member from time to time before Completion;

“Seller Employer” has the meaning given in Clause 17.1;

“Seller Financial Provisioning” means all (including any replacement or new) Financial Provisioning given by the SMC Seller (or on its behalf) or Peabody (or on its behalf) or given by a financial institution on behalf of any Group Company in relation to the Mining Tenements or Environmental Authorisations (which, as at the date of this Deed, are specified in the table in Part 2 of Schedule 12);

“Seller Guaranteed Obligations” means all of Peabody’s obligations under or in respect of this Deed and the Loan Note Deed;

“Seller Guarantees” means:

(a)

except to the extent the Seller Financial Provisioning is in the form of a cash contribution to the Scheme Manager (or other Authority) in respect of the FPS Environmental Authorities, the Seller Financial Provisioning; and

(b)	the Bank Guarantees;

“Seller Head Company” means the Head Company of the Seller Consolidated Group;

“Seller Tax Sharing Agreement” means the Tax Sharing Agreement in respect of the Seller Consolidated Group;

“Seller’s Bank Account” means:

Account Name: [***]

Account #: [***]

Wire ABA: [***]

ACH ABA: [***]

Swift: [***]

Bank: [***]

Bank Address: [***]

or such other bank account as notified by Peabody to the Buyer in writing from time to time;

“Seller’s Solicitors” means Jones Day of Level 31, 123 Eagle Street, Brisbane QLD 4000;

“Sellers” means AASCA, AASCAEAL and any other Peabody Group member (from time to time) which holds legal and/or beneficial title to a Dawson Carve-out Asset, in each case as the context requires;

“Separation Plan” means a written plan agreed between Peabody and the Buyer in accordance with Clause 19 (or as otherwise agreed between the parties) addressing the matters set out in the Separation Principles, and any other matters agreed between the parties including issues relating to separation of certain people, processes, contracts, marketing services, technology and data, assets, intellectual property and ongoing projects;

“Separation Principles” means the principles set out in Schedule 19;

“Shares” means the:

(a)	Anglo Dawson Holdings Shares;

(b)	Anglo Dawson South Shares; and

(c)	Anglo Theodore South Shares;

except if Schedule 15 applies in accordance with Clause 8.4(b), the Anglo Dawson Holdings Shares are excluded from the definition of Shares (except in relation to the definition of ‘SMC Consideration’).

“SMC Completion” means ‘Completion’ as defined in the SMC SPA;

“SMC Completion Date” means the date on which SMC Completion occurs;

“SMC Completion Payment” means the ‘Completion Payment’ as defined in the SMC SPA;

“SMC Consideration” means the total amount paid and/or payable by the relevant Peabody Group member to the SMC Seller pursuant to the SMC SPA which is attributable to the Participating Interests and the Dawson Assets, as adjusted for any purchase price adjustments made pursuant to the SMC SPA and this Deed that are attributable to the Shares and the Dawson Assets, as notified by Peabody to the Buyer in accordance with this Deed which, at the date of this Deed, is an amount not exceeding $455,000,000 (four hundred and fifty-five million dollars);

“SMC Dawson Funding Amount” means the SMC Dawson Guaranteed Sums plus the SMC Dawson Purchase Price.

“SMC Dawson Guaranteed Sums” means:

(a)

any (including replacement or new) guarantees, bonds, credit support arrangements, indemnities and letters of comfort given by or on behalf of the SMC Seller or given by a financial institution on behalf of any Group Company, in all cases relevant to the Mining Tenements, including those specified in Schedule 12; and

(b)

all (including any replacement or new) contributions to the fund under the Financial Provisioning Act given by the SMC Seller or on its behalf or given by a financial institution on behalf of any Group Company in relation to the Mining Tenements or Environmental Authorisations (which as at the date of this Deed are specified in Schedule 12);

“SMC Dawson Purchase Price” means an amount equal to:

(a)	the Dawson Deposit; plus

(b)	the Dawson Upfront Consideration; plus

(c)	the Dawson Deferred Consideration;

“SMC Group” has the meaning given to the term “Group” in the SMC SPA;

“SMC Group Companies” has the meaning given to the term “Group Companies” in the SMC SPA;

“SMC Peabody Lead” has the meaning given to the term “Lead” in relation to Peabody in the SMC SPA;

“SMC Seller” means Anglo American Netherlands B.V.;

“SMC Seller Consolidated Group” has the meaning given to the term “Seller Consolidated Group” in the SMC SPA;

“SMC Seller Group” has the meaning given to the term “Seller Group” in the SMC SPA;

“SMC Seller GST Group” has the meaning given to the term “Seller GST Group” in the SMC SPA;

“SMC Seller Head Company” has the meaning given to the term “Seller Head Company” in the SMC SPA;

“SMC Seller Tax Sharing Agreement” has the meaning given to the term “Seller Tax Sharing Agreement” in the SMC SPA;

“SMC Separation Committee” has the meaning given to the term “Separation Committee” in the SMC SPA;

“SMC SPA” means the deed titled ‘Agreement related to Share Purchase for Anglo American Australia Limited’ between the SMC Seller, Peabody and others dated on or about the date of this Deed;

“SMC SPA Completion Accounts” means the ‘Completion Accounts’ as defined in the SMC SPA as finally agreed or determined pursuant to the SMC SPA;

“SMC SPA Dawson Duty” means that proportion of the SMC SPA Duty that is directly attributable to the transfer of the Dawson Participating Interest or the Group Companies that directly hold the Participating Interests as determined in accordance with Clause 6.4;

“SMC SPA Disclosure Letter” means the disclosure letter dated on or about the date of the SMC SPA, delivered by or on behalf of the SMC Seller to Peabody immediately before signing the SMC SPA, a copy of which was provided to the Buyer prior to signing this Deed;

“SMC SPA Duty” means all Duty assessed, payable or otherwise imposed or arising as a result of or in connection with the entry into, or the implementation of any of the transactions contemplated by the SMC SPA Transaction Documents;

“SMC SPA Transaction Documents” means the SMC SPA and the other “Transaction Documents” (as defined in the SMC SPA);

“SOFR” means the ‘Secured Overnight Financing Rate’ (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

“Specific Contracts” means those contracts identified as such by agreement between Peabody and the Buyer in the Separation Plan. An indicative list, as at the date of this Deed, is set out in Part 2 of Schedule 13;

“Specific Security Deed” means a first ranking specific security deed where Peabody is the secured party, in substantially the same form as the “Specific Security Deeds” (as defined in the Loan Note Deed);

“State” means the state of Queensland, Australia;

“Stock Exchange” means the London Stock Exchange, the Johannesburg Stock Exchange, the New York Stock Exchange and the Indonesia Stock Exchange, in each case as the context requires;

“Subsidiary” means the companies whose details are set out in the section of the Group Information Schedule entitled “Subsidiaries” and any other subsidiary undertaking of the Company from time to time but, from the date of completion of a transaction pursuant to a Pre-emption Acceptance Notice, such subsidiary undertaking which is the subject of such Pre-emption Acceptance Notice and, in relation to which any Group Company ceases to hold shares, will cease to be a “Subsidiary” and will be deemed deleted from the Group Information Schedule;

“Supplier” has the meaning given in Clause 35.3;

“Surviving Provisions” means Clauses 1, 12, 28.9, 33, 34.2, 35, 37 and 40 to 49.1;

“TAA” means the Taxation Administration Act 1953 (Cth);

“Tax” means all forms of taxes, duties, imposts, charges, withholdings, rates, levies, royalties or other governmental impositions of whatever nature and by whatever authority imposed, assessed or charged together with all costs, charges, interest, penalties, fines, expenses and other additional statutory charges, incidental or related to the imposition and all forms of claims, obligations, offsets, payments or liabilities under a tax sharing agreement or tax funding agreement (and “Taxes” and “Taxation” will be construed accordingly);

“Tax Authority” means a taxing or other governmental (local or central), state or municipal authority (whether within or outside Australia) competent to impose a liability for or to collect Tax or make any decision or ruling on any matter relating to Tax;

“Tax Covenant” means the covenant relating to Taxation set out at paragraph 2 of Schedule 7;

“Tax Covenant Claim” means a Claim in respect of the Tax Covenant;

“Tax Return” means any return, declaration, report, notice, claim for refund, information or statement relating to Tax, including any applicable schedule, supplement, attachment and amendment;

“Tax Sharing Agreement” means an agreement that is a valid tax sharing agreement under section 721-25 of the 1997 Tax Act;

“Term Lease” means Anglo Dawson’s interest in the Properties that are term leases under the Land Act 1994 (Qld);

“Term Lease Transfers” means the transfer by Anglo Dawson to the Buyer of Anglo Dawson’s interest as lessee under the Term Leases;

“Terminating Contracts” means those contracts identified as such by agreement between Peabody and the Buyer in the Separation Plan. An indicative list, as at the date of this Deed, is set out in Schedule 14;

“Theodore South Joint Venture” means the joint venture constituted by the Theodore South JVA;

“Theodore South JVA” means [***];

“Theodore South Participating Interest” means the 51% undivided legal and beneficial right, title, and interest held by Anglo Theodore South in the Theodore South Joint Venture;

“Third-Party Claim” has the meaning given in paragraph 13 of Schedule 5;

“Third-Party Guarantees” means any guarantees, bonds, credit support arrangements, indemnities and letters of comfort of any nature given:

(a)	to a third party by any Group Company in respect of Peabody or its Affiliate’s obligation; or

(b)	to a third party by Peabody or its Affiliate in respect of any obligation of any Group Company;

“Trade Marks and Get-up” means trade marks, service marks, logos, get-up, trade names, designs, or any similar rights, in all cases whether registered or unregistered, that bear the words “Anglo”, “Anglo American” or “Peabody”;

“Transaction” means the transactions contemplated by this Deed and / or the other Transaction Documents or any part of this Deed and / or the other Transaction Documents;

“Transaction Communications” has the meaning given in Clause 44;

“Transaction Documents” means this Deed, the Loan Note Deed and any other documents in Agreed Form or required to be entered into pursuant to this Deed and the Loan Note Deed, including the Specific Security Deeds and the General Security Deeds;

“Transferring Employee” means those Relevant Employees who accept the New Employing Entity’s offer of employment made under Clause 17 and who become employees of the New Employing Entity immediately prior to a Completion;

“TSA” means the transitional services agreement between a Peabody Group member and a Buyer Group member entered into in accordance with the Separation Principles and the Separation Plan;

“Vendor Reports” means the [***];

“Warranties” means the warranties set out in Clause 24 and Schedule 4;

“Warranty Claims” means a Claim by the Buyer in respect of a Warranty; and

“Working Hours” means 9:30 am to 5:30 pm (based on the time at the location of the address of the recipient of the relevant notice) on a Business Day.

1.2	In this Deed, unless the context otherwise requires:

(a)

“undertaking” and “group undertaking” will be construed in accordance with section 1161 of the Companies Act 2006, “subsidiary” and “holding company” will be construed in accordance with section 1159 of the Companies Act 2006, “subsidiary undertaking” and “parent undertaking” will be construed in accordance with section 1162 of the Companies Act 2006, and “ultimate holding company” will be construed in accordance with section 9 of the Corporations Act;

(b)

every reference to a particular Law will be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Completion but, as between the parties, no such amendment after the date of this Deed will apply for the purposes of this Deed to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(c)

references to Clauses, Schedules and Exhibits are references to clauses of, schedules to and exhibits to this Deed; references to paragraphs and sub-paragraphs are references to paragraphs and sub-paragraphs of the Schedule in which the reference appears, and references to this Deed includes the Schedules and the Exhibits;

(d)	the singular includes the plural and vice versa, and a gender includes any other gender;

(e)	references to a “party” means a party to this Deed and includes its successors in title, personal representatives and permitted assigns;

(f)

references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(g)	references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(h)	references to the phrase “to the extent that” are a matter of degree and are not synonymous with “if”;

(i)	references to “AU dollars” or “AUD” are references to the lawful currency from time to time of Australia;

(j)	references to “US dollars”, “dollars”, “USD” or “$” are references to the lawful currency from time to time of the United States of America;

(k)

for the purposes of applying a reference to a monetary sum expressed in AU dollars or US dollars, an amount in a different currency must be deemed to be an amount in AU dollars or US dollars, as required by this Deed, translated at the applicable Exchange Rate for the relevant date, except as expressly set out in this Deed;

(l)	references to times of the day are to Brisbane, Queensland time unless otherwise stated;

(m)	references to writing includes any modes of reproducing words in a legible and non-transitory form, including by e-mail;

(n)

references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing is, in respect of any jurisdiction other than England, deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(o)	words introduced by the word “other” are not to be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;

(p)

general words are not to be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words, and the words “includes” and “including” will be construed without limitation;

(q)

where this Deed requires any party to reimburse or indemnify another party for any cost, expense or liability, references to such “costs”, “expenses” and / or “liabilities” (or similar phrases or expressions) incurred by a person must not include any amount in respect of GST other than Irrecoverable GST; and

(r)

a procuring obligation where used in the context of Peabody in respect of a Seller or a Group Company means that Peabody undertakes to exercise its voting rights and use reasonable endeavours to use such powers as are vested in Peabody from time to time as a shareholder of a Seller or any Group Company (and which is not inconsistent with Peabody’s fiduciary duties, if any) to ensure compliance with that obligation.

1.3	The title of and headings and sub-headings in this Deed are inserted for convenience only and do not affect the construction or interpretation of this Deed.

1.4	Each Schedule and Exhibit to this Deed forms part of this Deed.

1.5	References to a document (including this Deed) include such document as amended or varied in accordance with its terms.

2.	Grant of Call Option and Put Option

2.1

In consideration of Peabody paying to the Buyer $10.00 (the sufficiency and receipt of which is acknowledged) and the undertakings in this Deed, the Buyer irrevocably offers to purchase the Dawson Sale Interest from the relevant Seller at the price and on the terms of this Deed (“Put Option”) during the Put Option Exercise Period.

2.2

In consideration of the Buyer paying to Peabody $10.00 (the sufficiency and receipt of which is acknowledged) and the undertakings in this Deed, Peabody irrevocably offers to procure the relevant Seller to sell the Dawson Sale Interest to the Buyer at the price and on the terms of this Deed (“Call Option”) during the Call Option Exercise Period. The Call Option fee paid under this Clause 2.2 forms as part-payment of the consideration upon any exercise of the Call Option.

2.3	The parties acknowledge that:

(a)

a Call Option Exercise Period or Put Option Exercise Period may commence in respect of one or more Completions but not all Completions, and the commencement or expiry of a Call Option Exercise Period or Put Option Exercise Period, or the exercise of a Call Option or a Put Option, for a Completion does not prevent the commencement or expiry of a Call Option Exercise Period or Put Option Exercise Period, or the exercise of a Call Option or a Put Option, for other Completions; and

(b)

where a party has a right or obligation that arises or applies in respect of the exercise of a Call Option or a Put Option in this Deed, that right or obligation shall apply to the relevant constituent parts of the Dawson Sale Interest to which such Put Option or Call Option (as the case may be) applies.

2.4

The parties acknowledge and agree that the entry into and performance of the Loan Note Deed does not constitute (in whole or in part) any consideration for the grant of the Put Option or the Call Option.

2.5	The Put Option Exercise Period Commencement Date shall be the earlier to occur of:

(a)	the first Business Day after the end of the Call Option Exercise Period;

(b)	the first Business Day occurring [***] (“Initial Put Option Commencement Date”), as extended or determined in accordance with Clause 2.6;

(c)

the relevant Buyer Group member (as subscriber) fails to comply with its obligations in respect of ‘Cash Call Loan Notes’ (as defined under the Loan Note Deed) under the Loan Note Deed and does not pay or otherwise remedy such failure (including by payment of any interest) by the date that is 10 days before the relevant Group Company would become a “Defaulting Participant” under a Joint Venture Agreement as a result of the failure to pay a JV Call;

(d)	other than in respect of a failure to pay a JV Call, the relevant Group Company becomes a “Defaulting Participant” under a Joint Venture Agreement;

(e)

the relevant Buyer Group member (as subscriber) failing to comply with its obligations in respect of ‘Deferred Consideration Loan Notes’ (as defined under the Loan Note Deed) under the Loan Note Deed and does not perform or otherwise remedy such failure within 10 days of receiving written notice from Peabody of such non-compliance; or

(f)

a Buyer Group member failing to pay, meet or otherwise satisfy any liability of a Peabody Group member (other than a Group Company) for a Joint Venture Liability, within 20 days after the Peabody Group member becomes liable for such Joint Venture Liability.

2.6	The Initial Put Option Commencement Date may be extended or be determined in accordance with Schedule 20.

2.7

To accept an offer and exercise the Put Option or the Call Option, the Buyer or Peabody (as applicable) must deliver an Exercise Notice (which is irrevocable) to the other party at any time during the Put Option Exercise Period or Call Option Exercise Period (as applicable).

2.8	If the Buyer exercises the Call Option, or Peabody exercises the Put Option, then:

(a)

from the date of and in accordance with the Exercise Notice, Peabody must procure the relevant Seller to sell, and the Buyer must purchase, the relevant Dawson Sale Interest on and subject to the terms of this Deed; and

(b)

this Deed and the Exercise Notice constitute evidence of the contract arising on exercise of the Call Option or Put Option (as applicable) as a result of the provisions referred to in Clause 2.10 becoming binding on the Parties.

2.9

If either the Put Option or the Call Option in respect of a Completion has not been validly exercised during the relevant Put Option Exercise Period or the relevant Call Option Exercise Period (or this Deed is terminated in accordance with Clause 9.9):

(a)	the Buyer will have no further interest in the relevant Dawson Sale Interest; and

(b)	both the Call Option and the Put Option in respect of that Completion will automatically lapse and Clause 34 will apply.

2.10	Clauses 3, 4, 5.1, 18, 20 and Schedule 3 are not binding and have no force or effect until exercise of the Put Option or the Call Option.

3.	Sale of the Shares

3.1

On the terms set out in this Deed including being subject to Clause 8.4, and on the exercise of the Put Option or the Call Option, Peabody must procure the relevant Seller to sell, and the Buyer shall purchase, the Shares with effect from Completion, with full title guarantee, free from all Encumbrances, together with all rights attaching to the Shares as at Completion (including all dividends and distributions declared, declared and paid or declared and made in respect of the Shares after the Completion Date).

3.2	Title to and risk in the Shares remains solely with the relevant Seller until Completion, and subject to the terms of this Deed, passes to the Buyer on Completion.

3.3

Peabody must procure the relevant Seller irrevocably waives any right of pre-emption or other restriction on transfer in respect of the Shares conferred on it under any agreement or otherwise in connection with the sale of the Shares pursuant to this Deed.

4.	Sale of the Dawson Carve-out Assets

4.1

On the terms set out in this Deed, and on the exercise of the Put Option or the Call Option, Peabody must procure the relevant Seller to sell, and the Buyer shall purchase, the Dawson Carve-out Assets with effect from Completion, with full title guarantee, free from all Encumbrances.

4.2	Title to and risk in the Dawson Carve-out Assets remains solely with the relevant Seller until Completion, and subject to the terms of this Deed, passes to the Buyer on Completion.

4.3	Peabody must procure that each of the Sellers:

(a)

acquires any Dawson Carve-Out Assets held by Peabody Group Members other than the Sellers and third parties to enable the sale and purchase contemplated by Clause 4.1 at no cost or expense in addition to the Consideration, to the Buyer other than any Duty payable by the Buyer; and

(b)

irrevocably waives any right of pre-emption or other restriction on transfer in respect of the Dawson Carve-out Assets conferred on it under any agreement or otherwise in connection with the sale of the Dawson Carve-out Assets pursuant to this Deed.

5.	Consideration

5.1	The purchase price for the sale of the Dawson Sale Interest under this Deed is the Consideration.

5.2

On or before the date of this Deed, the Buyer shall provide Peabody with evidence (which shall take the form of the Confirmation of Available Facility Letters) demonstrating that the Buyer has sources of funding for the SMC Dawson Funding Amount and that such sources will remain fully available and accessible to the Buyer between the date of this Deed and payment of the consideration payable by Peabody to the SMC Seller under the SMC SPA.

5.3

On or about the date of this Deed, the Buyer will be required to share copies of the Confirmation of Available Facility Letters and related documents with Peabody and its Representatives, and, if required, also share such agreements with the SMC Seller and its Representatives.

5.4

On or about the date of this Deed, a Peabody Group member and a Buyer Group member, amongst others, have entered into the Loan Note Deed pursuant to which a Buyer Group member or the Buyer agrees to lend Peabody the SMC Dawson Funding Amount from the sources available from the Confirmation of Available Facility Letters on the following basis:

(a)	the Buyer Group member (as subscriber) will subscribe for, and the Peabody Group member (as issuer) will create Loan Notes, with a total principal amount as follows:

(i)	on the date of the Loan Note Deed, for the amount of the Dawson Deposit;

(ii)	on the date falling three Business Days before SMC Completion, for the amount of the Dawson Upfront Consideration;

(iii)	on the date falling three Business Days before any portion of the Dawson Deferred Consideration is due to be paid under the SMC SPA, for the amount of the Dawson Deferred Consideration;

(iv)	on the date falling three Business Days before any JV Call is required to be paid by any Group Company under the relevant Joint Venture Agreement, for the amount of the Dawson Cash Call Amount;

(v)

if the purchase price adjustment mechanism under the SMC SPA results in a positive purchase price adjustment in favour of the SMC Seller and there is a component of that adjustment that relates to the Dawson Sale Interest (“Dawson Adjustment Amount”), on the date falling three Business Days before the Dawson Adjustment Amount is due under the SMC SPA, for the amount of the Dawson Adjustment Amount; and

(vi)	on the date determined in accordance with Clause 6.4(h), for the amount of the SMC SPA Dawson Duty,

in each case in accordance with the Loan Note Deed;

(b)	Peabody and the Buyer under this Deed, and the issuer and the subscriber will under the Loan Note Deed, acknowledge and agree, amongst other things, that:

(i)

the creation of the Loan Notes referred to in Clause 5.4(a)(i) to Clause 5.4(a)(iii) (inclusive) and Clause 5.4(a)(v) and their issue to the subscriber pursuant to the Loan Note Deed is to fund the SMC Dawson Funding Amount for the issuer to provide to Peabody, or any related body corporate of Peabody to buy the Dawson Sale Interest on the terms of the SMC SPA and Peabody will use those funds to pay the SMC Dawson Purchase Price under the SMC SPA and utilise the SMC Dawson Guaranteed Sums to fund bank guarantees and financial provisioning amounts required to be funded by a Peabody Group member in connection with the SMC SPA;

(ii)

the creation of the Loan Notes referred to in Clause 5.4(a)(iv) and their issue to the subscriber pursuant to the Loan Note Deed is to fund payment of the relevant JV Call under the relevant Joint Venture Agreement; and

(iii)

subject to the terms of this Deed, including any purchase price adjustment, the principal outstanding of the Loan Notes issued at the relevant time will be offset by the amount of the Consideration payable by the Buyer to Peabody under the terms of this Deed and the Buyer does not need to pay any further cash consideration to the issuer or any other Buyer Group member at Completion for the Dawson Sale Interest.

5.5	The Consideration will, subject to any further adjustment pursuant to this Deed and to the extent lawful, be adopted for all Tax reporting purposes.

5.6

Where any payment is made by Peabody in satisfaction of a liability arising under this Deed, it shall to the extent lawful be treated by the parties as an adjustment to the Consideration paid to Peabody in respect of the Dawson Sale Interest.

5.7	(Fair Market Value)

(a)	The fair market value of the Dawson Joint Venture Assets (“Fair Market Value”) will be the amount in cash agreed between the Buyer and Peabody by the earlier of:

(i)	10 days after the date the request for the Dawson JVA Waiver is provided to Mitsui pursuant to Clause 8.1; and

(ii)	either:

(A)	if the Put Option Exercise Period Commencement Date is determined in the circumstances described in Clause 8.1(a), 60 days before the Put Option Exercise Period Commencement Date; or

(B)	if the Put Option Exercise Period Commencement Date is determined in the circumstances described in Clause 8.1(b), 10 days after the Put Option Exercise Period Commencement Date,

provided that, if agreement is not reached by the date provided in Clause 5.7(a)(i) or Clause 5.7(a)(ii) (as the case may be), then the Fair Market Value will be as determined at the request of the Buyer by a suitably qualified independent expert nominated by the Buyer (“Expert”). The Buyer must make the request within 2 Business Days after the relevant date and enter into such engagement as required by the Expert and the Expert’s costs shall be shared equally between Peabody and the Buyer.

(b)

The Expert may call such other experts and consultants to advise them as they think fit, however the expert shall consult at least one firm of consultants which has a reputation for expertise in mining project valuation.

(c)

The Expert may accept submissions in such form as they think fit as to the Fair Market Value and will be required to use best endeavours to state their determination (for which they need not give reasons) in writing within 21 days of appointment.

(d)	The Expert will act as an expert and not as an arbitrator and its written determination will be final and binding on the Buyer and Peabody in the absence of manifest error.

6.	Allocation and Adjustment of the Consideration, Stamp Duty

6.1	The parties agree that the Consideration will be allocated as set out in Schedule 2.

6.2

The Buyer and Peabody acknowledge that the Buyer has determined, and Peabody has agreed to, the allocation of value in respect of each Participating Interest and the Dawson Carve-out Assets in Clause 6.1 having regard to the genuine inherent value of each such Participating Interest and the Dawson Carve-out Assets.

6.3

If any Joint Venture Participant gives a Pre-emption Acceptance Notice in connection with the Transaction, the Consideration will be reduced by the amount of the Consideration that would have otherwise been allocated to the Participating Interest of the relevant Pre-emption Joint Venture pursuant to Clause 6.1.

6.4	The parties agree the following in respect of the SMC SPA Dawson Duty:

(a)

proceeding on the basis that a concessionary lodgement regime should apply to the SMC SPA, no later than 10 Business Days after SMC Completion, Peabody must give written notice to the Buyer comprising Peabody’s draft submission to the Queensland Revenue Office (“Peabody’s Initial Submission”). Peabody’s Initial Submission will not provide any calculation of the amount of the SMC SPA Duty and the provision of any value of assets to the Queensland Revenue Office will be withheld until the purchase price allocation has been completed by an independent valuation expert;

(b)

no later than 5 Business Days after receiving the Peabody’s Initial Submission, the Buyer must provide their feedback or approval for Peabody to submit the Peabody’s Initial Submission to the Queensland Revenue Office. Both Peabody and the Buyer must work together to ensure the Peabody’s Initial Submission is lodged within 30 days of SMC Completion;

(c)

no later than 30 Business Days before the due date for Peabody’s final submission (“Peabody’s Final Submission”) to the Queensland Revenue Office concerning the SMC SPA Duty (having regard to any applicable concessionary lodgement regime and extensions of time granted by the Queensland Revenue Office), Peabody must give written notice to the Buyer comprising:

(i)

a draft of Peabody’s Final Submission (and all necessary supporting materials) to the Queensland Revenue Office, including Peabody’s calculation of the amount of the SMC SPA Duty and SMC SPA Dawson Duty; and

(ii)

the methodology that Peabody applied in determining the proportion of the SMC SPA Duty that is directly attributable to the transfer of the Dawson Participating Interest or the Group Companies that directly hold the Dawson Participating Interests.

(d)

within 10 Business Days of receiving notice from Peabody that complies with the requirements of Clause 6.4(c), the Buyer must give written notice to Peabody either accepting or disputing Peabody’s calculation of the SMC SPA Dawson Duty and:

(i)

if the Buyer accepts Peabody’s calculation of SMC SPA Dawson Duty (or does not give written notice within the 10 Business Day period), then Peabody’s calculation of the SMC SPA Dawson Duty will be the amount specified in Peabody’s submission to the Queensland Revenue Office; and

(ii)

if the Buyer disputes Peabody’s calculation of the SMC SPA Dawson Duty, then the Buyer must provide reasons for the basis upon which it disputes the calculation, including the Buyer’s calculation of the SMC SPA Dawson Duty;

(e)

Peabody must provide the Buyer with reasonable access at reasonable times and on reasonable notice to the books and records held by Peabody which may be reasonably required by the Buyer to assess the SMC SPA Dawson Duty and the reasonableness of the methodology referred to in Clause 6.4(c)(ii);

(f)

within 10 Business Days of receiving notice from the Buyer disputing the SMC SPA Dawson Duty under Clause 6.4(d), Peabody must give written notice to the Buyer either accepting or disputing the Buyer’s calculation of the SMC SPA Dawson Duty and:

(i)

if Peabody accepts the Buyer’s calculation of SMC SPA Dawson Duty (or does not give written notice within the 10 Business Day period), then the Buyer’s calculation of the SMC SPA Dawson Duty will be the amount specified in Peabody’s submission to the Queensland Revenue Office; and

(ii)

if Peabody disputes the Buyer’s calculation of the SMC SPA Dawson Duty, then either party may refer the matter to be determined in accordance with Schedule 16 (which, for the avoidance of doubt, will be a determination in respect of the SMC SPA Dawson Duty only) and amount as determined will be will be the amount specified in Peabody’s submission to the Queensland Revenue Office;

(g)	Peabody shall provide to the Buyer:

(i)	its submission to the Queensland Revenue Office concerning the SMC SPA Duty within 5 Business Days of submission; and

(ii)	the Queensland Revenue Office’s assessment of SMC SPA Duty within 5 Business Days of receipt;

(h)

the Buyer must pay the amount of the SMC SPA Dawson Duty specified in the Queensland Revenue Office’s assessment of SMC SPA Duty by subscribing for Loan Notes in accordance with Loan Note Deed by no later than three Business Days prior to the due date for payment of the SMC SPA Duty to the Queensland Revenue Office;

(i)	if the amount paid by the Buyer under Clause 6.4(g) (including as a result of subsequent adjustment or reassessment) is:

(i)

lower than the amount of the SMC SPA Dawson Duty finally determined by the Queensland Revenue Office, then the Buyer must pay the absolute value of the difference to Peabody by subscribing for Loan Notes in accordance with Loan Note Deed within 5 Business Days after the SMC SPA Dawson Duty is determined; or

(ii)

higher than the amount of the SMC SPA Dawson Duty finally determined by the Queensland Revenue Office, then the amount of “Principal Outstanding” under the Loan Notes issued to Peabody shall increase by the absolute value of the difference within 5 Business Days after the SMC SPA Dawson Duty is determined; and

(j)

subject to Peabody complying with its obligations under this Clause 6.4 and the SMC SPA, the Buyer shall indemnify Peabody on demand (on a dollar for dollar basis) against any Liabilities suffered by Peabody as a result of the Buyer failing to comply with its obligations under this Clause 6.4.

7.	Foreign Resident Capital Gains Withholding

7.1

If Peabody provides a declaration to the Buyer under subsection 14-225(1) of Schedule 1 to the TAA, on or before Completion (but not earlier than 6 months before Completion) and the Buyer does not know that declaration to be false, the Buyer must not withhold any amount from the Consideration, other than to the extent the Consideration relates to assets that constitute ‘taxable Australian real property’ as defined in the Income Tax Assessment Act 1997.

7.2

The Buyer acknowledges and agrees that it is not required to pay a CGT Withholding Amount to the Commissioner in connection with the sale of any Dawson Joint Venture Assets that constitute ‘taxable Australian real property’ (as defined in the Income Tax Assessment Act 1997) under this Deed provided that the Buyer has received, before Completion, a Clearance Certificate from Peabody covering the time this transaction was entered into.

7.3

If Peabody does not provide a declaration referred to in Clauses 7.1 or 7.2 and the Buyer is required to pay an amount to the Commissioner under section 14-200 of Schedule 1 to the TAA, the Buyer is entitled to withhold the amount determined in accordance with subsection 14-200(3) of Schedule 1 to the TAA from the Consideration and must remit that amount to the Commissioner within the time required by subsection 14-200(2) of Schedule 1 to the TAA. Remission of that amount to the Commissioner discharges the Buyer’s obligation to pay the Consideration under this Deed to the extent of that amount as if it had been paid directly to Peabody.

7.4

If the Buyer intends to withhold an amount from the Consideration under Clause 7.3, the Buyer must, at least 10 Business Days before the Completion Date, give Peabody written notice of the Buyer’s intention to do so. The Buyer’s notice must include an estimate of the amount which the Buyer intends to withhold from the Consideration.

7.5

At least three Business Days before lodging any ‘Foreign Resident Capital Gains Withholding Purchaser Payment Notification Form’ or any other similar form of notification with the Commissioner concerning the amount to be withheld under Clause 7.3 (“Purchaser Payment Notification Form”), the Buyer must give a draft copy of the form to Peabody for review and comment. If Peabody provides the Buyer with any updated, different or additional information in relation to the Purchaser Payment Notification Form (“Additional Information”), then:

(a)	the Buyer must, within one Business Day, determine whether the Buyer is still required to lodge the Purchaser Payment Notification Form and notify Peabody of that determination; and

(b)

if the Buyer determines that it is still required to lodge the Purchaser Payment Notification Form, then the Buyer must amend it in accordance with any Additional Information relating to Peabody’s details before lodgement.

7.6	The Buyer must give Peabody a copy of the following documents within the following timeframes:

(a)	any Purchaser Payment Notification Form lodged by the Buyer with the Commissioner, on the same day the Buyer lodges the form with the Commissioner;

(b)

any response from the Commissioner to the Purchaser Payment Notification Form referred to in Clause 7.6(a) (including but not limited to any payment reference numbers), within one Business Day after the response is received by the Buyer; and

(c)	evidence satisfactory to Peabody that the Buyer has remitted any amount withheld from the Consideration to the Commissioner, within two Business Days of the Completion Date.

8.	Dawson JVA Waiver

8.1	[***]

8.2	[***]

8.3	[***]

8.4	[***]

8.5	[***]

9.	Conditions to Exercise of Call Option and Put Option

9.1

The Call Option Exercise Period Commencement Date in respect of a Completion will be the first Business Day after all of the following conditions (the “Conditions”) have been satisfied or waived in accordance with Clauses 9.10 to 9.11:

SMC Completion

(a)	in respect of each Completion, SMC Completion occurs;

Dawson JVA Waiver

(b)

in respect of a Dawson Complex Completion or Anglo Dawson Holdings Completion, receipt of the Dawson JVA Waiver in a form satisfactory to Peabody and the Buyer (acting reasonably) and subject to Clause 8.4;

Pre-emption rights and related rights

(c)	in respect of a Dawson Complex Completion, an Ex Dawson Main Completion or an Anglo Dawson Holdings Completion, in respect of each Pre-emption Joint Venture, one of the following occurring:

(i)

receipt of a written, unconditional and irrevocable waiver by the applicable Joint Venture Participant of its right to give a Pre-emption Acceptance Notice and of the other additional requirements (including delivery of relevant certifications) under a Pre-emption Joint Venture Agreement which must be satisfied prior to the change in control that will be occasioned by Completion;

(ii)

receipt of a Pre-emption Acceptance Notice by the relevant Group Company that is a party to the applicable Pre-emption Joint Venture Agreement and completion of the sale of the relevant Participating Interest required upon receipt of the Pre-emption Acceptance Notice; or

(iii)

the expiry of each Pre-emption Exercise Period applicable to each Joint Venture Participant, without any such Joint Venture Participant giving a Pre-emption Acceptance Notice and the satisfaction or waiver of any additional requirements (including delivery of relevant certifications) under a Pre-emption Joint Venture Agreement which must be satisfied prior to the change in control that will be occasioned by Completion;

JV documents, contracts and consents

(d)	in respect of a Dawson Complex Completion, Peabody and the Buyer obtaining signed counterparts of:

(i)	a release of the ‘Guarantee’ (as defined in the Dawson JVA) in respect of the Dawson JVA and ‘Parent Company Support Deed’ in respect of the Dawson Manager’s obligations provided by AASM Holdings;

(ii)

a replacement ‘Guarantee’ (as defined in the Dawson JVA) in respect of the Dawson JVA and replacement ‘Parent Company Support Deed’ in respect of the Dawson Manager’s obligations, provided by a Buyer Group member;

(iii)

a release of the ‘Guarantee’ (as defined in the Dawson South JVA) in respect of the Dawson South JVA and ‘Parent Company Support Deed’ in respect of the Dawson South Manager’s obligations provided by AASM Holdings;

(iv)

a replacement ‘Guarantee’ (as defined in the Dawson South JVA) in respect of the Dawson South JVA and replacement ‘Parent Company Support Deed’ in respect of the Dawson South Manager’s obligations, provided by a Buyer Group member;

(v)	a release of the ‘Guarantee’ (as defined in the Dawson South Exploration JVA) in respect of the Dawson South Exploration JVA provided by AASM Holdings;

(vi)	a replacement ‘Guarantee’ (as defined in the Dawson South Exploration JVA) in respect of the Dawson South Exploration JVA, provided by a Buyer Group member;

(vii)	a release of the ‘Guarantee’ (as defined in the Theodore South JVA) in respect of the Theodore South JVA provided by AASM Holdings;

(viii)	a replacement ‘Guarantee’ (as defined in the Theodore South JVA) in respect of the Theodore South JVA, provided by a Buyer Group member,

in each case subject to Completion and duly executed by all parties other than the relevant Group Company and the Buyer;

(e)	in respect of an Ex Dawson Main Completion, Peabody and the Buyer obtaining signed counterparts of:

(i)

a release of the ‘Guarantee’ (as defined in the Dawson South JVA) in respect of the Dawson South JVA and ‘Parent Company Support Deed’ in respect of the Dawson South Manager’s obligations provided by AASM Holdings;

(ii)

a replacement ‘Guarantee’ (as defined in the Dawson South JVA) in respect of the Dawson South JVA and replacement ‘Parent Company Support Deed’ in respect of the Dawson South Manager’s obligations, provided by a Buyer Group member;

(iii)	a release of the ‘Guarantee’ (as defined in the Dawson South Exploration JVA) in respect of the Dawson South Exploration JVA provided by AASM Holdings;

(iv)	a replacement ‘Guarantee’ (as defined in the Dawson South Exploration JVA) in respect of the Dawson South Exploration JVA, provided by a Buyer Group member;

(v)	a release of the ‘Guarantee’ (as defined in the Theodore South JVA) in respect of the Theodore South JVA provided by AASM Holdings;

(vi)	a replacement ‘Guarantee’ (as defined in the Theodore South JVA) in respect of the Theodore South JVA, provided by a Buyer Group member,

in each case subject to Completion and duly executed by all parties other than the relevant Group Company and the Buyer;

(f)	in respect of an Anglo Dawson Holdings Completion, Peabody and the Buyer obtaining signed counterparts of:

(i)	a release of the ‘Guarantee’ (as defined in the Dawson JVA) in respect of the Dawson JVA and ‘Parent Company Support Deed’ in respect of the Dawson Manager’s obligations provided by AASM Holdings;

(ii)

a replacement ‘Guarantee’ (as defined in the Dawson JVA) in respect of the Dawson JVA and replacement ‘Parent Company Support Deed’ in respect of the Dawson Manager’s obligations, provided by a Buyer Group member, in each case subject to Completion and duly executed by all parties other than the relevant Group Company and the Buyer;

Contracts and consents

(g)	in respect of a Dawson Complex Completion, an Ex Dawson Main Completion or an Anglo Dawson Holdings Completion, the counterparty to each Specific Contract either (as applicable):

(i)

consenting in writing to the direct or indirect change of control of a Group Company which will occur following completion of the Transaction (as contemplated by this Deed) and, to the extent applicable, waiving in writing any right which it may have to vary, cancel or terminate the agreement in existence between such counterparty and the relevant Group Company as a result of Completion, in each case, which may be subject to Completion; or

(ii)

consenting in writing to the transfer of the relevant Seller’s rights and obligations under the relevant Specific Contract to the Buyer (which may be by way of a deed of assignment executed by the counterparty and may be subject to Completion);

Regulatory – FDI / Anti-trust and General

(h)

in respect of each Completion, the Anti-trust Authority in any applicable jurisdictions granting (or being deemed to have granted, including by way of an Anti-trust Authority not issuing a decision by the expiry of the relevant period after a complete notification has been filed with such Anti-trust Authority) their consent, approval, clearance, confirmation or waiver of license in respect of the Transaction under applicable Anti-trust Laws or having confirmed that there is no such requirement; and

(i)	in respect of each Completion, one of the following occurring:

(i)

the Buyer receiving notice in writing from the Federal Treasurer or his or her delegate to the effect that there are no objections under the Australian Government’s foreign investment policy or under FATA to the Buyer acquiring the Dawson Sale Interest in accordance with this Deed; or

(ii)	the Federal Treasurer being, by reason of lapse of time, no longer empowered to make an order under FATA in respect of the acquisition contemplated by this Deed; or

(iii)

if an interim order is made under the FATA in respect of the acquisition contemplated by this Deed, the subsequent period for making a final order prohibiting the acquisition contemplated by this Deed elapses without a final order being made.

(j)	in respect of each Completion, if required, the Buyer Guarantor receiving shareholder approval for the Transaction in accordance with the corporate laws and Stock Exchange rules of Indonesia.

9.2	If Schedule 15 applies in accordance with Clause 8.4(b), then the Conditions in paragraph 4 of Schedule 15 will also apply.

9.3	Subject to Clause 9.6:

(a)	the Buyer shall use, at its own cost:

(i)	best endeavours to ensure that the Conditions set out in Clauses 9.1(h), 9.1(i) and 9.1(j) (together, the “Regulatory Conditions”);

(ii)	reasonable endeavours to ensure that the Conditions set out in Clause 9.1(c) 9.1(d), 9.1(e), 9.1(f) and 9.1(g); and

(iii)	if Schedule 15 applies in accordance with Clause 8.4(b):

(A)	reasonable endeavours to ensure that the Condition set out in Clause 4.1(b) of Schedule 15; and

(B)	best endeavours to ensure that the Condition set out in Clause 4.1(c) of Schedule 15,

are / is satisfied as soon as practicable and in any event no later than the Longstop Date and shall not, and shall procure that none of its Representatives shall, take any action that could reasonably be expected to adversely affect the satisfaction of the Conditions; and

(b)	Peabody shall use, at its own cost, reasonable endeavours:

(i)

to ensure that the Conditions set out in Clauses 9.1(a), 9.1(c), 9.1(d), 9.1(e), 9.1(f) and 9.1(g), and if Schedule 15 applies in accordance with Clause 8.4(b), also the Conditions set out in Clause 4.1(a) and Clause 4.1(b) of Schedule 15, are satisfied as soon as practicable and in any event no later than the Longstop Date and shall not, and shall procure that none of its Representatives shall, take any action that could reasonably be expected to adversely affect the satisfaction of the Conditions; and

(ii)

as soon as reasonably practicable after SMC Completion and in any event no later than Completion, to seek the consent of the relevant Joint Venture Participant to the assignment and assumption of AASM’s rights and obligations under the Dawson South Exploration JVA and Theodore South JVA to the Buyer (or its nominee) but, for the avoidance of doubt, this shall not be a Condition. The Buyer must provide Peabody with such assistance as is reasonably required by Peabody to obtain these consents.

9.4

Without prejudice to Clause 9.3 and subject to Clause 9.6, the Buyer shall, and shall procure that each of its Affiliates, and its and its Affiliates’ Connected Persons shall, so far as the Buyer is able and to the extent within its power to do so, co-operate fully in all actions and omissions necessary to procure the satisfaction of the Regulatory Conditions as soon as practicable and in any event by the Longstop Date, including

(a)

making all filings and notifications as soon as practicable after the date of this Deed and in any event within five Business Days of the date of this Deed and obtaining all consents, approvals, clearances, waivers or actions of any Authorities in relation to the Regulatory Conditions to satisfy the Regulatory Conditions as soon as possible after the date of this Deed and in accordance with any relevant time limit;

(b)

promptly notifying Peabody (including providing copies) of any material communication (whether written or oral) with any Authority in relation to the Regulatory Conditions, keeping Peabody regularly and reasonably informed of the progress of any notification or filing, discussing with Peabody the scope, timing and tactics for satisfying the Regulatory Conditions, and providing such assistance as may reasonably be required by Peabody in relation to the satisfaction of the Regulatory Conditions;

(c)

responding to any request for information from any such Authority in relation to the Regulatory Conditions promptly and in any event in accordance with any relevant time limit, including such timing for a response as agreed between the parties acting reasonably;

(d)

only making communications (whether orally or in writing) with any such Authority in relation to the Regulatory Conditions after consulting with and taking into account Peabody’s views as to the mode, content and timing of such communications and giving Peabody a reasonable opportunity to comment on drafts of such communications and to participate in all material telephone calls and material meetings with any such Authority (save to the extent that such Authority expressly requests that Peabody should not participate in such meetings or telephone calls);

(e)

not making any filing with any Authority in relation to the Transaction or any business which competes with, supplies or is a customer of any Group Company which is not required solely to fulfil a Regulatory Condition without Peabody’s written consent as to the making of such filing and its form and content;

(f)

not (whether alone or acting in concert with others) acquiring or offering to acquire (or causing another person acting on its behalf to acquire or offer to acquire) or entering into a definitive agreement (or causing another person acting on its behalf to enter into a definitive agreement) that, if carried into effect, would result in the acquisition of, a business that competes with the business of a Group Company or any other business the acquisition of which might reasonably be expected to prejudice or delay the satisfaction of any of the Regulatory Conditions; and

(g)

taking all steps necessary to secure the satisfaction of the Regulatory Conditions, including proposing, negotiating, offering to commit and agreeing, in each case where necessary to ensure that the Regulatory Conditions are satisfied before the Longstop Date, with each relevant Authority to effect (and if such offer is accepted, commit to effect), by agreement, order or otherwise, the sale, divestiture, licence or disposition of any necessary assets or businesses or the performance of any necessary behavioural remedies or Regulatory Conditions. For the avoidance of doubt:

(i)

the Buyer shall make any such proposal, negotiation, offer to commit or agreement with any relevant Authority in sufficient time to ensure that the Regulatory Conditions are satisfied before the Longstop Date, and

(ii)

any such sale, divestiture, licence or disposition of assets or businesses, and any such behavioural remedies will have no impact on the payments to be made pursuant to Clauses 5 or 18, and any costs, expenses or damages related to any sale, divestiture, licence or disposition of assets or businesses or to any such other remedies, or both, will be for the Buyer’s sole account.

9.5

Without prejudice to Clause 9.3 and subject to Clause 9.6, Peabody shall, and shall ensure that its Affiliates and, between SMC Completion and Completion, each Group Company shall, so far as Peabody is able and to the extent within its power to do so:

(a)

provide the Buyer and any Authority in relation to the Conditions with any necessary information and documents for the purpose of making any filings, notifications or communications to any such Authority that are required to satisfy a Condition;

(b)	in respect of Regulatory Conditions:

(i)

promptly notify the Buyer (including providing copies) of any material communication (whether written or oral) with any Authority in relation to the Regulatory Conditions, keep the Buyer regularly and reasonably informed of any material response or communication from or to any Authority, discuss with the Buyer the scope, timing and tactics for responding to any material request of an Authority, and provide such assistance as may reasonably be required by the Buyer in relation to the satisfaction of the Regulatory Conditions; and

(ii)

only make material communications (whether orally or in writing) with any such Authority in relation to the Regulatory Conditions after consulting with and taking into account the Buyer’s views as to the mode, content and timing of such communications and giving the Buyer a reasonable opportunity to comment on drafts of such communications and to participate in all material telephone calls and material meetings with any such Authority (save to the extent that such Authority expressly requests that the Buyer should not participate in such meetings or telephone calls); and

(c)

in respect of the Condition in Clause 9.1(c), promptly notify the Buyer (including providing copies) of any material communication (whether written or oral) with any applicable Joint Venture Participant in relation to the Pre-emption Rights and keep the Buyer regularly and reasonably informed of any response or communication from or to any applicable Joint Venture Participant in relation to the Pre-emption Rights.

9.6

Nothing in this Clause 9 will require a party to disclose commercially sensitive or legally privileged information regarding itself or its Representatives to another party, except to the extent necessary to ensure that the Conditions and any notifications required under Clause 9.7 are satisfied, in which case such disclosure will be on a confidential external counsel-to-counsel basis only.

9.7

Nothing in this Clause 9 requires the Buyer to take any action to secure the satisfaction of a Regulatory Condition if such action is reasonably likely to result in a sale, divestiture, licence, disposition or surrender of any material mining assets or businesses of the Buyer Group (excluding the Dawson Sale Interest).

9.8

Each party shall, to the extent permitted by Law, keep the other party informed as to the progress of satisfaction of the Conditions, including promptly notifying the other parties in writing each time it becomes aware that any of the Conditions have been satisfied and at the same time (or promptly after) provide the other parties with reasonable evidence of the same.

9.9	If:

(a)	a Condition (other than the Condition set out in Clause 9.1(b)) is not satisfied or waived by the Longstop Date; or

(b)

the parties agree that a Condition (other than the Condition set out in Clause 9.1(b)) will not be satisfied by the Longstop Date (unless that Condition is satisfied before the termination of this Deed), neither the Buyer or Peabody may give an Exercise Notice and the Buyer or Peabody may give notice to the other parties in writing to terminate this Deed (provided the terminating party is not in breach of a material obligation under this Deed (including Clause 9.3), following which Clause 34 will apply).

9.10	The Buyer may, to such extent it thinks fit, waive the Condition set out in Clause 9.1(b), in whole or in part, by written notice to Peabody.

9.11

The Buyer and Peabody may, by written agreement, waive any or all of the Regulatory Conditions and / or the Conditions set out in Clause 9.1(g), and if Schedule 15 applies in accordance with Clause 8.4(b), also the Conditions set out in Clause 4.1(a) and (b) of Schedule 15, in whole or in part.

9.12	The Condition in Clause 9.1(a) cannot be waived.

10.	Pre-Emption Rights

10.1

In respect of each Pre-emption Joint Venture and subject to Clause 10.2, Peabody shall, at any time after SMC Completion, when determined by the Buyer, acting reasonably and in consultation with Peabody but by no later than 30 days after SMC Completion, provide, or cause the relevant Group Company to provide, the relevant Pre-emption Offer Notice to each relevant Joint Venture Participant (and Peabody may provide, or cause the relevant Group Company to provide, a relevant Pre-emption Offer Notice more than once).

10.2

In respect of the Dawson Joint Venture, Peabody shall, at any time after SMC Completion, when determined by the Buyer, acting reasonably and in consultation with Peabody but by no later than 5 days after the date on which Peabody exercises its Put Option with respect to the Dawson Joint Venture Assets under Clause 8.4(b)(i), provide, or cause the relevant Group Company to provide, the relevant Pre-emption Offer Notice to Mitsui.

10.3

If any Joint Venture Participant gives a Pre-emption Acceptance Notice under this Deed or under the SMC SPA and the sale of the relevant Participating Interest completes, the parties agree that this Deed will continue to be valid and binding and will be completed, save that all references to the relevant Group Company’s interest in and under such Pre-emption Joint Venture Agreement pursuant to which the Joint Venture Participant’s right to give a Pre-emption Acceptance Notice is exercised, and all related rights, obligations, liabilities, assets and interests and the Pre-emption Joint Venture Agreements will be deemed to be removed from this Deed with effect from the date of completion of such sale under the relevant Pre-emption Acceptance Notice, and in particular:

(a)	the definition of Mining Tenements will be amended to remove the mining tenements attributable to the relevant Pre-emption Joint Venture;

(b)	the definition of Properties will be amended to remove the real property attributable to the relevant Pre-emption Joint Venture;

(c)

the definition of Seller Guarantees will be amended to remove the guarantees, bonds, credit support arrangements, indemnities and letters of comfort attributable to the relevant Pre-emption Joint Venture;

(d)	the definition of Seller Financial Provisioning will be amended to remove the Financial Provisioning attributable to the relevant Pre-emption Joint Venture;

(e)

the definition of Third-Party Guarantees will be amended to remove the guarantees, bonds, credit support arrangements, indemnities and letters of comfort attributable to the relevant Pre-emption Joint Venture;

(f)	Clause 30 will not apply in respect of the relevant Group Company or Group Companies; and

(g)	the Consideration will be reduced by the proportionate amount applicable to the relevant Pre-emption Joint Venture, as set out in Schedule 2.

11.	Peabody’s obligations prior to SMC Completion

11.1

During the period from the date of this Deed to the earlier of SMC Completion and the termination of this Deed, Peabody shall procure that Peabody exercises its rights under and pursuant to the SMC SPA at the reasonable direction of the Buyer, but only to the extent such rights relate directly to, or materially affect, the Dawson Sale Interest and will otherwise consult with BUMA in good faith and take into account BUMA’s reasonable comments with respect to matters that relate to or affect the Dawson Sale Interest.

11.2	Nothing in Clause 11.1 operates to restrict or prevent Peabody taking any action:

(a)	it considers reasonably necessary to prevent or avoid a breach or potential breach of the SMC SPA or Peabody’s financing arrangements entered into in connection with the SMC SPA;

(b)

it considers reasonably necessary to respond to an emergency or disaster situation with the intention of minimising any adverse effect of such situation (but the Buyer must be kept fully informed of any actions taken pursuant to this Clause 11.2(b)); and

(c)	to comply with any requirement of applicable Law or any forthcoming change in applicable Law (in each case, including any rules, guidelines, requests or requirements of any Authority).

11.3

During the period from the date of this Deed to the earlier of SMC Completion and the termination of this Deed, Peabody shall procure that Peabody promptly provides to the Buyer any correspondence or information received from the SMC Seller in connection with the SMC SPA, but only to the extent such correspondence or information relates to the Dawson Sale Interest (for example, by redacting information which does not relate to the Dawson Sale Interest).

12.	Power of Sale

12.1	In this Clause 12:

(a)	a “Power of Sale Trigger Event” occurs if:

(i)	the Conditions are not satisfied or waived by the Longstop Date, and this Deed is terminated in accordance with Clause 9.9;

(ii)

subject to Peabody not being in default under this Deed, the Buyer fails to comply with its obligations that it is required to satisfy at Completion under Clause 18 and Peabody gives notice to terminate this Deed in accordance with Clause 18.7(c); or

(iii)

neither the Call Option nor the Put Option has been validly exercised during the Call Option Exercise Period or the Put Option Exercise Period, respectively, and this Deed ceases to have effect the day immediately following the end of the Put Option Exercise Period in accordance with Clause 34.2(a).

(b)	the “Relevant Dawson Sale Interest” is that part of the Dawson Sale Interest that is held by a Peabody Group member as at the date of the Power of Sale Trigger Event;

(c)

“RDSI Sales Agency” means the right and obligation to proactively identify, and negotiate terms in conformity with the RDSI Sales Parameters with, potential purchasers of the Relevant Dawson Sale Interest;

(d)	the “RDSI Sales Parameters” are that:

(i)	the Relevant Dawson Sale Interest must be sold for upfront cash consideration;

(ii)	all of the constituent parts of the Relevant Dawson Sale Interest must be sold as a single package;

(iii)	the RDSI Sales Agent must take all reasonable care to ensure that Peabody sells the Relevant Dawson Sale Interest:

(A)	if, when it is sold, it has a market value--not less than that market value; or

(B)	otherwise--the best price that is reasonably obtainable, having regard to the circumstances existing when the Relevant Dawson Sale Interest is sold;

(iv)

on terms and conditions substantially similar to the terms on which the Buyer agreed to buy the Dawson Sale Interest under this Deed, including that the buyer of the Relevant Dawson Sale Interest assumes all Assumed Liabilities applicable to the Relevant Dawson Interest and procures releases or replacement of all guarantees given by or on behalf of a Peabody Group member of any obligations associated with the Relevant Dawson Sale Interest; and

(v)	the buyer of the Relevant Dawson Sale Interest does not receive representations and warranties more favourable than those given to the Buyer under this Deed and either:

(A)	the Buyer (and not a Peabody Group member) gives representations and warranties to the buyer; or

(B)

if a Peabody Group member is required to give representations and warranties to the buyer, the relevant Peabody Group member is indemnified by the Buyer Group for any liability in respect of all such representations or warranties given to the buyer, other than to the extent a breach of warranty is caused by the gross negligence or wilful misconduct of a Peabody Group Representative.

12.2	If a Power of Sale Trigger Event occurs, then Peabody shall:

(a)	for a period of six months commencing on the Power of Sale Trigger Event, appoint the Buyer as the RDSI Sales Agent;

(b)

to the extent that Peabody does not enter into a binding sales agreement in respect of the Relevant Dawson Sale Interest during the period referred to in Clause 12.2(a), appoint a suitably qualified independent third party as the RDSI Sales Agent;

(c)	consider recommendations made by the RDSI Sales Agent in good faith; and

(d)

use best endeavours to enter into a binding sales agreement in respect of the Relevant Dawson Sale Interest in accordance with the RDSI Sales Parameters, and then complete the sale contemplated by that binding sales agreement, without delay.

12.3

Peabody and the Buyer will cooperate with each other with respect to permitting potential buyers with access to due diligence information in respect of the Relevant Dawson Sale Interest and seeking to minimise liability through disclosures against any representations and warranties given in a binding sales agreement.

12.4

If Peabody enters into a binding sales agreement in respect of the Relevant Dawson Sale Interest in accordance with Clause 12.2 (“Power of Sale Rights”), then the Buyer must procure that the Buyer Group does everything reasonably requested by Peabody to achieve completion under the binding sales agreement, including anything required under the Finance Documents (as defined in the Loan Note Deed) in relation to the release of any Encumbrance over any of the Relevant Dawson Sale Interest and releases of any Encumbrances granted in favour of Secured Financiers.

12.5

The Buyer must procure that the RDSI Sales Agent does not, as agent for Peabody, agree for Peabody to incur or assume any Liability unless Peabody gives its prior written consent, not to be unreasonably withheld.

13.	SMC SPA Completion Accounts

To the extent that the SMC SPA Completion Accounts relate to the Dawson Sale Interest, Peabody must:

(a)

provide the Buyer with a copy of the draft SMC SPA Completion Accounts no later than 20 Business Days before they are required to be provided to the SMC Seller under the SMC SPA, together with any supporting workpapers to be provided to the SMC Seller (“Draft SMC SPA Completion Accounts”). The draft SMC SPA Completion Accounts and any supporting workpapers provided by the Buyer will be redacted so that only information in relation to the Dawson Sale Interest is provided to the Buyer;

(b)	consult with the Buyer and take into account the Buyer’s reasonable views as to the components of the Draft SMC SPA Completion Accounts that relate to the Dawson Sale Interest; and

(c)

upon request from the Buyer, exercise its rights under the SMC SPA to obtain further information from the SMC Seller to the extent reasonably necessary for the Buyer to review and assess the Draft SMC SPA Completion Accounts (but only to the extent relevant to the Dawson Sale Interest).

13.2	The Buyer shall notify Peabody within 10 Business Days after receiving the Draft SMC SPA Completion Accounts from Peabody if it:

(a)	accepts the Draft SMC SPA Completion Accounts to the extent they relate to the Dawson Sale Interest; or

(b)

does not accept the Draft SMC SPA Completion Accounts in which case the Buyer will notify Peabody of (i) the items in the Draft SMC SPA Completion Accounts which the Buyer disputes; (ii) reasonable detail regarding the basis upon which the Buyer disputes such items; and (iii) the adjustment and / or the replacement item that the Buyer would propose (such matters in this sub-paragraph (b) together being the “Objection Notice”).

If the Buyer fails to provide an Objection Notice within the period referred to above, then the Buyer will no longer be entitled to provide an Objection Notice.

13.3	Promptly after the SMC SPA Completion Accounts have been agreed or determined in accordance with the SMC SPA, Peabody shall provide written notice to the Buyer setting out:

(a)	a copy of the final SMC SPA Completion Accounts (which will be redacted so that only information in relation to the Dawson Sale Interest is provided to the Buyer); and

(b)	a response to the Objection Notice, setting out details on whether the matters raised in the Objection Notice were addressed in the final SMC SPA Completion Accounts.

13.4	Within 10 Business Days of receipt of Peabody’s notice under Clause 13.3, and the Buyer stating:

(a)

if the Buyer had delivered a valid Objection Notice under Clause 13.2 and the matters raised in the Objection Notice were not materially addressed in the final SMC SPA Completion Accounts, that it intends to dispute the final SMC SPA Completion Accounts to the extent they relate to the Dawson Sale Interest with Peabody, and setting out (i) the items in the final SMC SPA Completion Accounts which the Buyer disputes; (ii) reasonable detail regarding the basis upon which the Buyer disputes such items; and (iii) the adjustment and / or the replacement item that the Buyer would propose (“Further Objection Notice”); or

(b)	otherwise, that it accepts the final SMC SPA Completion Accounts to the extent they relate to the Dawson Sale Interest.

13.5

If the Buyer gives a Further Objection Notice, the parties must attempt in good faith to reach agreement in respect of the matters set out in the Further Objection Notice and, if they are unable to do so within 15 Business Days following receipt by Peabody of the Further Objection Notice, the matters detailed in the Further Objection Notice will be referred to determination by an independent accountant in accordance with Schedule 16.

13.6	Nothing in this Clause 13 requires Peabody to obtain the Buyer’s consent to the SMC SPA Completion Accounts or any associated process under the SMC SPA.

14.	Obligations between SMC Completion and Completion

14.1	On (or conditional upon) SMC Completion (or such later date as may be agreed in writing between Peabody and the Buyer):

(a)	Peabody shall procure that each relevant Peabody Group member enters into and complies with its obligations under the Consultancy Services Agreements and the Secondment Agreements (as applicable); and

(b)	the Buyer shall procure that each relevant Buyer Group member enters into and complies with its obligations under the Consultancy Services Agreements and the Secondment Agreements (as applicable).

14.2	If Schedule 15 applies in accordance with Clause 8.4(b), then:

(a)	Peabody shall perform its obligations set out in paragraph 5 of Schedule 15; and

(b)	the Buyer shall perform its obligations set out in paragraph 6 of Schedule 15.

14.3

During the period from SMC Completion to the earlier of the last Completion and the termination of this Deed, Peabody must ensure that the Buyer and a reasonable number of persons authorised by the Buyer:

(a)	are given reasonable, non-disruptive access during normal business hours and on reasonable notice, to inspect the operating sites, books and records of the Group; and

(b)	have reasonable access to management of the Group, including for the purpose of planning the integration of the Group with the Buyer Group following Completion.

14.4	Peabody is not required to give the Buyer or persons authorised by it the access described in Clause 14.3 to the extent that such access might reasonably be expected to:

(a)	put a Peabody Group member or Buyer Group member in breach of the Competition and Consumer Act 2010 (Cth), any duty of confidence or any duty or obligation under Law; or

(b)	result in a loss of any legal professional privilege.

14.5

The Buyer must ensure that any persons provided with the access referred to in Clause 14.3 comply with the reasonable requirements of Peabody in respect of the access and do not unreasonably interfere with the business or operations of the Group.

14.6	At least five Business Days before Completion, the Buyer shall provide to Peabody, as applicable:

(a)

for each Group Company, the written consents in Agreed Form to act as director, secretary and public officer in respect of each incoming director, secretary and public officer that is replacing a director, secretary or public officer appointed by Peabody;

(b)	if applicable, a replacement address for the registered office and principal place of business of each Group Company; and

(c)

replacement names for each Group Company to take effect from Completion which must not include the words ‘Anglo’, ‘Anglo American’, ‘Peabody’ or any words which may be misleading or deceptively similar to or likely to be confused with the words ‘Anglo’, ‘Anglo American’ or ‘Peabody’.

14.7	In respect of the FPS Environmental Authorities:

(a)	the Buyer must make a Changed Holder Review Application in respect of each relevant FPS Environmental Authority (promptly and to the extent required under the Financial Provisioning Act); and

(b)

Peabody must procure that the Group Company holding each FPS Environmental Authority for which a Changed Holder Review Application is required under the Financial Provisioning Act consents to the Changed Holder Review Application made by the Buyer.

14.8	Before Completion:

(a)	Peabody must, not less than 10 Business Days before Completion, procure that the Seller Head Company gives the Buyer and the relevant Consolidated Subsidiary:

(i)	a draft calculation of the Clear Exit Payment for the Consolidated Subsidiaries in respect of each relevant Group Liability in subsection 721-10(2) of the 1997 Tax Act; and

(ii)	work papers supporting the calculation of the Clear Exit Payment in sufficient detail to enable a review and in a manner consistent with the methodology provided in the Seller Tax Sharing Agreement;

(b)

the Buyer must, not less than 5 Business Days before Completion, provide to Peabody any comments it has on the draft calculation of the Clear Exit Payment provided under Clause 14.8(a)(i) and Peabody must consider any such comments (acting reasonably);

(c)

Peabody must, no later than 2 Business Days before Completion, procure that the Seller Head Company gives the relevant Consolidated Subsidiary and the Buyer a calculation of the Clear Exit Payment for the relevant Consolidated Subsidiary based on the draft calculation referred to in Clause 14.8(a)(i) and the Buyer’s comments referred to in Clause 14.8(b);

(d)	at least 1 Business Day before Completion, Peabody must procure that:

(i)	each of the Consolidated Subsidiaries pays the Clear Exit Payment (if any) to the Seller Head Company to which the relevant Group Liability relates in accordance with the Seller Tax Sharing Agreement;

(ii)	the relevant Seller Head Company provides the relevant Consolidated Subsidiary and the Buyer a written receipt or other document evidencing the payment of any amount paid under Clause 14.8(d)(i); and

(iii)

the relevant Group Company has discharged all other amounts owing by it to the relevant Seller Head Company or any other Member of the Seller Consolidated Group under the Seller Tax Sharing Agreement or a Tax Funding Agreement.

15.	Dawson Working Capital

15.1

The parties must use reasonable endeavours to agree the Dawson Working Capital Target prior to SMC Completion. In the event that the Dawson Working Capital Target is not agreed prior to SMC Completion, the parties must refer to the Dawson Working Capital Target to be determined in accordance with Schedule 16.

15.2	Within 10 Business Days after the SMC SPA Completion Accounts become binding on Peabody pursuant to the SMC SPA:

(a)

if the Dawson Working Capital Adjustment is a positive number, the Buyer must Peabody an amount equal to the amount of the Dawson Working Capital Adjustment, to be funded by an issue of Loan Notes pursuant to clause 2.5 of the Loan Note Deed; or

(b)

if the Dawson Working Capital Adjustment is a negative number, Peabody must pay the Buyer an amount equal to the absolute value of the Dawson Working Capital Adjustment, by way of prepayment to be set off against the face value of the “Upfront Consideration Loan Notes” (as defined in the Loan Note Deed).

16.	Material Adverse Change

16.1

If, before SMC Completion, either the Buyer or Peabody becomes aware that a Material Adverse Change has occurred, each party must promptly give written notice to each other party, including full details of the Material Adverse Change.

16.2

No later than 10 Business Days after a party gives a notice under Clause 16.2 (or such other period as the Buyer and Peabody may agree in writing), Peabody must notify the Buyer whether, in the reasonable opinion of Peabody, Peabody considers that the Material Adverse Change could be cured (including by payment of money) or could otherwise cease to exist on or before SMC Completion and full details of all relevant circumstances, including the basis on which Peabody considers the Material Adverse Change can be cured or otherwise cease to exist, and applicable timeframes.

16.3

If a Material Adverse Change occurs before SMC Completion and Peabody gives a notice under Clause 16.2 that the Material Adverse Change can be cured before SMC Completion, the Peabody must use reasonable endeavours to investigate and cure (or procure the cure of) the Material Adverse Change before the MAC Cure Date.

16.4

Peabody must keep the Buyer reasonably informed in relation to any Material Adverse Change (including providing details of any actions that Peabody is taking to cure the Material Adverse Change), and must promptly give written notice to the Buyer at any time before SMC Completion if, in the reasonable opinion of Peabody, Peabody considers that a Material Adverse Change cannot be cured or otherwise cease to exist before the MAC Cure Date.

16.5	If a Material Adverse Change occurs before SMC Completion and the Material Adverse Change is not cured or has not otherwise ceased to exist on or before the MAC Cure Date, then:

(a)	the Buyer may, by written notice to Peabody; or

(b)	Peabody may, by written notice to the Buyer,

terminate this Deed at any time up until immediately prior to SMC Completion.

16.6	If Peabody gives a under Clause 16.2 or Clause 16.4 that the Material Adverse Change cannot be cured and will not otherwise cease to exist on or before SMC Completion, then:

(a)	the Buyer may, by written notice to Peabody; or

(b)	Peabody may, by written notice to the Buyer,

terminate this Deed within 10 Business Days of Peabody having given notice under Clause 16.2 or Clause 16.4.

16.7	The parties agree that the occurrence of a Material Adverse Change will not constitute a breach of this Deed by Peabody.

16.8

Nothing in Clause 16.7 restricts the Buyer from making a Claim against a Peabody Group member for a breach by a Peabody Group member of its obligations under this Deed, except that the Buyer is excluded from making a Claim against a Peabody Group member:

(a)	where a Material Adverse Change has been cured in accordance with this Clause 16 or otherwise ceases to exist on the SMC Completion Date; or

(b)	in respect of any breach of Warranty or Back to Back Warranty by Peabody where this Deed is terminated in accordance with Clauses 16.5 or 16.6.

17.	Transfer of Employment

17.1

By no later than two months before the Scheduled Completion Date, Peabody must procure that a Group Company agreed between the Buyer and Peabody (each acting reasonably) or, failing agreement prior to that time, Anglo Coal (Dawson Services) Pty Ltd (“New Employing Entity”) offers employment to each Relevant Employee who is employed by a Peabody Group member (“Seller Employer”) on that date.

17.2	Peabody must ensure that the New Employing Entity’s offer of employment to each Relevant Employee is in a form reasonably acceptable to the Buyer and:

(a)

is on terms and conditions substantially similar to, and overall no less favourable than, the Relevant Employee’s terms and conditions of employment with the Seller Employer immediately prior to the Completion Date;

(b)	is on terms that:

(i)	the New Employing Entity will recognise the Relevant Employee’s Prior Service and assume liability for the Relevant Employee’s Accrued Leave Benefits accrued in respect of the Prior Service; and

(ii)	does not require the New Employing Entity to recognise and assume liability for acts or omissions by the Relevant Employee prior to the Completion Date;

(iii)	provides that each Relevant Employee’s employment with the New Employing Entity will be conditional on Completion and, subject to Completion, will commence on the Completion Date; and

(iv)	provides that if the Relevant Employee accepts the offer in writing, their employment with the Seller Employer will cease by agreement on the Completion Date.

17.3	The Buyer agrees that, for the purpose of calculating any service-related benefit to a Transferring Employee:

(a)	each Transferring Employee’s Prior Service is to be taken as service with the New Employing Entity; and

(b)	the continuity of each of the Transferring Employee’s employment is taken as not broken because they cease to be an employee of the Seller Employer and become an employee of the New Employing Entity.

17.4

The New Employing Entity is not required to provide a Transferring Employee with credit for a period of Prior Service when calculating a particular benefit to the extent that the Transferring Employee’s entitlement to that particular benefit has been paid or discharged by the Seller Employer.

17.5	Peabody must procure that the relevant Seller Employer:

(a)	releases each Transferring Employee from their employment with the Seller Employer on or by the Completion Date;

(b)

pays to each Transferring Employee all amounts due and payable to the employee on account of any wages, salary, allowances, other remuneration or other applicable benefits in respect of service up to and including the Completion Date;

(c)

pays all superannuation contributions on behalf of the Transferring Employees that are due and payable under superannuation guarantee legislation in respect of service up to and including the Completion Date, to the superannuation fund of the Transferring Employee selected in accordance with “choice of fund” requirements under superannuation guarantee legislation; and

(d)	no less than five Business Days before Completion, provides to the Buyer a list which indicates whether each Relevant Employee has accepted an offer of employment with the New Employing Entity.

17.6	The Buyer agrees that the Buyer Group will be solely responsible for:

(a)

all wages, salary, allowances, remuneration, bonuses and other benefits (but not for acts and omissions of the Transferring Employees prior to the Completion Date) due to the Transferring Employees in respect of service with the New Employing Entity from the Completion Date;

(b)	all superannuation contributions which are required to be made by law or any applicable industrial instruments on behalf of the Transferring Employees from the Completion Date; and

(c)	the Accrued Leave Benefits of the Transferring Employees accrued as a result of service both prior to and after the Completion Date.

17.7

Peabody is liable to each Buyer Group member and the New Employing Entity for, and indemnifies each Buyer Group member and the New Employing Entity against, all loss incurred or suffered by a Buyer Group member or the New Employing Entity arising from any claim by a Transferring Employee which:

(a)	relates to a breach, or alleged breach, of any term or condition of that Transferring Employee’s employment with the Seller Employer occurring prior to Completion;

(b)	is based on any event occurring on or prior to Completion; or

(c)	otherwise arises from a breach by Peabody of its obligations under this Clause 16.

18.	Completion

18.1

The parties acknowledge that Completion may occur under this Deed in respect of one or more constituent parts of the Dawson Sale Interest simultaneously or at different times, and that this Deed is intended to regulate and give effect to each Completion as applicable to the relevant constituent parts of the Dawson Sale Interest. For the avoidance of doubt:

(a)

any Completion that occurs with respect to certain constituent parts of the Dawson Sale Interest will not prevent a separate Completion in respect of the remaining constituent parts of the Dawson Sale Interest from occurring in accordance with this Deed; and

(b)

where a party has a right or obligation that arises or applies at, before or after Completion (or on, before or after a Completion Date) in this Deed, that right or obligation shall apply to the relevant constituent parts of the Dawson Sale Interest to which such Completion (or Completion Date) relates.

18.2	Completion will take place at the Seller’s Solicitor’s offices (or at any other place as agreed in writing by Peabody and the Buyer) on the Scheduled Completion Date.

18.3	At Completion:

(a)	Peabody shall do or procure the carrying out of all those things listed in paragraph 1 of Schedule 3 that pertain to the relevant Completion; and

(b)	the Buyer shall do or procure the carrying out of all those things listed in paragraph 2 of Schedule 3 that pertain to the relevant Completion.

18.4	Subject to Clause 18.5, all documents and items delivered, and payments received, in connection with Completion will be held by the recipient to the order of the person delivering or making them.

18.5	Simultaneously with:

(a)	the delivery of all documents and items required to be delivered;

(b)	the receipt of all payments required to be made; and

(c)	the performance of all other obligations required to be performed at Completion,

(and in the case of Clause 18.7(b), other than any such delivery, payment or performance to the extent such is not practicable), all such documents, items and payments will cease to be held to the order of the person delivering or making them, will be released and Completion will be deemed to have taken place.

18.6

Subject to Clause 8, no party shall be obliged to complete the sale and purchase of any of the Dawson Sale Interests unless the sale and purchase of all of the Dawson Sale Interest is completed simultaneously.

18.7

Without prejudice to Clause 34 or any other rights and remedies a party may have, if the Buyer or Peabody does not comply with its obligations under Clause 18.3 on the Scheduled Completion Date, the Buyer (in the case of non-compliance by Peabody) and Peabody (in the case of non-compliance by the Buyer) shall each be entitled by notice in writing to each other party, at its discretion:

(a)	to defer Completion to the next End of Month Date or any later date set for Completion in accordance with this Clause 18.7(a). In such event this Clause 18.7 will also apply to Completion so deferred;

(b)	so far as practicable, to complete the sale and purchase of the Dawson Sale Interest in accordance with Clause 18.1 and Schedule 3; or

(c)	provided Completion has been deferred in accordance with Clause 18.7(a) at least once by it, to terminate this Deed by notice in writing to the other parties, following which Clause 34 will apply.

19.	Separation

19.1

Peabody will provide a draft Separation Plan that reflects the Separation Principles to the Buyer no later than four months after the date of this Deed. Upon receipt by the Buyer of Peabody’s draft Separation Plan, Peabody and the Buyer will use reasonable endeavours to agree in writing the final Separation Plan which incorporates the Separation Principles by the earlier of:

(a)	SMC Completion; and

(b)	the date that is five months after the date of this Deed (and if not agreed by that date, as soon as reasonably practicable thereafter).

19.2

In connection with the agreement of the Separation Plan, the parties must act in good faith in relation to requests by the Buyer to add or remove services under the TSA and each party must act reasonably in negotiating amendments to the TSA to reflect such requests, including by using reasonable endeavours to agree on the scope of the added or removed services, and the associated charges.

19.3

The parties agree that following the date on which the Separation Plan is agreed in accordance with Clause 19.1, they will continue to review and update the Separation Plan, by mutual agreement in writing with the goal of achieving the Separation Principles.

19.4

In the event that the parties fail to agree the final Separation Plan in accordance with Clause 19.1, or any adjustment to the Separation Plan proposed by either party under Clause 19.3, this will be an escalation event (an “Escalation Event”) and the Buyer and Peabody will, within 15 Business Days of the occurrence of an Escalation Event, escalate the Escalation Event in writing to a director or equivalent senior individual of their respective organisations (“Senior Executives”). The Senior Executives will promptly cooperate in good faith to resolve the Escalation Event and if the Escalation Event has not been resolved in writing by the Senior Executives within 15 Business Days of being notified of it by the parties, the Escalation Event will be deemed to have become a Dispute and each party may commence the formal dispute resolution procedure set out in Clause 49. In circumstances where the Escalation Event relates to a specific item within the draft Separation Plan but the parties are otherwise in agreement as to the other items within the draft Separation Plan, the parties will use reasonable endeavours to implement the Separation Plan in respect of those items that are agreed upon in accordance with this Clause 19.

19.5

The parties will establish a separation committee (Separation Committee”) to assist them (subject to compliance with Anti-trust Laws) in agreeing the Separation Plan and facilitating the execution of the Separation Plan (including by seeking to resolve issues relating to the execution of the Separation Plan, and confirming when steps under the Separation Plan will commence and when they have been completed).

19.6

Within one month of the date of this Deed, each of Peabody and Buyer must appoint and notify the other of no less than two suitably experienced representatives as members of the Separation Committee, and each party must nominate one of their members to have joint day-to-day responsibility for the management of the Separation Committee (the “Leads”). Each Party may change their appointed members of the Separation Committee by notice to the other Party at any time. The members of the Separation Committee must meet (including by videoconference) within five Business Days of delivery of the first draft Separation Plan and thereafter at least fortnightly, unless otherwise agreed by the members of the Separation Committee. Advisors to either party may join the Separation Committee, on a permanent or ad hoc basis, as required.

19.7

The Lead for each of Peabody and Buyer must use reasonable endeavours to agree with the other party’s Lead an agenda for each upcoming meeting of the Separation Committee and to circulate to all other members of the Separation Committee the agenda for that meeting by no later than two Business Days before that meeting.

19.8	Peabody must use reasonable endeavours to provide all information considered by the SMC Separation Committee as it relates to the Dawson Sale Interest or the Separation Principles.

19.9

The Separation Committee may decide to undertake separation activities in a way which deviates from the Separation Plan, provided all such decisions by the Separation Committee are made unanimously between the two Leads. In the event one party considers a deviation from the Separation Plan is necessary and / or disagrees with the proposed implementation of the Separation Plan, and the Leads fail to unanimously agree on how to resolve a request or issue, this will be an Escalation Event and Clause 19.4 will apply, mutatis mutandis.

19.10	Notwithstanding Clause 19.9, Peabody must ensure that:

(a)

the SMC Peabody Lead raises any concern regarding the Dawson Sale Interest or the Separation Principles, as notified by the Buyer, as soon as reasonably practicable at the SMC Separation Committee; and

(b)	the Peabody Lead provides regular updates on the SMC Separation Committee’s consideration of any such Buyer concerns.

19.11

Subject to compliance with Anti-trust Laws, the parties will comply with the requirements of, and use reasonable endeavours to achieve any milestones set out in, the agreed Separation Plan including by procuring that any of their Affiliates undertake any action required to comply with the Separation Plan on and from the date the Separation Plan is agreed.

19.12

If Peabody becomes aware that a third-party consent is required in respect of the separation of a Group Asset (“Third-Party Consent”), Peabody will notify the Buyer of such required Third-Party Consent as soon as reasonably practicable, and unless Peabody and Buyer agree (acting reasonably) that it is not in the best interests of the Group to seek such Third-Party Consent, Peabody will use reasonable endeavours to obtain such Third-Party Consent in accordance with the timelines contemplated by the Separation Principles or Separation Plan (as applicable) (and in any event by the end of the term of the TSA). All one-off and recurring third-party costs suffered, incurred or due to be incurred by the Peabody Group in relation to the transfer by the Peabody Group of a Group Asset to the Buyer Group and in obtaining any Third-Party Consents will be borne by the Buyer and the Buyer will promptly reimburse Peabody for any amounts so incurred by the Peabody Group. If a Third-Party Consent has not been obtained by Peabody by the end of the TSA (or Completion, where required by the Separation Principles), the relevant Group Asset will not be separated from the Peabody Group’s business and the Buyer will be responsible for procuring an alternative to that Group Asset.

20.	Post-Completion Obligations

20.1

After Completion, the Buyer must procure that the Group Companies make all necessary filings with ASIC to give effect to the changes in the membership of the Group Companies, the changes in the officers of each Group Company and the change in name and registered address of each Group Company made in accordance with the terms of this Deed.

20.2	The Buyer shall procure that each Group Company shall as soon as reasonably practicable and in any event:

(a)	within five Business Days of Completion:

(i)	remove any use of the Trade Marks and Get-up displayed online by the Group Company and / or any of their Affiliates; and

(ii)	cease to use in the ordinary course of any business:

(A)	the words “Anglo”, “Anglo American” or “Peabody”; and

(B)	any business or domain name which, at Completion, was or had been used by Peabody or any of its Affiliates;

(b)	within 20 Business Days of Completion:

(i)	remove or replace the Trade Marks and Get-up on any administrative forms, templates, documents and other corporate content; and

(ii)	remove any signs and indicia bearing the Trade Marks and Get-up from any headquarter premises of the Group Company and / or any of their Affiliates;

(c)	within 60 Business Days of Completion, remove any signs and indicia bearing the Trade Marks and Get-up from any other sites and operations owned, controlled and / or operated by the Group Company; and

(d)	within 12 months of Completion, remove or replace the Trade Marks and Get-up on any clothing of Employees.

20.3

The Buyer shall put in place and maintain until the sixth anniversary of the Completion Date run-off directors’ and officers’ insurance with the same level of coverage and scope as each Group Company has in place immediately before Completion (“D&O Insurance”) in respect of those directors and officers of any Group Company who resign from any board of a Group Company at or before Completion, providing a level of cover no less extensive than that which is in place as at the date of this Deed. The Buyer undertakes that it shall not take or omit to take (and shall procure that each Buyer Group member shall not take or omit to take) any action which has the effect of invalidating the D&O Insurance. Any such director covered by the D&O Insurance may enforce this Clause 20.3 under the Contracts (Rights of Third Parties) Act 1999.

20.4	For a period of seven years from Completion, the Buyer shall, and shall procure that each Group Company shall:

(a)	preserve and maintain all books, records and documents which relate to the Taxation of the Group and each Group Company and pertain to events occurring before Completion; and

(b)

make all books, records and documents which are in its possession or control and relate to the Group (only insofar as the same record matters occurring on or before Completion) available for inspection by Peabody and its Representatives and permit Peabody and its Representatives to have reasonable access during normal Working Hours to, and to take copies (at such person’s own expense) of such books, records and documents, and to otherwise provide reasonable information and assistance and reasonable access to any director, officer, employee or agent or adviser of the Group, in each case to the extent reasonably required by Peabody or its Representatives and subject to reasonable advance notice being given.

20.5

Except as required by applicable Law or with Peabody’s written consent (such consent not to be unreasonably withheld, conditioned or delayed), the Buyer shall not, and shall not cause or permit any Buyer Group member (including the Group Companies) to, make or change any Tax election, amend any Tax Return or take any Tax position on any Tax Return, in each case with respect to any period (or part of any period) ended on or before Completion, that could result in any increased Tax liability (or any indemnification or payment obligation under this Deed or any other Transaction Document in respect of any Tax liability) to, or reduce any Relief of, Peabody or any of its Affiliates.

20.6

The Buyer shall, and shall procure that each Group Company shall, use reasonable endeavours to create Encumbrances in favour of Peabody over the Participating Interests and other assets of each Group Company that owns a Participating Interest (“Participant Assets”) to secure the Buyer’s obligation to pay the Dawson Deferred Consideration as soon as reasonably practicable after Completion on substantially the same terms as the General Security Deed (as that term is defined in the Loan Note Deed). The Buyer’s obligation to use reasonable endeavours under this Clause 20.6 shall include:

(a)

seeking agreement from Mitsui to enter into a deed of priority required under a Joint Venture Agreement to permit the granting of Encumbrances over the Joint Venture Assets by a Buyer Group member to a Peabody Group member; and

(b)

seeking agreement from its Financing Sources in respect of contingent instruments, and any providers of supplemental or replacement contingent instruments or working capital facilities to the Buyer or a Buyer Group member (or, in each case, an agent or security trustee of their behalf) (the “Secured Financiers”) to enter into an intercreditor deed with Peabody such that any Encumbrances granted over the Participant Assets in favour of Peabody and the Secured Financiers will rank pari passu.

20.7

Peabody shall use reasonable endeavours, and the Buyer shall use reasonable endeavours to procure that its Secured Financiers, enter into an intercreditor deed between the Secured Financiers and Peabody prior to SMC Completion such that any Encumbrances granted over the Shares in favour of Peabody and the Secured Financiers will rank pari passu.

20.8

From Completion until the Dawson Deferred Consideration is paid in full, the Buyer shall not, and shall procure that each Group Company shall not, create or permit any Encumbrance in or over the Shares or the Participating Interests other than:

(a)	a Permitted Encumbrance;

(b)	Encumbrances in favour of its Secured Financiers provided that:

(i)

the Secured Financier and Peabody have entered into an intercreditor deed such that any Encumbrances granted over the Shares or Participant Assets in favour of Peabody and the Secured Financiers will rank pari passu; and

(ii)

no Encumbrance in respect of Shares or Participant Assets is granted in favour of a Secured Financier unless an Encumbrance is or has been granted to Peabody in respect of those Shares or Participating Interest or other assets (in each case to which Peabody is entitled to be granted an Encumbrance under Clause 20.6); or

(iii)	in respect of any Encumbrance granted for a working capital facility, the facility limit does not exceed AUD 50,000,000; or

(c)	with the prior written consent of Peabody.

20.9	Within one Business Day after Completion:

(a)	Peabody must lodge with ASIC a declaration by the directors of Peabody (or its holding company, if any) in accordance with clause 4.2(c)(i) and (ii) of the Deed of Cross Guarantee; and

(b)

the Buyer must procure that the Company lodges with ASIC a copy of the certificate referred to in paragraph 1.1(o) of Schedule 3 and a notice of disposal, in accordance with clause 4.2(c)(ii) and (iii) of the Deed of Cross Guarantee.

21.	Wrong Pockets

If within 12 months following Completion, it is established that a Peabody Group member or a Buyer Group member has any right, title, or interest in any asset which is part of the Dawson Sale Interest which, pursuant to this Deed should have been transferred to, or retained by, the other (as the case may be):

(a)

the party holding the right, title, or interest in the asset shall transfer such right, title or interest, as soon as practicable, to the other party (or its nominee) on terms that no consideration is required to be paid for such transfer; and

(b)

each party shall execute or do, or procure to be executed or done, at the own cost, all such documents and things as may be necessary to validly effect the transfer and to vest the relevant right, title and / or interest in the asset to the other party (or its nominee), but no party will be obliged to transfer (or procure the transfer of) any asset which cannot by its terms or by Law be so transferred (except that the parties shall cooperate and use reasonable endeavours to obtain any consents and approvals from third parties as may be necessary to complete such transfer as soon as reasonably possible).

22.	Assumed Contracts

22.1

Subject to Clause 22.3, on and with effect from Completion, Peabody must procure the relevant Seller to assign, and the Buyer accepts an assignment of, all of the relevant Seller’s rights under, benefits of and interests in the Assumed Contracts (“Benefits”) and assumes the relevant Seller’s obligations and Liabilities in relation to the Assumed Contracts (whether arising before, on or after Completion).

22.2

Without limiting Clause 22.1, and subject to Clause 22.8, in respect of each Assumed Contract, the relevant Seller and the Buyer shall use best endeavours to, and as soon as reasonably possible, enter into a deed of assumption and assignment (or if required by the relevant contract, a deed of novation) with the counterparty, conditional upon Completion, under which:

(a)	the Benefits under the Assumed Contract are assigned to the Buyer with effect on and from Completion;

(b)	the Buyer assumes the relevant Seller’s obligations and Liabilities under the Assumed Contract (whether arising before, on and from Completion); and

(c)	the relevant Seller as assignor is released from its obligations and Liabilities under the Assumed Contract (whether arising before, on and from Completion),

and which shall be in the form approved by Peabody and the Buyer (and such approval shall not be unreasonably withheld or delayed).

22.3

This Deed does not constitute an assignment or an attempted assignment of an Assumed Contract if an assignment or attempted assignment requires the consent of the counterparty to the Assumed Contract and would constitute a breach of that Assumed Contract or applicable Law if an assignment were made without that consent.

22.4

If the consent of a counterparty is required for the transfer of an Assumed Contract to the Buyer under Clauses 22.1 to 22.3, Peabody and the Buyer will use all reasonable endeavours to obtain that consent by or as soon as reasonably practicable after Completion.

22.5	Pending the transfer of an Assumed Contract to the Buyer under Clause 22.1, the relevant Seller shall, on and from Completion, at the expense of the Buyer:

(a)

hold the Benefits of the Assumed Contract on trust for the Buyer and account to the Buyer promptly after receipt by it for the value of any Benefit of the Assumed Contract that arises (or relates to the period) after Completion;

(b)	enforce the Assumed Contract against any counterparty to it in the manner that the Buyer directs (and promptly following such direction) from time to time; and

(c)

not assign, transfer, amend, terminate, surrender or waive any of the Seller’s rights under, or otherwise deal with (or agree to or otherwise permit any such act or omission with respect to), the Assumed Contract without the Buyer’s prior written consent.

22.6	If any Assumed Contract has not been transferred to the Buyer at Completion:

(a)	subject to Clause 22.7, the relevant Seller shall perform and observe all obligations of the relevant Seller under any Assumed Contract which are due to be performed before Completion;

(b)	the Buyer shall, to the extent it lawfully can, assume, perform and observe all obligations of the relevant Seller under any Assumed Contract which are due to be performed after Completion; and

(c)

the relevant Seller shall at the request and expense of and with the Buyer’s assistance, use all reasonable endeavours to perform any obligation of the relevant Seller under any Assumed Contract which arises (or relates to the period) from Completion in conformity with the Buyer’s directions which the Buyer cannot lawfully assume, perform or observe.

22.7

Without limiting Clause 29, the Buyer indemnifies Peabody and the relevant Seller (on a dollar for dollar basis) against all Liabilities suffered, paid or incurred by Peabody or the relevant Seller from:

(a)	any breach, non-performance or non-observance of any obligation of the assignee under an Assumed Contract;

(b)	the relevant Seller performing its obligations under Clauses 22.5(b), 22.6(a) and 22.6(c);

(c)	any claim made by a counterparty under an Assumed Contract; and

(d)	any breach by the Buyer of Clauses 22.6(a) to 22.6(c).

22.8

Peabody and the relevant Seller’s rights of indemnity under this Clause 20.8 will be reduced if and to the extent that Peabody or any of the Sellers has not substantively complied with its obligations under Clauses 22.5 and 22.6 and the Buyer’s Liability is increased as a result of such failure.

22.9

If, despite all their reasonable endeavours, the relevant Seller and the Buyer are unable (including because any counterparty consent required cannot be obtained) to transfer an Assumed Contract under Clauses 22.1 to 22.3 within 12 months from Completion, Peabody may, by written notice to the Buyer, require the relevant Seller and the Buyer to use all their respective reasonable endeavours to procure that the Assumed Contract is terminated with no additional liability to the relevant Seller. For the avoidance of doubt, there will be no adjustment to the Consideration because of any such termination.

22.10

The provisions of this Clause 20.8 continue to apply in relation to, and pending the termination of an Assumed Contract under Clause 22.8. If the Buyer and Peabody have, by written agreement, agreed to waive the Condition in Clause 9.1(g)(ii) in respect of any Specific Contract, the parties agree that a reference to Assumed Contracts in this Clause 20.8 includes reference to each Specific Contract in relation to which the Condition in Clause 9.1(g)(ii) has not been satisfied (as applicable).

23.	Guarantees

23.1	From SMC Completion the Buyer shall promptly do everything necessary to assist Peabody with the release of the Seller Guarantees, including:

(a)	lodging the Replacement Bank Guarantees and Replacement Financial Provisioning (and any duly completed and executed forms as may be required) with the State or the Bank Guarantee Beneficiary; and

(b)

providing the relevant Authority with any further Financial Provisioning in relation to the Mining Tenements and related Environmental Authorisations as and if required by the relevant Authority (including any Financial Provisioning which is specified as being required to be provided in a Notice of Decision), and, pending release of any such Seller Guarantee, on and from Completion, the Buyer will indemnify Peabody and each of its Affiliates on demand (on a dollar for dollar basis) against all Liabilities arising after SMC Completion under or by reason of such Seller Guarantee.

23.2

Without limiting Clause 23.1, on and from SMC Completion the Buyer shall deliver to the relevant Authority any Financial Provisioning (in addition to any Financial Provisioning required to be delivered under Clause 23.1) required to be provided in respect of a Mining Tenement and / or an Environmental Authorisation under the Resources Act or the Environmental Protection Act 1994 (Qld) (including in respect of any FPS Environmental Authority).

23.3

Without limiting Clause 23.2, the Buyer shall use reasonable endeavours to ensure that as soon as reasonably practicable after SMC Completion, Peabody and each of its Affiliates are released from all Third-Party Guarantees and, to the extent not replaced at or before SMC Completion, any Seller Guarantees given by Peabody or its Affiliates in respect of obligations of any Group Company and pending release of any such Third-Party Guarantee or Seller Guarantee, and the Buyer shall indemnify Peabody and its Affiliates on demand (on a dollar for dollar basis) against all Liabilities arising after SMC Completion under or by reason of such Third-Party Guarantee or Seller Guarantee.

23.4

Without limiting Clause 23.2, Peabody shall use reasonable endeavours to ensure that as soon as reasonably practicable after SMC Completion and no later than Completion, each Group Company is released from all Third-Party Guarantees given by it in respect of Peabody’s or any of its Affiliate’s obligations and pending release of any such Third-Party Guarantee, Peabody shall indemnify the Buyer and each Group Company on demand (on a dollar for dollar basis) against all Liabilities arising after SMC Completion under or by reason of such Third-Party Guarantee.

24.	Peabody’s Warranties and Undertakings

24.1	Peabody warrants to the Buyer that each of the Warranties in Schedule 4 is true and accurate:

(a)	as at the date of this Deed;

(b)	as at SMC Completion as if repeated immediately before SMC Completion; and

(c)	as at Completion as if repeated immediately before Completion.

24.2	Each of the Warranties must be construed as being separate and independent.

24.3	Peabody warrants to the Buyer that each of the Back to Back Warranties in Schedule 6 is true and accurate:

(a)	as at the date of the SMC SPA; and

(b)

in respect of the Back to Back Fundamental Warranties only, as at SMC Completion as if repeated immediately before SMC Completion and on the basis that any reference made to the date of this Deed (whether express or implied) in any Back to Back Fundamental Warranty must be considered a reference to the SMC Completion Date.

24.4	Each of the Back to Back Warranties must be construed as being separate and independent.

24.5

Back to Back Warranties qualified by the expression “so far as the SMC Seller is aware” (or any similar expression) are deemed to be given by Peabody only based on the actual knowledge of [***], [***], [***], [***], [***], [***], [***], [***], [***], [***]and [***]as at the date of the SMC SPA.

24.6	Notwithstanding any other provision of this Deed, the provisions of Clause 25 operate to limit Peabody’s liability in respect of a Back to Back Warranty Claim or a Tax Covenant Claim.

24.7

Notwithstanding any other provision of this Deed, the provisions of this Clause 24 and Schedule 5, operate to limit Peabody’s liability in respect of any Claim (other than a Back to Back Warranty Claim or a Tax Covenant Claim).

24.8	Peabody and the Buyer acknowledge and agree that on and from Completion:

(a)

except in the case of fraud and without prejudice to any matter agreed in the Transaction Documents, to the extent permitted by Law, Peabody, its Affiliates and its Affiliates’ Connected Persons have no rights or remedies against (and have not assigned any rights or remedies against) and shall not bring or make any claim, proceeding, suit or action, in relation to the transactions contemplated by the Transaction Documents:

(i)

in connection with any information, opinion or advice supplied or given (or omitted to be supplied or given) in connection with any of the Transaction Documents against any current or former directors, officers, employees, agents, consultants, advisers, auditors and accountants of any Group Company (each of whom shall be entitled to enforce this Clause 24.8(a)(i) under the Contracts (Rights of Third Parties) Act 1999) on whom it may have relied before agreeing to any terms of, or entering into, any Transaction Document; and

(ii)

against any Group Company or any of their current or former directors, officers, employees, agents, consultants, advisers, auditors and accountants (each of which shall be entitled to enforce this Clause 24.8(a)(ii) under the Contracts (Rights of Third Parties) Act 1999) in relation to a matter occurring before the Completion Date, and with effect from Completion, Peabody irrevocably releases, waives, forfeits and / or extinguishes (and shall procure that each of its Affiliates and its Affiliates’ Connected Persons release, waive, forfeit and / or extinguish) any such claim, proceeding, suit or action;

(b)

subject to any payments required to be made on or following the Completion Date pursuant to this Deed, no amounts will be owed from a Group Company to Peabody or any of its Affiliates in relation to matters occurring before Completion; and

(c)

subject to any payments required to be made on or following the Completion Date pursuant to this Deed, no amounts will be owed from Peabody or any of its Affiliates to a Group Company in relation to matters occurring before Completion.

25.	Back to Back Warranty Claims and Tax Covenant Claims

[***]

26.	Peabody Guarantor’s Warranties and Undertakings

26.1	The Peabody Guarantor warrants to the Buyer as at the date of this Deed and as at Completion as if repeated immediately before Completion that:

(a)	the Peabody Guarantor is validly incorporated, in existence and duly registered under the laws of its country of incorporation;

(b)	no:

(i)	meeting has been convened, resolution proposed, petition presented or order made for its winding up;

(ii)	receiver, receiver and manager, provisional liquidator, liquidator, administrator or other officer of the court has been appointed in relation to any of its assets; or

(iii)	mortgagee has taken, attempted to take or indicated an intention to exercise its rights under any security of which it is the mortgagor or chargor;

(c)

the Peabody Guarantor has taken all necessary action and has all requisite power and authority to enter into and perform this Deed and the other Transaction Documents to which the Peabody Guarantor is a party in accordance with their terms;

(d)

this Deed and the other Transaction Documents to which the Peabody Guarantor is a party constitute (or will constitute when executed) valid, legal and binding obligations on the Peabody Guarantor in accordance with their terms;

(e)

the execution and delivery of this Deed and the other Transaction Documents to which the Peabody Guarantor is a party by the Peabody Guarantor and the performance of and compliance with their terms and provisions will not conflict with or result in a breach of, or constitute a default under, the Peabody Guarantor’s constitutional documents, any agreement or instrument to which the Peabody Guarantor is a party or by which it is bound, or any Law, order or judgment that applies to or binds the Peabody Guarantor or any of its property;

(f)

no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Authority is required to be obtained, or made, by the Peabody Guarantor to authorise the execution or performance of this Deed by the Peabody Guarantor;

(g)

the Peabody Guarantor is not and none of its directors, officers, employees, agents, or representatives is engaged (in such capacity) in any conduct, activity or omission which would constitute material non-compliance with any Sanctions Law or Anticorruption Law; and

(h)	the Peabody Guarantor is not and none of its directors, officers, employees, agents or representatives (in such capacity):

(i)	is or has been a Sanctioned Person;

(ii)	is or has been in breach of any Sanctions Laws; or

(iii)	has in the three years before the date of this Deed engaged in any transaction or dealing with any Sanctioned Person or with any Sanctioned Territory,

but Clauses 26.1(g) and 26.1(h) will not apply if and to the extent that it is or would be unenforceable by reason of breach of any provision of the Council Regulation (EC) No 2271/96 of 22 November 1996, the Protecting against the Effects of the Extraterritorial Application of Third Country Legislation (Amendment) (EU Exit) Regulations 2020 (SI 2020/1660), any law or regulation implementing such regulations in any member state of the European Union or the United Kingdom, or any similar blocking or anti-boycott law.

26.2	The Peabody Guarantor irrevocably and unconditionally:

(a)	guarantees, as a primary obligation to the Buyer, the due and punctual performance by Peabody of all the Seller Guaranteed Obligations in accordance with this Clause 26;

(b)	undertakes to the Buyer that:

(i)

whenever Peabody does not pay any amount when due under or in connection with the Seller Guaranteed Obligations, it shall immediately on demand and without deduction or withholding pay that amount as if the Peabody Guarantor was the principal obligor; and

(ii)

whenever Peabody fails to perform any other Seller Guaranteed Obligation, it shall immediately on demand perform (or procure the performance of) and satisfy (or procure the satisfaction of) that Seller Guaranteed Obligation, so that the same benefits are conferred on the Buyer as it would have received if such Seller Guaranteed Obligations had been performed and satisfied by Peabody (as relevant); and

(c)

indemnifies each of the Buyer, all of its Affiliates and Representatives and each officer, employee and agent of such persons on demand (on a dollar for dollar basis) against all Liabilities which the Buyer may suffer or incur (whether directly or indirectly) as a result of any claim relating to:

(i)	the failure of Peabody to perform any of the Seller Guaranteed Obligations; or

(ii)	any Seller Guaranteed Obligation becoming unenforceable, invalid or illegal.

26.3

The guarantee in Clause 26.2 is a continuing guarantee and will extend to the ultimate balance of sums payable by Peabody in respect of the Seller Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part.

26.4

If any payment by any of Peabody and / or the Peabody Guarantor or any discharge of any obligations of Peabody and / or the Peabody Guarantor or any security for those obligations or otherwise is avoided or reduced because of insolvency or any similar event:

(a)	the liability of Peabody and the Peabody Guarantor will continue as if the payment discharge, avoidance or reduction had not occurred; and

(b)	the Buyer will be entitled to recover the value or amount of that security or payment from the Peabody Guarantor as if the payment, discharge, avoidance or reduction had not occurred.

26.5

The obligations of the Peabody Guarantor under this Clause 26 will not be affected by any act, omission, matter or thing which, but for this Clause 26.5, would reduce, release or prejudice any of its obligations under this Clause 26 (whether or not known to the Buyer, the Buyer Guarantor, Peabody or the Peabody Guarantor) including:

(a)	any time, waiver or consent granted to, or composition with, Peabody or any other person;

(b)	the release of Peabody or any other person under the terms of any composition or arrangement with any creditor;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, Peabody or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution, amalgamation, reconstruction or change in the members or status of the Buyer or any other person;

(e)	any amendment (however fundamental) or replacement of any of the Seller Guaranteed Obligations or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under this Deed or any other document or security; or

(g)	any insolvency or similar proceedings.

26.6

The Peabody Guarantor waives any right it may have of first requiring the Buyer to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Peabody Guarantor under this Clause 26. This waiver applies irrespective of any law or any provision of this Deed to the contrary.

26.7	Until all amounts which may be or become payable by Peabody under or in connection with the Seller Guaranteed Obligations have been irrevocably paid in full:

(a)

the Buyer may refrain from applying or enforcing any other money, security or rights held or received by the Buyer in respect of those amounts or apply and enforce the same in such manner and order as they see fit (whether against those amounts or otherwise), and the Peabody Guarantor shall not be entitled to the benefit of the same;

(b)	the Buyer may hold in an interest-bearing suspense account any money received from the Peabody Guarantor or on account of the Peabody Guarantor’s liability under this Clause 26;

(c)

the Peabody Guarantor shall not exercise any rights which it may have by reason of performance by it of the Seller Guaranteed Obligations to be indemnified by the Seller or to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Seller in respect of the Seller Guaranteed Obligations or of any other guarantee or security taken pursuant to, or in connection with, the Seller Guaranteed Obligations by the Buyer; and

(d)

the Peabody Guarantor shall not claim from Peabody any sums which may be owing to it from Peabody or have the benefit of any set-off or counter claim or proof against, or dividend, composition or payment by, Peabody.

26.8

The Peabody Guarantor undertakes to hold any security taken from Peabody in connection with this guarantee in trust for the Buyer pending discharge in full of all the Peabody Guarantor’s obligations under this Clause 26.

26.9	This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Buyer.

27.	Buyer’s Warranties and Undertakings

27.1	The Buyer warrants to Peabody:

(a)	as at the date of this Deed;

(b)	as at SMC Completion as if repeated immediately before SMC Completion; and

(c)	as at Completion as if repeated immediately before Completion,

that:

(d)	the Buyer is validly incorporated, in existence and duly registered under the laws of its country of incorporation;

(e)

no (i) meeting has been convened, resolution proposed, petition presented or order made for its winding up; (ii) receiver, receiver and manager, provisional liquidator, liquidator, administrator or other officer of the court has been appointed in relation to any of its assets; or (iii) mortgagee has taken, attempted to take or indicated an intention to exercise its rights under any security of which it is the mortgagor or chargor;

(f)	the Buyer has taken all necessary action and has all requisite power and authority to enter into and perform this Deed and the other Transaction Documents in accordance with their terms;

(g)	this Deed and the other Transaction Documents constitute (or will constitute when executed) valid, legal and binding obligations on the Buyer in accordance with their terms;

(h)

the execution and delivery of this Deed and the other Transaction Documents by the Buyer and the performance of and compliance with their terms and provisions will not conflict with or result in a breach of, or constitute a default under, the Buyer’s constitutional documents, any agreement or instrument to which the Buyer is a party or by which it is bound, or any Law, order or judgment that applies to or binds the Buyer or any of its property;

(i)

no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Authority (other than the Regulatory Conditions) is required to be obtained, or made, by the Buyer to authorise the execution or performance of this Deed by the Buyer, and, in respect of the Regulatory Conditions, no Authority has indicated to the Buyer, its Affiliates or the Buyer’s or its Affiliates’ Representatives that its consent, approval or authorisation may not be provided, or may only be provided on a conditional basis (and such conditions are not standard conditions or not satisfactory to the Buyer), to enable the Buyer’s performance of this Deed;

(j)

the Buyer has provided Peabody with a correct and complete copy of the Buyer Financing Letters pursuant to which the Buyer will have available funds together with cash on hand to meet its obligations under the Transaction Documents;

(k)

each Buyer Financing Letter is in full force and effect and has been executed by and is binding upon the Buyer Group members that are party to the Buyer Financing Letters and, to the Buyer’s knowledge, all other parties to the Buyer Financing Letters;

(l)

there are no agreements, side letters or arrangements (other than as described in the Buyer Financing Letters) relating to the Financing that impose or permit the imposition of conditions precedent to the funding of the Financing on the Completion Date or would otherwise affect the availability of the Financing on the Completion Date;

(m)

the Buyer is not aware of any fact, matter, event or circumstance which is or could reasonably be expected to result in a Claim, and for the purposes of this Clause 27.1(l), the Buyer’s awareness means the extent to which the Buyer Deal Team Members are aware, or ought reasonably to have been aware after having made reasonable enquiries, as at the date of this Deed of such fact, matter, event or circumstance;

(n)

the Buyer is not and no Buyer Group member nor any of their respective directors, officers, employees, agents, or representatives is engaged (in such capacity) in any conduct, activity or omission which would constitute material non-compliance with any Sanctions Law or Anticorruption Law; and

(o)	the Buyer is not and no Buyer Group member nor any of their respective directors, officers, employees, agents or representatives (in such capacity):

(i)	is or has been a Sanctioned Person;

(ii)	is or has been in breach of any Sanctions Laws; or

(iii)	has in the three years before the date of this Deed engaged in any transaction or dealing with any Sanctioned Person or with any Sanctioned Territory,

but Clauses 27.1(n) and 27.1(o) will not apply if and to the extent that it is or would be unenforceable by reason of breach of any provision of the Council Regulation (EC) No 2271/96 of 22 November 1996, the Protecting against the Effects of the Extraterritorial Application of Third Country Legislation (Amendment) (EU Exit) Regulations 2020 (SI 2020/1660), any law or regulation implementing such regulations in any member state of the European Union or the United Kingdom, or any similar blocking or anti-boycott law.

27.2	The Buyer will:

(a)

maintain the Buyer Financing Letters in full force and effect, except for amendments, modifications, terminations, replacements, restatements, cancellations or other changes made to any Buyer Financing Letter that would not materially adversely affect the Buyer’s ability to satisfy its obligations under the Transaction Documents (and any change which causes the conditionality of any Buyer Financing Letter to become more onerous will be regarded as materially adversely affecting the Buyer’s ability to satisfy its obligations under the Transaction Documents) and not do any act or take any step or omit to do any act or take any step that would in any way:

(i)	reduce the aggregate amount of the finance committed and available to be drawn by the Buyer under the Buyer Financing Letters;

(ii)	reduce the period for which funds are available to be drawn by the Buyer; or

(iii)

otherwise materially adversely affect the Buyer’s ability to draw funds under the Buyer Financing Letters on the Completion Date sufficient to enable the Buyer to meet its obligations under the Transaction Documents and pay all fees and expenses required to be paid in connection with such financing;

(b)

keep Peabody reasonably informed of all material developments in respect of the Buyer Financing Letters (including, without limitation, any proposed amendments or waivers in respect of the Buyer Financing Letters);

(c)

take all action necessary to draw such amounts as it requires under the Buyer Financing Letters on the Completion Date sufficient, together with such other contemplated sources, for the Buyer to meet its obligations under the Transaction Documents and all fees and expenses required to be paid in connection with such financing; and

(d)

to the extent that such funds referred to in Clause 27.2(c) are not capable of being drawn as a result of a failure of the relevant counterparty to perform its obligations under the Buyer Financing Letters, take all such actions (or procure that such action is taken) as is necessary to enforce its or any other Buyer Group member’s rights against such counterparty under the relevant agreements.

27.3	The Buyer acknowledges and agrees that except in the case of fraud and without prejudice to any matter agreed in the Transaction Documents:

(a)

it has no rights or remedies against and shall not bring or make any claim, proceeding, suit or action in connection with any of the transactions contemplated in any of the Transaction Documents against any Group Company or any Affiliate of Peabody, or each of their respective current or former directors, officers, employees, agents, consultants, advisers, auditors and accountants (each of whom shall be entitled to enforce this Clause 27.3(a) under the Contracts (Rights of Third Parties) Act 1999), and the Buyer irrevocably releases, waives, forfeits and / or extinguishes any such claim, proceeding, suit or action; and

(b)

on and from Completion, no Group Company will have any rights or remedies against, or any basis for bringing any claim, proceeding, suit or action against, Peabody, its Affiliates or its or its Affiliates’ Connected Persons (each of which shall be entitled to enforce this Clause 27.3(b) under the Contracts (Rights of Third Parties) Act 1999), and with effect from Completion, the Buyer shall procure that no Group Company brings any such claim, proceeding, suit or action to the extent the Buyer has control of the Group Company.

27.4

With effect from Completion, to the maximum extent permitted by Law, the Buyer shall grant, and shall procure that each Group Company shall grant, a release and full discharge to all officers of the Group Companies that resign effective from Completion from all liabilities or obligations owed to a Group Company and shall procure that each Group Company shall waive all claims it has or may have against such persons in connection with his appointment as a director of, or employment with, or conduct in relation to, any Group Company (except in the case of fraud and without prejudice to any matter agreed in the Transaction Documents).

28.	Buyer Guarantor’s Warranties and Undertakings

28.1	The Buyer Guarantor warrants to Peabody as at the date of this Deed and as at Completion as if repeated immediately before Completion that:

(a)	the Buyer Guarantor is validly incorporated, in existence and duly registered under the laws of its country of incorporation;

(b)	no:

(i)	meeting has been convened, resolution proposed, petition presented or order made for its winding up;

(ii)	receiver, receiver and manager, provisional liquidator, liquidator, administrator or other officer of the court has been appointed in relation to any of its assets; or

(iii)	mortgagee has taken, attempted to take or indicated an intention to exercise its rights under any security of which it is the mortgagor or chargor;

(c)

the Buyer Guarantor has taken all necessary action and has all requisite power and authority to enter into and perform this Deed and the other Transaction Documents to which the Buyer Guarantor is a party in accordance with their terms;

(d)

this Deed and the other Transaction Documents to which the Buyer Guarantor is a party constitute (or will constitute when executed) valid, legal and binding obligations on the Buyer Guarantor in accordance with their terms;

(e)

the execution and delivery of this Deed and the other Transaction Documents to which the Buyer Guarantor is a party by the Buyer Guarantor and the performance of and compliance with their terms and provisions will not conflict with or result in a breach of, or constitute a default under, the Buyer Guarantor’s constitutional documents, any agreement or instrument to which the Buyer Guarantor is a party or by which it is bound, or any Law, order or judgment that applies to or binds the Buyer Guarantor or any of its property;

(f)

no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Authority (other than the Regulatory Conditions) is required to be obtained, or made, by the Buyer Guarantor to authorise the execution or performance of this Deed by the Buyer Guarantor, and, in respect of the Regulatory Conditions, no Authority has indicated to the Buyer Guarantor, its Affiliates or the Buyer Guarantor’s or its Affiliates’ Representatives that its consent, approval or authorisation may not be provided, or may only be provided on a conditional basis (and such conditions are not standard conditions or not satisfactory to the Buyer Guarantor), to enable the Buyer Guarantor’s performance of this Deed;

(g)

the Buyer Guarantor is not and no Buyer Group member nor any of their respective directors, officers, employees, agents, or representatives is engaged (in such capacity) in any conduct, activity or omission which would constitute material non-compliance with any Sanctions Law or Anticorruption Law; and

(h)	the Buyer Guarantor is not and no Buyer Group member nor any of their respective directors, officers, employees, agents or representatives (in such capacity):

(i)	is or has been a Sanctioned Person;

(ii)	is or has been in breach of any Sanctions Laws; or

(iii)	has in the three years before the date of this Deed engaged in any transaction or dealing with any Sanctioned Person or with any Sanctioned Territory,

but Clauses 28.1(g) and 28.1(h) will not apply if and to the extent that it is or would be unenforceable by reason of breach of any provision of the Council Regulation (EC) No 2271/96 of 22 November 1996, the Protecting against the Effects of the Extraterritorial Application of Third Country Legislation (Amendment) (EU Exit) Regulations 2020 (SI 2020/1660), any law or regulation implementing such regulations in any member state of the European Union or the United Kingdom, or any similar blocking or anti-boycott law.

28.2	The Buyer Guarantor irrevocably and unconditionally:

(a)	guarantees, as a primary obligation to Peabody, the due and punctual performance by the Buyer of all the Guaranteed Obligations in accordance with this Clause 28;

(b)	undertakes to Peabody that:

(i)

whenever the Buyer does not pay any amount when due under or in connection with the Guaranteed Obligations, it shall immediately on demand and without deduction or withholding pay that amount as if the Buyer Guarantor was the principal obligor; and

(ii)

whenever the Buyer fails to perform any other Guaranteed Obligation, it shall immediately on demand perform (or procure the performance of) and satisfy (or procure the satisfaction of) that Guaranteed Obligation, so that the same benefits are conferred on Peabody as it would have received if such Guaranteed Obligations had been performed and satisfied by the Buyer; and

(c)

indemnifies each Indemnified Party on demand (on a dollar for dollar basis) against all Liabilities which Peabody may suffer or incur (whether directly or indirectly) as a result of any claim relating to:

(i)	the failure of the Buyer to perform any of the Guaranteed Obligations; or

(ii)	any Guaranteed Obligation becoming unenforceable, invalid or illegal.

28.3

The guarantee in Clause 28.2 is a continuing guarantee and will extend to the ultimate balance of sums payable by the Buyer in respect of the Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part.

28.4

If any payment by the Buyer and / or the Buyer Guarantor or any discharge of any obligations of the Buyer and / or the Buyer Guarantor or any security for those obligations or otherwise is avoided or reduced because of insolvency or any similar event:

(a)	the liability of the Buyer and the Buyer Guarantor will continue as if the payment discharge, avoidance or reduction had not occurred; and

(b)	Peabody will be entitled to recover the value or amount of that security or payment from the Buyer Guarantor as if the payment, discharge, avoidance or reduction had not occurred.

28.5

The obligations of the Buyer Guarantor under this Clause 28 will not be affected by any act, omission, matter or thing which, but for this Clause 28.5, would reduce, release or prejudice any of its obligations under this Clause 28 (whether or not known to the Buyer, the Buyer Guarantor, Peabody or the Peabody Guarantor) including:

(a)	any time, waiver or consent granted to, or composition with, the Buyer or any other person;

(b)	the release of the Buyer or any other person under the terms of any composition or arrangement with any creditor;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Buyer or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution, amalgamation, reconstruction or change in the members or status of Peabody or any other person;

(e)	any amendment (however fundamental) or replacement of any of the Guaranteed Obligations or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under this Deed or any other document or security; or

(g)	any insolvency or similar proceedings.

28.6

The Buyer Guarantor waives any right it may have of first requiring Peabody to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Buyer Guarantor under this Clause 28. This waiver applies irrespective of any law or any provision of this Deed to the contrary.

28.7	Until all amounts which may be or become payable by the Buyer under or in connection with the Guaranteed Obligations have been irrevocably paid in full:

(a)

Peabody may refrain from applying or enforcing any other money, security or rights held or received by Peabody in respect of those amounts or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise), and the Buyer Guarantor shall not be entitled to the benefit of the same;

(b)	Peabody may hold in an interest-bearing suspense account any money received from the Buyer Guarantor or on account of the Buyer Guarantor’s liability under this Clause 28;

(c)

the Buyer Guarantor shall not exercise any rights which it may have by reason of performance by it of the Guaranteed Obligations to be indemnified by the Buyer or to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Buyer in respect of the Guaranteed Obligations or of any other guarantee or security taken pursuant to, or in connection with, the Guaranteed Obligations by Peabody; and

(d)

the Buyer Guarantor shall not claim from the Buyer any sums which may be owing to it from the Buyer or have the benefit of any set-off or counter claim or proof against, or dividend, composition or payment by, the Buyer.

28.8

The Buyer Guarantor undertakes to hold any security taken from the Buyer in connection with this guarantee in trust for Peabody pending discharge in full of all the Buyer Guarantors’ obligations under this Clause 28.

28.9	This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by Peabody.

29.	Buyer Indemnities

29.1

To the maximum extent permitted by Law, and without limiting any other provision of this Deed, any other Transaction Document or any deed or agreement of novation, assumption or assignment in connection with this Deed or any other Transaction Document, on and from SMC Completion, the Buyer:

(a)	shall assume responsibility for and fully satisfy all Assumed Liabilities and the Dawson Conduct Liabilities;

(b)

shall indemnify each Indemnified Party on demand (on a dollar for dollar basis) against all Liabilities arising (whether arising before, on or after SMC Completion and regardless of whether arising due to an Indemnified Party’s negligence or breach of duty (statutory or otherwise) and / or Peabody Group Representatives) in connection with all Assumed Liabilities and the Dawson Conduct Liabilities (including for any claims) except to the extent that any such Liability is actually recovered by the Indemnified Party under an insurance policy held by a Peabody Group member as at the date of this Deed;

(c)

releases the Indemnified Parties from all Liabilities which may arise or be incurred or sustained by the Buyer or any Buyer’s Affiliate or Buyer Group member from time to time or any of its or their officers, employees or agents and all claims which may be made against an Indemnified Party in relation to the Assumed Liabilities and the Dawson Conduct Liabilities; and

(d)	shall comply with, perform or otherwise satisfy all Assumed Liabilities, including all Environmental Obligations, and all Dawson Conduct Liabilities including as requested by an Indemnified Party,

except to the extent that an Assumed Liability or a Dawson Conduct Liability has been satisfied by a Group Company.

29.2

The Buyer must not, and must procure that each of its Affiliates do not, make a Claim against the SMC Seller or its Affiliates in connection with the SMC SPA and indemnifies each Indemnified Party in respect of any such Claim.

29.3

Peabody holds on trust for each other Indemnified Party the benefit of Clause 29.1 and 29.2 to the extent that such provisions apply to those Indemnified Parties and, without derogating from any right of those Indemnified Parties to enforce those clauses, is entitled to enforce these clauses on behalf of those Indemnified Parties.

30.	Seller Indemnities

To the maximum extent permitted by Law, and without limiting any other provision of this Deed, any other Transaction Document or any deed or agreement of novation, assumption or assignment in connection with this Deed or any other Transaction Document, on and from Completion, Peabody shall indemnify each Buyer Group member on demand (on a dollar for dollar basis) against all Liabilities arising out of or in connection with [***], except to the extent that such Liabilities are accounted for in the SMC SPA Completion Accounts.

31.	Employees

31.1

Subject to Clause 31.2, the Buyer undertakes to Peabody that it will procure that any Employee that is made redundant from any Group Company in the period commencing on SMC Completion and ending 12 months after SMC Completion will receive at least those amounts that would have been owed to such Employee on redundancy as calculated in accordance with document 08.02.10.01.01 in the Data Room.

31.2

Notwithstanding any of the foregoing to the contrary, Clause 31.1 shall not operate to duplicate any entitlements owed to any Employee and shall not impose an obligation on the Buyer to continue or offer employment to any employee or limit the right of the Buyer to terminate the employment of, or to reassign or otherwise alter the status of, any employee of the Group after the Completion Date, or to change in any manner the terms and conditions of his or her employment or other service to or engagement by the Group.

32.	Tax Covenant

32.1	The provisions of Schedule 7 apply with effect from SMC Completion.

32.2	Claims by the Buyer in respect of the Tax Covenant are subject to Clause 25.

33.	Confidentiality and Announcements

33.1	Subject to Clauses 33.3 and 33.6, each party:

(a)	shall treat, and shall procure that each of its Affiliates shall treat, as strictly confidential:

(i)

the provisions of this Deed and the other Transaction Documents (including the identities of the parties to such agreements), their subject matter, any documents referred to in them, and the process of their negotiation;

(ii)	in the case of Peabody or the Peabody Guarantor, any information received or held by Peabody, the Peabody Guarantor, or any of their respective Representatives which relates to the Buyer Group; and

(iii)

in the case of the Buyer or the Buyer Guarantor, any information directly or indirectly received or held by the Buyer, the Buyer Guarantor, or any of their respective Representatives which relates to the Peabody Group,

(together “Confidential Information”); and

(b)

shall not, and shall procure that its Affiliates shall not, except with the written consent of the party to whom the Confidential Information relates (which shall not be unreasonably withheld, delayed or conditioned), make use of (except for the purposes of performing its obligations or exercising its rights under this Deed or any other Transaction Document) or disclose to any person (other than its Representatives in accordance with Clause 33.2) any Confidential Information, and for the purposes of this Clause 33, the term “Affiliates” includes the Group Companies with respect to Peabody before Completion and with respect to the Buyer after Completion.

33.2	Each party undertakes that it shall, and it shall procure that its Affiliates shall, only disclose Confidential Information to its Representatives where:

(a)	it is reasonably required for the purposes of performing its obligations or exercising its rights under this Deed or any other Transaction Document (including in respect of the Pre-emption Rights); or

(b)

it is reasonably required for the purposes of refinancing any financing put in place and / or obtaining financing to enable the Buyer to perform its obligations under this Deed or any other Transaction Document, only where such recipients are informed of the confidential nature of the Confidential Information and the provisions of this Clause 33 and instructed to comply with this Clause 33 as if they were a party to it.

33.3

Peabody may disclose Confidential Information to any Joint Venture Participant if such Joint Venture Participant is informed of the confidential nature of the Confidential Information and the provisions of this Clause 33 and instructed to comply with this Clause 33 as if they were a party to it.

33.4

Subject to Clauses 33.5 and 33.6, each party shall not (and shall procure that its Affiliates shall not) make any announcement (including any communication to the public, to any customers, suppliers or employees of any Group Company) concerning the subject matter of this Deed without the other parties’ written consent (which shall not be unreasonably withheld or delayed).

33.5	As soon as practicable after each of the date of this Deed and Completion Peabody and the Buyer:

(a)	may make individual announcements regarding the Transaction; and / or

(b)	shall procure that a joint announcement of the Transaction is made,

in each case by way of press release in Agreed Form.

33.6	Clauses 33.1, 33.2 and 33.3 will not apply if and to the extent that the party using or disclosing Confidential Information or making such announcement can demonstrate that:

(a)

such disclosure or announcement is required by Law or by any Authority (including, for the avoidance of doubt, any Tax Authority) having applicable jurisdiction or the rules of a Stock Exchange or the securities laws of the United States of America or Indonesia;

(b)

such disclosure is required for the purposes of the transactions contemplated by the Transaction Documents (including any arbitral or judicial proceedings arising out of any of the Transaction Documents);

(c)

such disclosure is required for the purposes or the preparation of, or to be included within any accounts, financial statements and / or the tax returns or other submissions to or communications with any Tax Authority in connection with the tax affairs of the disclosing party or its Affiliate;

(d)	such disclosure or announcement is required to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under this Deed which is permitted by Clause 42; or

(e)

the Confidential Information concerned has come into the public domain other than through that party’s fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this Clause 33.6.

33.7

Any obligation of Peabody to provide the Buyer information, documents or any other material which relates to the SMC SPA and which is confidential pursuant to the SMC SPA is subject to Peabody obtaining the SMC Seller’s consent to disclose such information to the Buyer (and Peabody must use reasonable endeavours to obtain that consent). The provisions of this Clause 33 will survive termination of this Deed or Completion and will continue for a period of five years from the date of this Deed.

34.	Termination

34.1	Written notice to terminate this Deed may be given:

(a)	in accordance with Clause 9.9; or

(b)	in accordance with Clause 18.7(c).

34.2	If:

(a)

neither the Call Option nor the Put Option has been validly exercised during the Call Option Exercise Period or the Put Option Exercise Period, respectively, then this Deed will cease to have effect the day immediately following the end of the Put Option Exercise Period; or

(b)	notice of termination is given in accordance with Clause 34.1, then this Deed will cease to have effect immediately upon delivery of such notice of termination,

except that the Surviving Provisions and any rights or liabilities that have accrued before that time will continue in full force and effect, and the Buyer shall, and shall procure that its Representatives shall, immediately return to Peabody all Confidential Information without keeping any copies of the Confidential Information, destroy all information and documentation derived from the Confidential Information and expunge all Confidential Information from any computer or other device.

35.	GST

In this Clause 35:

(a)	unless the context requires otherwise, words or expressions used in this Clause 35 which are defined in the GST Act have the same meaning in this Clause;

(b)	any part of a supply that is treated as a separate supply for the purposes of the GST Act (including for the purpose of attributing GST payable to tax periods) will be treated accordingly; and

(c)

a reference to GST payable by, or input tax credit entitlement of, a party includes any GST payable by or input tax credit entitlement of the representative member of any GST group of which that party is a member.

35.2

Any consideration payable or to be provided for a supply made under or in connection with this Deed, unless specifically described in this Deed as inclusive of GST, does not include any amount on account of GST.

35.3

Subject to Clause 35.4, if a party (“Supplier”) makes a supply under or in connection with this Deed on which GST is payable (including if the GST treatment referred to in clause 7.1 of Schedule 15 does not apply):

(a)

the consideration payable or to be provided for that supply under this Deed, but for the application of this Clause, (“GST exclusive consideration”) is increased by, and the recipient of the supply (“Recipient”) must also pay to the Supplier, an amount equal to the GST payable on the supply (“GST Amount”); and

(b)

subject to Clause 35.5, the GST Amount must be paid by the Recipient to the Supplier without set-off, deduction or requirement for demand, at the same time as any part of the GST exclusive consideration is first payable or to be provided.

35.4	Clause 35.3 does not apply to the extent that either:

(a)	the consideration payable or to be provided for the supply is expressly described in this Deed as inclusive of GST; or

(b)	the supply is subject to reverse charge pursuant to Division 84 of the GST Act.

35.5	The Recipient need not pay the GST Amount until the Supplier has given the Recipient, or other entity as permitted by the GST Act, a tax invoice for the supply to which the payment relates.

35.6

If a payment to a party under this Deed is a reimbursement or indemnification, calculated by reference to a loss, cost or expense incurred by that party, the payment will be reduced by the amount of any input tax credit to which that party is entitled in respect of the acquisition to which that loss, cost or expense relates.

35.7

If the GST payable by a Supplier on any supply made under or in connection with this Deed varies from the GST Amount paid or payable by the Recipient under Clause 35.3, the Supplier will provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation from, the Recipient. If an adjustment event occurs in relation to a supply, the Supplier must issue an adjustment note to the Recipient for that supply within 10 Business Days of becoming aware of the adjustment event.

35.8

The Buyer shall indemnify shall Peabody on demand (on a dollar for dollar basis) against all penalties and/or interest imposed on a Peabody Group member as a result of the treatment of the supply referred to Schedule 15 as a GST-free supply of a going concern.

35.9	This Clause 35 will survive Completion.

36.	Further Assurance

For a period of 12 months from the Completion Date, each party shall execute and deliver or procure the execution and delivery of all such documents and shall do all such things as the other parties may reasonably require (and at the cost of such other party) for the purpose of giving full effect to the provisions of this Deed and to secure for each party the full benefit of the rights, powers and remedies conferred upon it under this Deed.

37.	Power of Attorney

37.1

From Completion in relation to any Dawson Sale Interest and for so long after Completion as the relevant Seller remains the registered holder of that Dawson Sale Interests, Peabody shall procure the relevant Seller to appoint the Buyer to be its lawful attorney to exercise all rights in relation to such Shares and/or Dawson Joint Venture Assets to which the Completion relates as the Buyer in its absolute discretion sees fit.

37.2

The power of attorney given in Clause 37.1 is irrevocable, save with the Buyer’s written consent, and is given by way of security to secure the Buyer’s proprietary interest as the Buyer of the relevant Dawson Sale Interests, but will expire on the date on which the Buyer is entered in the register of members of the Company as holder of the relevant Shares.

37.3	For so long as the power of attorney given in Clause 37.1 remains in force, Peabody shall procure the relevant Seller to:

(a)	not exercise any rights which attach to the relevant Shares or are exercisable in its capacity as registered holder of the relevant Shares without the Buyer’s written consent;

(b)

hold on trust for the Buyer all dividends and other distributions of profits or assets received by the relevant Seller in respect of the relevant Shares and promptly notify the Buyer as attorney of anything received by the relevant Seller in its capacity as registered holder of the relevant Shares;

(c)	act promptly in accordance with the Buyer’s instructions in relation to any rights exercisable or anything received by it in its capacity as registered holder of the relevant Shares; and

(d)	ratify whatever the Buyer may do as attorney in its name or on its behalf in exercising the powers contained in this Clause 37.1.

37.4	Nothing in this Clause 37 will require the Peabody or the relevant Seller to take any action (or require it to omit to take any action) that would breach any applicable Law.

38.	Entire Agreement and Remedies

38.1

This Deed sets out the entire agreement between the parties relating to the subject matter of this Deed and, save to the extent expressly set out in this Deed, supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature, whether in writing, relating to this Deed.

38.2

Each party acknowledges and agrees that in entering into this Deed and the Transaction Documents it has not relied and is not relying on, and will have no claim or remedy in respect of, any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision made, whether by a party to this Deed or not, whether written or oral, express or implied and whether negligently or innocently made, which is not expressly set out in this Deed or any other Transaction Document.

38.3

Save as expressly set out in this Deed or any other Transaction Document, to the extent permitted by Law, the only right or remedy of any party in relation to any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision set out in this Deed or any other Transaction Document will be for breach of this Deed or the relevant Transaction Document to the exclusion of all other rights and remedies (including those in tort or arising under statute). Save as expressly set out in this Deed, no party will be entitled to rescind or terminate this Deed in any circumstances at any time, whether before or after Completion, and each party waives any rights of rescission or termination it may have.

38.4

If there is any conflict between the terms of this Deed and any other agreement, this Deed will prevail (as between the parties to this Deed and as between any Peabody Group member and any Buyer Group member) unless:

(a)	such other agreement expressly states that it overrides this Deed in the relevant respect; and

(b)

Peabody, the Peabody Guarantor, the Buyer and the Buyer Guarantor are either also parties to that other agreement or otherwise agree in writing that such other agreement will override this Deed in that respect.

38.5	This Clause 38 will not exclude any liability for or remedy in respect of fraud.

39.	Post-Completion Effect of Agreement

Notwithstanding Completion, each provision of this Deed and any other Transaction Document not performed at or before Completion, but which remains capable of performance will remain in full force and effect and, except as otherwise expressly provided, without limit in time.

40.	Waiver and Variation

40.1

A failure or delay by a party to exercise any right or remedy provided under this Deed or by Law, whether by conduct or otherwise, will not constitute a waiver of that or any other right or remedy, nor will it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Deed or by Law, whether by conduct or otherwise, will preclude or restrict the further exercise of that or any other right or remedy.

40.2	A waiver of any right or remedy under this Deed will only be effective if given in writing and will not be deemed a waiver of any subsequent breach or default.

40.3	A party that waives a right or remedy provided under this Deed or by Law in relation to another party does not affect its rights in relation to any other party.

40.4

No amendment of this Deed will be valid unless it is in writing and duly executed by or on behalf of the Buyer, the Buyer Guarantor, Peabody and the Peabody Guarantor. Unless agreed, no amendment will constitute a general waiver of any provision of this Deed, nor will it affect any rights or obligations under or pursuant to this Deed which have already accrued up to the date of amendment and the rights and obligations under or pursuant to this Deed will remain in full force and effect except and only to the extent that they are varied or amended.

41.	Invalidity

Where any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the Laws of any jurisdiction such provision will be deemed to be severed from this Deed and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Deed and, where permissible, that will not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Deed.

42.	Assignment

42.1

Subject to Clause 42.2, except as the parties specifically agree in writing, a person may only assign, transfer, charge or otherwise deal with any of its rights under this Deed (including to grant, declare, create or dispose of any right or interest in it) with the other parties’ written consent.

42.2	The Buyer may assign its rights under the Transaction Documents to any:

(a)

Financing Sources, or any agent acting on behalf of such Financing Sources, as security for the Buyer’s (or its Affiliates’) obligations to such Financing Sources, provided that such assignment shall not release the Buyer and the Buyer Guarantor from their respective obligations under this Deed or the Transaction Documents; and

(b)	Buyer Group member, provided that:

(i)	that Buyer Group member has entered into a deed of assumption and assignment in respect of the Transaction Documents (substantially in the form set out in Exhibit 2); and

(ii)	such assignment shall not release the Buyer and the Buyer Guarantor from their respective obligations under the Transaction Documents.

42.3	This Deed will be binding on and continue for the benefit of the successors and permitted assignees of each party.

43.	Payments, Set-Off and Default Interest

43.1

Except as otherwise provided in this Deed, any payment to be made pursuant to this Deed by the Buyer or the Buyer Guarantor to Peabody or to the Peabody Guarantor must be made to the Seller’s Bank Account, and any payment to be made pursuant to this Deed by Peabody or the Peabody Guarantor to the Buyer or the Buyer Guarantor must be made to the Buyer’s Bank Account, in each case by way of electronic transfer in immediately available funds on or before the due date for payment. Receipt of such sum in such account on or before the due date for payment will discharge the payer of its obligation to make such payment.

43.2

Subject to Clauses 43.3 and 7, all payments made by any party under this Deed, or any other Transaction Document, must be made free from any set-off, counterclaim or other deduction or withholding of any nature, except for deductions or withholdings required to be made by Law. If any such deductions or withholdings are required by Law to be made from such payments for or on account of Tax (other than any payments of interest or an amount permitted to be withheld by the Buyer under Clause 7), the amount of the payment must be increased by such amount as will, after the deduction or withholding has been made, leave the recipient of the payment with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

43.3

If, following the payment of an additional amount under Clause 43.2, the recipient of the increased payment subsequently obtains any Relief on account of such deduction or withholding, the recipient shall pay to the payer of the increased payment such amount (not exceeding the amount of the Relief) that the recipient shall determine (acting reasonably) will leave it in no better or worse position than it would have been in had no withholding or deduction been required to be made.

43.4

If any sum payable under this Deed (other than any payment of interest or the Consideration) is subject to Tax in the hands of the recipient (or would be subject to Tax but for the availability of a Relief), the payor shall pay such additional amount as will ensure that the net amount received by the recipient (after giving credit for any Relief which has been obtained by the recipient, as applicable, in respect of the losses, costs and expenses or other items giving rise to such payment) will be the amount that the recipient would have received if the payment had not been subject to Tax.

43.5

Where Peabody or the Buyer default in the payment when due of any damages or other sum payable by virtue of this Deed or any other Transaction Document, Peabody’s liability or the Buyer’s liability (as the case may be) will be increased to include an amount equal to interest on such sum from the date when payment is due to the date of actual payment (both before and after judgment) at that annual rate which is 2% per annum above SOFR in effect during such period. Such interest will accrue from day to day and be compounded quarterly and will be payable without prejudice to any other remedy available to any other parties (as the case may be) in respect of such default.

44.	Transaction Communications

All communications between a Peabody Group member and any (i) Group Company; or (ii) professional adviser engaged by a Peabody Group member (including those to which the Seller’s Solicitors are also party), relating to the negotiation, preparation, execution and completion of this Deed and the transactions contemplated by it or any similar transaction (“Transaction Communications”) shall be Peabody’s property and no waiver of legal privilege in any such documents is made or is to be implied. Accordingly:

(a)

neither the Buyer (before or after Completion) nor, after Completion, any Group Company shall have access to or be entitled to see or take copies of any Transaction Communications in whatever form these may be held (and whether or not these are held by third parties including the Seller’s Solicitors); and

(b)	Peabody may take such steps as it shall consider necessary or desirable to delete or remove any such Transaction Communications from the Group’s computer systems and records before Completion.

45.	Notices

45.1

Subject to Clause 45.5, any notice or other communication given under this Deed or in connection with the matters contemplated in this Deed will, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 45.2 and served:

(a)

by hand to the relevant address, in which case it will be deemed to have been given upon delivery to that address, but any notice delivered outside Working Hours will be deemed given at the start of the next period of Working Hours;

(b)

by courier (or if from any place outside the country where the relevant address is located, by air courier) to the relevant address, in which case it will be deemed to have been given three Business Days after its delivery to a representative of the courier; or

(c)

by e-mail to the relevant e-mail address, in which case it will, subject to no automated notification of delivery failure being received by the sender, be deemed to have been given when sent, but any e-mail sent outside Working Hours will be deemed given at the start of the next period of Working Hours.

45.2	Notices under this Deed must be sent for the attention of the person and to the address or e-mail address, subject to Clause 45.3, as set out below:

For Peabody and the Peabody Guarantor:

Name:	Peabody SMC Pty Ltd and Peabody Australia Holdco Pty Ltd

For the attention of:	[***] and [***]

Address:	Level 14, 31 Duncan Street, Fortitude Valley QLD 4006

E-mail address:	[***]@peabodyenergy.com; [***]@peabodyenergy.com; [***]@peabodyenergy.com with a copy (which will not constitute notice) to:

Name:	Jones Day

For the attention of:	[***] and [***]

Address:	Level 31, 123 Eagle Street, Brisbane, QLD, Australia 4000

E-mail address:	[***]@jonesday.com; [***]@jonesday.com

For Buyer and Buyer Guarantor:

Name:	PT Bukit Makmur Internasional and

PT Delta Dunia Makmur Tbk

For the attention of:	[***] and [***]

Address:	Level 11/199, Grey Street, South Brisbane, QLD, Australia 4101

E-mail address:	[***]@tigainvestments.com; [***]@deltadunia.com

with a copy (which will not constitute notice) to:

Name:	Corrs Chambers Westgarth

For the attention of:	[***] and [***]

Address:	Level 25, 567 Collins Street, Melbourne, VIC, Australia 3000

E-mail address:	[***]@corrs.com.au; [***]@corrs.com.au

45.3	Any notice or other communication under this Deed will not be invalid by reason that a copy is not delivered to any addressee nominated to receive a copy.

45.4

Each party to this Deed may notify each other party of any change to its address or other details specified in Clause 45.2, but such notification will only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

45.5	Any notices:

(a)	relating to the exercise of the Call Option or Put Option (including delivery of any Exercise Notice by the Buyer or Peabody, as applicable); or

(b)	given by the Buyer or Peabody under Clause 18.7 or otherwise in connection with the Scheduled Completion Date,

will be deemed to have been given on the date of delivery, regardless of whether such notice is given on a day which is not a Business Day and / or outside of Working Hours.

46.	Costs

46.1

Except as otherwise provided in this Deed, each party shall bear its own costs and expenses arising out of or in connection with the preparation, negotiation and implementation of this Deed and all other Transaction Documents.

46.2

The Buyer shall bear and promptly pay all transfer duties and any other similar documentary, registration or transfer Taxes assessed, payable or otherwise imposed or arising as a result of or in connection with the entry into, or the implementation of any of the transactions contemplated by, this Deed or of any of the other Transaction Documents. The Buyer shall be responsible for arranging the payment of all such Taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment, and the Buyer shall indemnify Peabody and the Sellers on demand (on a dollar for dollar basis) against any Liabilities suffered by Peabody and the Sellers as a result of the Buyer failing to comply with its obligations under this Clause 46.2.

47.	Rights of Third Parties

47.1

The specified third-party beneficiaries of the undertakings referred to in Clauses 20.3, 24.8 and 27.3 will, in each case, have the right to enforce the relevant terms by reason of the Contracts (Rights of Third Parties) Act 1999.

47.2	Except as provided in Clause 47.1, a person who is not a party to this Deed will have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

47.3

Each party represents to each other party that their respective rights to terminate, rescind or agree any amendment, waiver or settlement under this Deed are not subject to the consent of any person that is not a party to this Deed.

48.	Counterparts

This Deed may be executed in any number of counterparts on separate physical or electronic counterparts. All executed counterparts constitute one instrument.

49.	Governing Law and Jurisdiction

49.1	This Deed and any non-contractual rights or obligations arising out of or in connection with it is governed by and must be construed in accordance with English law.

49.2

Any Dispute (other than a Further Objection Notice, which shall be governed by Schedule 16) will be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”), which are deemed to be incorporated by reference into this Clause 49. There must be three arbitrators, two of whom will be nominated by the respective parties in accordance with the Rules and the third, who will be the presiding arbitrator, must be nominated by the two party nominated arbitrators within 14 days of the last of their appointments. The seat, or legal place, of arbitration will be London, England. English will be used in the arbitral proceedings. Judgment on any award may be entered in any court having jurisdiction.

49.3

For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Deed, including a dispute regarding the existence, formation, validity, interpretation, performance, breach or termination of this Deed and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Deed.

49.4

The parties agree to the consolidation of any two or more arbitrations commenced pursuant to this Clause 49. For the avoidance of doubt, this Clause 49.4 is an agreement by all parties for the purposes of Article 10(a) of the Rules.

49.5

To the extent permitted by Law, each party waives any objection it may have to the validity and/or enforcement of any arbitral award, which such objection is on the basis that a dispute has been resolved in a manner contemplated by this Clause 49.

50.	Process Agent

50.1

Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding in England or Wales arising out of or in any way relating to this Deed will be duly served upon:

(a)

Peabody and the Peabody Guarantor if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to 8th Floor, 100 Bishopsgate, London, EC2N 4AG, United Kingdom, marked for the attention of ‘Director – Service of Process’ or such other person and address in England or Wales as such party shall notify all the other parties in writing from time to time; and

(b)

the Buyer and the Buyer Guarantor if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to the process agent notified by the Buyer to Peabody in writing as soon as practicable (and in any event no later than 5 Business Days) after the date of this Deed, failing which, to 8th Floor, 100 Bishopsgate, London, EC2N 4AG, United Kingdom, marked for the attention of ‘Director – Service of Process’ or such other person and address in England or Wales as such party shall notify all the other parties in writing from time to time, in each case whether or not such claim form, notice or other document is forwarded to the relevant party or received by such party.

51.	Language

To the extent required to be in compliance with the Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem and Presidential Regulation No. 63 of 2019 on the Use of Indonesia Language, the parties agree that this Deed is executed in both the English language and Indonesian languages. For the avoidance of doubt, the existence of two languages of this Deed is not to be construed by any party as creating different rights and obligations, or duplication or multiplication of the rights and obligations, of the parties under any version of this Deed. The parties agree that the English language version and the Indonesian language version of this Deed shall be equally authentic, and that in the event of any inconsistency or different interpretation between the Indonesian language version and the English version of this Deed, the English language version shall prevail.

Schedule 3

Completion Obligations

1.	Peabody’s Obligations

1.1	At or before Completion, Peabody shall procure the relevant Seller delivers or makes available to the Buyer:

(a)	transfer form(s) to transfer all of the Shares into the name of the Buyer, duly completed and executed by the Seller, in a registrable form (subject only to due stamping);

(b)	existing share certificates in respect of all of the Shares, or an indemnity for any lost share certificates duly executed by the Seller in Agreed Form;

(c)	a copy of any power of attorney in Agreed Form under which any document to be delivered to the Buyer under this paragraph 1 has been executed;

(d)	any consents or waivers required in respect of the Conditions to the extent that those consents and waivers have been obtained by or on behalf of the Seller;

(e)	if applicable, the ASIC corporate keys for each Group Company;

(f)	a counterpart of the TSA duly executed by the relevant Peabody Group member;

(g)

a copy of a duly executed board resolution or duly executed board minutes of the Seller approving the execution by the Seller of any documents which the Seller is required to execute or deliver at Completion;

(h)

in respect of each Encumbrance over the Shares or the assets of a Group Company which is registered on the PPS Register immediately before Completion, evidence satisfactory to the Buyer (acting reasonably) that the Encumbrance has been released, or will be released, with effect from Completion;

(i)

to the extent not already provided or in the possession of a Group Company, at the relevant Group Company’s registered office, or otherwise the location of the business of each Group Company, all the statutory and other books (duly written up to date) of each Group Company and all certificates of incorporation, certificates of incorporation on change of name and common seals or such equivalent items in the relevant jurisdiction as are kept by such Group Company or required to be kept by Law, to the extent not within the control of a Group Company. For the avoidance of doubt, any legal advice sought or received by a Group Company in relation to the Transaction or transaction similar to the Transaction will be excluded from this obligation;

(j)	in respect of each Group Company:

(i)	a copy of a duly executed board resolution or duly executed board minutes in Agreed Form, approving:

(A)	the persons advised in accordance with Clause 14.6(a) to be appointed as directors, secretary and public officer (as applicable) of the relevant Group Company (as applicable); and

(B)	if applicable, its registered office and principal place of business be changed to the address notified by the Buyer in accordance with Clause 14.6(b);

in each case, with effect from Completion; and

(ii)

the written and executed resignation of each director, secretary and public officer (as applicable) of such Group Company appointed by the Seller or Seller’s Affiliate, duly executed by the relevant resigning person(s) in Agreed Form;

(k)	evidence of the termination of the Terminating Contracts, in each case with effect from Completion;

(l)	a copy of a duly executed board resolution or duly executed board minutes of each Company approving:

(i)	the transfers of the Shares and (subject only to due stamping) the registration, in the register of members, of the Buyer as the holder of the shares concerned; and

(ii)	the issue of new share certificates for the Shares in the name of the Buyer;

(m)	such part of the Dawson Carve-out Assets as are capable of passing by delivery at the places where they are located;

(n)

in respect of each Encumbrance over the Dawson Carve-out Assets which is registered on the PPS Register immediately before Completion, evidence satisfactory to the Buyer (acting reasonably) that the Encumbrance has been released, or will be released, with effect from Completion;

(o)

to the extent the relevant Group Companies are party to the Deed of Cross Guarantee, a copy of a certificate of the directors of the relevant Seller (or of its holding company) pursuant to clause 4.2(c)(i) of the Deed of Cross Guarantee;

(p)	any consents or waivers required in respect of the Assumed Contracts and any other contracts forming part of the Dawson Carve-out Assets;

(q)

copies of any consents from the relevant Joint Venture Participants to the assignment and assumption of AASM’s rights and obligations under the Dawson South Exploration JVA and Theodore South JVA to the Buyer;

(r)

evidence satisfactory to the Buyer (acting reasonably) demonstrating that each of the Dawson Carve-out Assets previously held by the Peabody Group has been acquired by the Sellers, to enable the sale and purchase contemplated by Clause 4.1 of this Deed;

(s)

copies of all irrevocable waivers of any right of pre-emption or other restriction on transfer in respect of the Dawson Carve-out Assets conferred on the Sellers under any agreement or otherwise in connection with the sale of the Dawson Carve-out Assets pursuant to this Deed;

(t)	evidence satisfactory to the Buyer (acting reasonably) demonstrating:

(i)	payment of the Clear Exit Payment by each of the Consolidated Subsidiaries to the Seller Head Company has been made; and

(ii)

discharge by the relevant Group Company of all other amounts owing by it to the relevant Seller Head Company or any other Member of the Seller Consolidated Group under the Seller Tax Sharing Agreement or a Tax Funding Agreement;

(u)	evidence satisfactory to the Buyer (acting reasonably) demonstrating:

(i)	all Transferring Employees have been released from their employment with the Seller Employer;

(ii)

all Transferring Employees have been paid all amounts due and payable to them on account of any wages, salary, allowances, other remuneration or other applicable benefits in respect of service up to and including the Completion Date; and

(v)

evidence satisfactory to the Buyer (acting reasonably) demonstrating that each Group Company has been released from all Third-Party Guarantees given by it in respect of Peabody’s or any of its Affiliate’s obligations.

2.	Buyer’s Obligations

2.1	At or before Completion, the Buyer shall:

(a)

pay or procure the payment to Peabody of an amount equal to the Consideration, the receipt of which will fully discharge the Buyer from its obligation to pay (or procure the payment of) the amount in Clause 5;

(b)	deliver or make available to Peabody:

(i)

counterparts of all documents that Peabody is required to deliver under paragraph 1.1 to which the Buyer or the Buyer Guarantor is a party or which otherwise contemplates execution by the Buyer or the Buyer Guarantor, duly executed by the Buyer or the Buyer Guarantor (as applicable);

(ii)	the original or certified copy of any power of attorney in Agreed Form under which any document to be delivered to Peabody under this paragraph 2.1 has been executed;

(iii)

a copy of a duly executed board resolution or duly executed board minutes of the Buyer approving the execution by the Buyer of any documents which the Buyer is required to execute or deliver at Completion;

(iv)	copies of the Replacement Bank Guarantees;

(v)

a replacement ‘Guarantee’ (as defined in the Dawson JVA) in respect of the Dawson JVA and replacement ‘Parent Company Support Deed’ in respect of the Dawson Manager’s obligations, duly executed by a Buyer Group member;

(vi)

a replacement ‘Guarantee’ (as defined in the Dawson South JVA) in respect of the Dawson South JVA and replacement ‘Parent Company Support Deed’ in respect of the Dawson South Manager’s obligations, duly executed by a Buyer Group member;

(vii)	a replacement ‘Guarantee’ (as defined in the Dawson South Exploration JVA) in respect of the Dawson South Exploration JVA, duly executed by a Buyer Group member;

(viii)	a replacement ‘Guarantee’ (as defined in the Theodore South JVA) in respect of the Theodore South JVA, duly executed by a Buyer Group member;

(ix)	any consents or waivers required in respect of the Conditions to the extent that those consents and waivers have been obtained by or on behalf of the Buyer;

(x)	if the Completion is a Dawson Complex Completion, a Specific Security Deed in respect of all of the shares in the Companies held by the Buyer, executed by the Buyer;

(xi)	if the Completion is an Ex Dawson Main Completion, a Specific Security Deed in respect of all of the shares in Anglo Dawson South and Anglo Theodore South held by the Buyer, executed by the Buyer;

(xii)	if the Completion is an Anglo Dawson Holdings Completion, a Specific Security Deed in respect of all of the shares in Anglo Dawson Holdings held by the Buyer, executed by the Buyer; and

(xiii)	if the Completion is a Dawson Joint Venture Assets Completion, a Specific Security Deed in respect of all of the shares in the Buyer held by its shareholder(s), executed by its shareholder(s).

Schedule 4

Peabody’s Warranties

1.	Title and Capacity

1.1	Peabody is validly incorporated, in existence and duly registered under the laws of its country of incorporation.

1.2

Peabody has taken all necessary action and has all requisite power and authority to enter and perform this Deed and the other Transaction Documents to which it is a party in accordance with their terms.

1.3	Peabody and the other Transaction Documents (to which it is a party) constitute (or will constitute when executed) valid, legal and binding obligations on Peabody in accordance with their terms.

1.4

The execution and delivery of this Deed and the other Transaction Documents by Peabody and the performance of and compliance with their terms and provisions will not conflict with or result in a breach of, or constitute a default under, Peabody’s constitutional documents, any agreement or instrument to which Peabody is a party or by which it is bound, or any Law, order or judgment that applies to or binds Peabody or any of its property.

2.	Capital Structure and Corporate Information

2.1

The relevant Shares constitute the whole of the allotted and issued share capital of the relevant Company and are fully paid and free from all Encumbrances, and the relevant Seller is the sole legal and beneficial owner of the relevant Shares.

2.2	The section of the Group Information Schedule entitled “Subsidiaries”:

(a)	lists all the subsidiaries and subsidiary undertakings of each Company;

(b)	sets out particulars of their allotted and issued share capital (or in the case of Anglo Dawson, its member); and

(c)	are complete and accurate in all material respects as at the date of this Deed.

2.3

Unless otherwise indicated in the Group Information Schedule, a Company or a Subsidiary is the sole legal and beneficial owner of the whole allotted and issued share capital of each Subsidiary and all such shares are fully paid up and free from all Encumbrances, other than the Pre-emption Rights.

2.4

No person (other than a Group Company or a Seller) has a right to require any Group Company to allot, issue, sell, transfer any share capital, or to convert existing securities into or to issue securities that have rights to convert into any share capital other than in accordance with the Joint Venture Agreements.

2.5

Subject to the Buyer complying with its obligations under Clause 6.4, Peabody will attend to the lodgement and payment of all duty in relation to the transactions contemplated by the SMC SPA and ensure all documents (including landholder acquisition statements) are duly stamped.

3.	Anglo and Mitsui Arrangements

3.1	The SMC SPA provided to the Buyer no later than 2 Business Days prior to the date of this Deed is the final execution version of the SMC SPA.

3.2	Neither Peabody, nor any Peabody Group member:

(a)

has entered into any agreement, arrangement or understanding that relates to the subject matter of this Deed or affects or implicates the transactions contemplated this Deed (“Side Agreement”) with any Anglo American Group member or any Mitsui Group member; or

(b)	is aware of any such Side Agreement having been entered into between any Anglo American Group member or Mitsui Group member,

that has not been fully and fairly disclosed to the Buyer no later than 20 Business Days prior to the date of this Deed.

Schedule 5

Limitations on Peabody’s Liability

1.	Financial Limits On Claims

1.1

The Peabody Group’s maximum aggregate liability in respect of all Claims (including any reasonable and properly incurred costs, expenses and other liabilities payable by the Peabody Group in connection with such Claims) will not exceed the Consideration to the extent actually received by Peabody as at the date of the Claim.

1.2	Subject to paragraph 1.1, the Peabody Group’s aggregate liability:

(a)

for all Warranty Claims (including any costs, expenses and other liabilities payable by Peabody in connection with such Warranty Claims), will not exceed the Consideration to the extent actually received by Peabody as at the date of the Claim; and

(b)

for all other Claims (including any costs, expenses and other liabilities payable by Peabody in connection with such Claims), will not exceed 10% of the Consideration to the extent actually received by Peabody (including pursuant to the Loan Notes) as at the date of SMC Completion.

1.3

The Peabody Group will not be liable in respect of any single Claim or any series of Claims which arise from the same or substantially the same facts, matters, circumstances or events (and such Claim(s) will be disregarded for all purposes) unless the amount of the liability pursuant to such Claim or series of Claims would exceed 0.1% of the Consideration to the extent actually received by Peabody as at the date of Completion.

1.4

The Peabody Group will not be liable in respect of any single Claim unless the aggregate amount of the Peabody Group’s liability for all Claims (other than Claims excluded by paragraph 1.3 or any other paragraph of this Schedule 5) would exceed 1% of the Consideration actually received by Peabody as at the date of the Claim, in which case the Peabody Group will be liable only for the excess.

2.	Time Limits On Claims

2.1	Peabody will not be liable in respect of any Claim, and any such Claim will be wholly barred and unenforceable unless the Buyer has given notice in writing of such Claim to Peabody:

(a)	in the case of a Warranty Claim, within the period of two years beginning with the Completion Date; and

(b)	in the case of any other Claim, within the period of 12 months beginning with the Completion Date.

2.2	Any notice referred to in paragraph 2.1 must:

(a)

be given by the Buyer to Peabody as soon as reasonably practicable and, in any event, within 30 Business Days of the Buyer becoming aware of the facts, matters, circumstances or events giving rise to such Claim;

(b)

include such detail and supporting evidence as is reasonably available to the Buyer at the time of the relevant facts and circumstances giving rise to the Claim, together with the Buyer’s good faith estimate of any alleged Liability; and

(c)

specify (without prejudice to the Buyer’s right subsequently to identify other Warranties which are breached by the same facts) the specific Warranties or other provisions of this Deed which are alleged to have been breached, but the failure of the notice from the Buyer to comply with the requirements of sub-paragraphs (a), (b) and (c) will not operate to limit Peabody’s liability except to the extent that Peabody’s ability to defend such Claim is prejudiced or Peabody’s liability (or reasonably and properly incurred costs and expenses of Peabody in defending such Claim) is increased as a result of such failure.

2.3

For the avoidance of doubt, the Buyer may give notice of any single Claim in accordance with paragraph 2, whether or not the amount set out in paragraph 1.4 has been exceeded at the time the notice is given.

2.4

Peabody will not be liable in respect of any Claim, and Peabody’s liability in respect of such Claim will cease (and no new Claim may be made in respect of the facts, matter, events or circumstances giving rise to such Claim) to the extent not previously satisfied, withdrawn or settled, six months after the date on which the notice referred to in paragraph 2.1 is given unless court proceedings in respect of the subject matter of the Claim:

(a)	have been commenced by being both issued and validly served on Peabody; and

(b)	have not been withdrawn or terminated and are continuing to be pursued with reasonable diligence by the Buyer.

3.	Remediable Breaches

To the extent the fact, matter, event or circumstance giving rise to a Claim is capable of remedy, Peabody will not be liable for such Claim if and to the extent that it is remedied at Peabody’s cost and expense to the Buyer’s reasonable satisfaction within 60 Business Days of the date of the notice referred to in paragraph 2.1. Without prejudice to any obligation on the Buyer to mitigate any loss, the Buyer shall, and shall procure that each Buyer Group member shall, at Peabody’s cost and expense, provide reasonable assistance to Peabody to remedy any such fact, matter, event or circumstance.

4.	Indirect Loss

4.1	Peabody will not be liable for any indirect loss.

4.2

Peabody will not be liable for any punitive loss, loss of profit (other than direct loss of profit being a loss that arises naturally from the relevant breach or circumstances), loss of goodwill, loss of opportunity or loss of reputation, whether actual or prospective, in respect of any Claim.

5.	Disclosure

Peabody will not be liable in respect of any Claim if and to the extent that the fact, matter, event or circumstance giving rise to such Claim is Disclosed:

(a)	in this Deed or any other Transaction Document;

(b)

in any information available, on the date that is two Business Days before the date of this Deed, on the PPS Register or public registers maintained by any of the Trade Marks Office, IP Australia, the Queensland Titles Registry, the Queensland Department of Environment, Science and Innovation, the Queensland Department of Natural Resources and Mines, the Commonwealth Department of Climate Change, Energy, the Environment and Water, the Clean Energy Regulator, the National Native Title Tribunal, ASIC or the Queensland Competition Authority;

(c)	in any information available, on the following dates specified, on public registers maintained by:

(i)	the High Court of Australia, as at the date which is two Business Days before the date of this Deed;

(ii)	the Federal Court of Australia, as at the date which is two Business Days before the date of this Deed;

(iii)	the Supreme Court of Queensland and District Court of Queensland, as at the date which is two Business Days before the date of this Deed;

(iv)	the Land Court of Queensland, as at 19 November 2024;

(v)	the Supreme Court of New South Wales, as at 18 November 2024;

(vi)	the Supreme Court of Western Australia, as at 18 November 2024;

(vii)	the Supreme Court of Victoria, as at 18 November 2024;

(viii)	the Supreme Court of South Australia, as at 6 November 2024;

(ix)	the Supreme Court of the Northern Territory, as at 18 November 2024; or

(x)	the Supreme Court of the Australian Capital Territory, as at 18 November 2024; or

(d)

in any information available through releases on a Stock Exchange published by Anglo American plc (including quarterly, half yearly and annual reports) in the 12 month period prior to the date of this Deed, on or before the date that is two Business Days before the date of this Deed.

6.	Buyer’s Knowledge

6.1

Peabody will not be liable in respect of any Claim if and to the extent that the Buyer Deal Team Members are aware, or ought reasonably to have been aware as at the date of this Deed (including after having made reasonable enquiries after they had each reviewed this Deed and any other Transaction Document) of the Claim or the fact, matter, event or circumstance which is the subject matter of the Claim.

6.2

The Buyer and the Buyer Guarantor acknowledge, agree, represent and warrant to Peabody, that at no time has Peabody or any person on their behalf made or given or has the Buyer or the Buyer Guarantor relied on any representation, warranty, promise or undertaking in respect of the future financial performance or prospects of the Group Companies (including any dividends which may be paid by the Group Companies) or otherwise (including in connection with any financial analysis or modelling conducted by the Buyer or any of their Representatives).

6.3

The Buyer and the Buyer Guarantor acknowledge, agree, represent and warrant to Peabody that, notwithstanding anything in this Deed (but subject to the Warranties), neither Peabody (nor any of its Representatives) make any warranty or representation in respect of the future recoverable reserves, physical characteristics of or prospects in relation to the Mining Tenements. Without limiting the generality of the foregoing, Peabody makes no representation or warranty, whether express or implied, and disclaims any liability in respect of or as to:

(a)	any personal property or equipment located on the Mining Tenements;

(b)

the state, condition, conformity to model or samples, or any physical assets located on or forming part of the Mining Tenements or Properties, including all installations, structures, plants, equipment, machinery, and the Buyer and the Buyer Guarantor acknowledge and agree that all such assets are transferred under this Deed on an “as is, where is” basis (subject to the Warranties);

(c)	the amount, quality, price, or deliverability of, or values with respect to, any reserves attributable to the Mining Tenements;

(d)	the issuance, reissuance or transfer of any permits related to the Mining Tenements (including the grant of any tenement from an application);

(e)	any authorisation, consent, approval, or waiver required under any Mining Tenements, Properties or applicable Law;

(f)

any geological, geophysical, engineering, economic, or other interpretations, forecasts, or evaluations in respect of the Mining Tenements, including in respect of any geological formation, drilling prospect, or reserves, and the Buyer affirms and acknowledges that it has made its own independent assessment and evaluation of these matters; or

(g)	any forward-looking statements, forecasts, or financial projections, including present or future value of anticipated income, costs, or profits.

7.	Contingent Liabilities

Other than in respect of a Tax Claim, Peabody will not be liable in respect of any liability which is contingent or otherwise not capable of being quantified in relation to any Claim unless and until such contingent or unquantifiable liability becomes an actual and quantifiable liability and is due and payable.

8.	Alternative Recovery

8.1

Peabody will not be liable in respect of any Claim to the extent of the amount of the Liabilities to which the Claim relates has otherwise been made good or has otherwise been compensated for in full without loss to any Buyer Group member.

8.2

Peabody will not be liable in respect of any Claim (other than a Tax Claim, to which the provisions of Schedule 7 will instead apply) if the Buyer Group has a right of recovery against, or indemnity from, any third party, including pursuant to any insurance policy (whether under provision of law, contract or otherwise) in respect of the Liabilities to which the Claim relates, unless the Buyer Group has first used reasonable endeavours to recover from such third party (an “Alternative Recovery Claim”).

8.3	In respect of any Alternative Recovery Claim, the Buyer shall:

(a)	as soon as reasonably practicable give written notice of the Alternative Recovery Claim to Peabody specifying in reasonable detail the material aspects of the Alternative Recovery Claim;

(b)	keep Peabody reasonably informed of the progress of the Alternative Recovery Claim;

(c)

provide Peabody (at Peabody’s cost and expense) with copies of all material correspondence or other documents relating to the Alternative Recovery Claim requested by Peabody, subject always to legal professional privilege and any confidentiality obligations that are binding on any Buyer Group member; and

(d)	use reasonable endeavours to consult with Peabody regarding the conduct of the Alternative Recovery Claim.

8.4

The Buyer will not be precluded from bringing any Claim under this Deed by reason of any breach of the terms of paragraph 8.3, but Peabody will not be liable in respect of any relevant Claim to the extent Peabody’s liability would otherwise arise or be increased by such breach.

9.	Subsequent Recovery

If Peabody pays the Buyer any amount in respect of a Claim and the Buyer or any Buyer Group member is or subsequently becomes entitled to recover from any person other than Peabody a sum which is referable to that Claim (including any by way of discount, relief or credit), the Buyer shall give prompt notice to Peabody, and shall, and shall procure that any relevant Buyer Group member shall, use reasonable endeavours to seek recovery from such third party. If any amount is actually recovered from such third party, such amount must promptly be repaid by the Buyer to Peabody.

10.	Financial Benefit

In calculating Peabody’s liability in respect of any Claim, any net quantifiable financial benefit to any Buyer Group member as a result of the matter giving rise to such Claim or the Claim itself will be taken into account, including the amount by which any Taxation for which any Buyer Group member is accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such Claim or the Claim itself provided such reduction will be realised not later than the tax period in which the payment from Peabody falls due.

11.	No Duplication Of Recovery

The Buyer will not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same Liabilities, regardless of whether more than one Claim arises in respect of it, and for this purpose recovery by the Buyer or any Group Company will be deemed to be a recovery by each of them.

12.	Voluntary Acts/Future Changes

Peabody will not be liable in respect of any Claim if and to the extent that the Claim would not have arisen but for, or is increased or not reduced as a result of:

(a)	the completion of the sale of any Participating Interest required upon receipt of a Pre-emption Acceptance Notice;

(b)	any act or omission by Peabody, or any Affiliate of Peabody or any Group Company as a consequence of the execution and / or performance of any Transaction Document;

(c)	any act or omission of Peabody, any Affiliate of Peabody or any Group Company before Completion taken at the written request of or with the Buyer’s written consent;

(d)	any failure by the Buyer to act in accordance with paragraph 13 of this Schedule in connection with the matter giving rise to such Claim;

(e)

any act or omission of any Buyer Group member, or any of their directors, officers, employees, agents or consultants, after Completion which is outside its ordinary course of business as conducted at Completion and is not carried out pursuant to a legally binding obligation entered into on or before Completion or pursuant to any obligation imposed by Law, but in each case only in circumstances where:

(i)

the relevant person knew that the relevant Claim would arise or was reasonably likely to arise because of the voluntary act and that an alternative course of action was available at no additional cost to the relevant Buyer Group member; and

(ii)

the act or omission was not carried out in the ordinary course of business of the relevant Buyer Group member or pursuant to a legally binding commitment of any Buyer Group member created on or before Completion, in complying with any law or applicable regulation or at the written request of any Tax Authority or at Peabody’s or its Affiliate’s written request or with the written consent of Peabody or its Affiliate;

(f)	any winding-up or cessation of, or any change in, the nature or conduct of any business carried on by a Buyer Group member after Completion;

(g)	any reorganisation or change in ownership of any Group Company or any Participating Interest after Completion;

(h)

any alteration to or enactment (other than a re-enactment) of any statute, statutory instrument or other legislative act or other change of Law (including any decision of any court or tribunal) or any practice of any Authority (including the withdrawal of any extra-statutory concession of a Tax Authority) which is announced and enacted after the date of this Deed (whether relating to Taxation, rates of Taxation or otherwise);

(i)

the withdrawal or amendment of or change to any practice, concession or written agreement or administrative arrangements with any Group Company previously made by any Tax Authority in force at the date of this Deed;

(j)	any change in the accounting reference date or the length of any accounting period of any Buyer Group member made on or after Completion; or

(k)

any change in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of any Group Company from those used in the preparation of the Pro forma Financial Information other than a change which is reported by a Group Company’s auditors at the time to be necessary in their opinion because such bases, policies, practise or methods as at Completion are not in accordance with any appropriate published accounting practices or principles then current.

13.	Conduct Of Third-Party Claims

In respect of any fact, matter, event or circumstance which any Buyer Group member becomes aware of, which is reasonably likely to result in a claim against any of them (a “Third-Party Claim”) and which, in turn, is reasonably likely to result in a Claim, the Buyer shall:

(a)

as soon as reasonably practicable give written notice of the Third-Party Claim to Peabody specifying in reasonable detail the material aspects of the Third-Party Claim (but any failure to do so will not prejudice the Buyer’s Claim except to the extent the amount of the Claim is increased by the delay);

(b)	keep Peabody reasonably informed of the progress of the Third-Party Claim;

(c)

provide Peabody upon request (and at Peabody’s cost and expense) with copies of all material correspondence or other documents relating to the Third-Party Claim requested by Peabody, subject always to legal professional privilege and any confidentiality obligations that are binding on any Buyer Group member;

(d)	consult with Peabody regarding the conduct of the Third-Party Claim;

(e)

not cease to defend the Third-Party Claim or make any admission of liability or any agreement, compromise or payment in relation to the Third-Party Claim without Peabody’s written consent, which will not be unreasonably withheld or delayed;

(f)	take such action as Peabody may reasonably request to avoid, resist, dispute, appeal, compromise, remedy or defend the Third-Party Claim; and

(g)

subject to any consent (if any) required under a Joint Venture Agreement (which the Buyer must (and must procure any Group Company must) use reasonable endeavours to obtain), allow Peabody, at its election (in writing), to take over the conduct of the Third-Party Claim, in which case:

(i)	the Buyer shall:

(A)	delegate the conduct of any proceedings in respect of the Third-Party Claim to Peabody;

(B)

retain such legal advisers as nominated by Peabody to act on behalf of the relevant member(s) of the Buyer Group in relation to the Third-Party Claim in accordance with Peabody’s instructions (provided the Buyer is entitled to engage its own separate legal advisers, at its own cost and expense);

(C)

procure that its Representatives provide such information and assistance as Peabody or the appointed legal advisers may require in connection with the conduct of the Third-Party Claim (subject to Peabody paying reasonable cost and expenses of such Representatives in providing such information and assistance); and

(D)	procure that the relevant Group Company will promptly take such actions or omit to take such actions as directed by Peabody in accordance with its rights under this paragraph 13; and

(ii)	Peabody shall:

(A)	keep the Buyer reasonably informed of the progress of the Third-Party Claim;

(B)

provide the Buyer upon request with copies of all material correspondence or other documents relating to the Third-Party Claim requested by the Buyer, subject always to legal professional privilege and any confidentiality obligations that are binding on Peabody or any of its Affiliates;

(C)	consult with the Buyer regarding the conduct of the Third-Party Claim;

(D)	not cease to defend the Third-Party Claim or make any admission of liability or enter into any agreement or compromise in relation to such Third-Party Claim without consultation with the Buyer; and

(E)

have a consent right, not to be unreasonably withheld or delayed, in respect of any admission of liability, compromise or settlement or payment in respect of any Third-Party Claim by any Buyer Group member;

(F)	act reasonably in all the circumstances in respect of the conduct of the Third-Party Claim, including having regard to the likelihood of success of the proceedings; and

(G)

provided that the Buyer has complied with its obligations under paragraph (g)(i), indemnify the Buyer on demand (on a dollar for dollar basis) against all Liabilities reasonably incurred by the Buyer and its Affiliates in connection with the conduct of the Third-Party Claim by Peabody.

14.	Duty To Mitigate

The Buyer shall procure that reasonable steps and proceedings are taken by each Buyer Group member and each of their directors and officers to mitigate any Liabilities, Claim or potential Claim. Nothing in this Deed will relieve the Buyer of the common law rules of mitigation in respect of its loss.

15.	Seller Access

In the event of an actual or potential Claim, the Buyer shall, subject to Peabody giving such undertakings as to confidentiality as the Buyer may reasonably require, procure that Peabody and its Representatives are provided, upon reasonable notice and during Working Hours, with all such assistance, documentation, information and access to such information, records, premises and personnel of the relevant Group Companies as they may reasonably require (but excluding anything which is subject to legal privilege) to investigate, avoid, remedy, dispute, resist, appeal, compromise or contest such Claim and shall permit Peabody and its Representatives to make copies of such documentation and information to the extent relevant to the Claim.

16.	Application To Excluded Claims

(a)	Paragraphs 1.2 to 1.4, 2, 5 and 6 of this Schedule 5 do not apply to Excluded Claims.

(b)

Without limiting paragraph 16(a), the Peabody Group will not be liable in respect of any single Excluded Claim or any series of Excluded Claims which arise from the same or substantially the same facts, matters, circumstances or events (and such Excluded Claim(s) will be disregarded for all purposes) unless the amount of the liability pursuant to such Excluded Claim or series of Excluded Claims would exceed $50,000.

17.	[***]

Schedule 6

Back to Back Warranties

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Schedule:

“Applicable Data Protection Laws” means:

(a)	the Australian Privacy Act 1988 (Cth); and

(b)

the General Data Protection Regulation 2016/679, the UK Data Protection Act 2018 (the “DPA”) and the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019,

and any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements any of the above, in each case as amended, consolidated, re-enacted or replaced from time to time;

“Dawson Plant and Equipment Assets” means the plant and equipment listed in the Fixed Asset Register under company code AU85;

“Dawson South Plant and Equipment Assets” means the plant and equipment listed in the Fixed Asset Register under company code AU77, to the extent it relates to the Dawson South Joint Venture;

“Dawson South Exploration Plant and Equipment Assets” means the plant and equipment listed in the Fixed Asset Register under company code AU77, to the extent it relates to the Dawson South Exploration Joint Venture;

“Entitlements” means any superannuation, incapacity, sickness, disability, accident, healthcare or death benefits (including in the form of a lump sum);

“Finance Documents” has the meaning given in paragraph 11.1;

“Fixed Asset Register” means document 02.02.02.04 in the Data Room.

“Insurance Policy” has the meaning given in paragraph 19.1;

“Intellectual Property” means:

(a)

all rights in patents, utility models, trade marks, service marks, logos, get-up, trade names, internet domain names, copyright (including rights in computer software), design rights, moral rights, database rights, topography rights, plant variety rights, confidential information and knowledge (including know-how, inventions, secret formulae and processes, market information, and lists of customers and suppliers), and rights protecting goodwill and reputation, in all cases that is material to the Group and owned or used by the Group whether registered or unregistered; all other forms of protection having a similar nature or effect anywhere in the world to any of the items in this limb (a); and

(b)	applications for or registrations of any of the rights in limb (a),

in each case, that is or are material to the Group Companies;

“Plant and Equipment Assets” means the Dawson Plant and Equipment Assets, Dawson South Plant and Equipment Assets, Dawson South Exploration Plant and Equipment Assets, and Theodore South Plant and Equipment Assets;

“Theodore South Plant and Equipment Assets” means the plant and equipment listed in the Fixed Asset Register under company code AU72.

2.	TITLE AND CAPACITY

2.1	The SMC Seller is validly incorporated, in existence and duly registered under the laws of its country of incorporation.

2.2	The SMC Seller has taken all necessary action and has all requisite power and authority to enter and perform the SMC SPA Transaction Documents to which it is a party in accordance with their terms.

2.3

The SMC SPA Transaction Documents (to which the SMC Seller is a party) constitute (or will constitute when executed) valid, legal and binding obligations on the SMC Seller in accordance with their terms.

2.4

The execution and delivery of the SMC SPA Transaction Documents by the SMC Seller and the performance of and compliance with their terms and provisions will not conflict with or result in a breach of, or constitute a default under, the SMC Seller’s constitutional documents, any agreement or instrument to which the SMC Seller is a party or by which it is bound, or any Law, order or judgment that applies to or binds the SMC Seller or any of its property.

3.	CAPITAL STRUCTURE AND CORPORATE INFORMATION

3.1	The section of the Group Information Schedule entitled “Subsidiaries”:

(a)	lists all the subsidiaries and subsidiary undertakings of the Companies;

(b)	sets out particulars of their allotted and issued share capital or in the case of Anglo Dawson, its member; and

(c)	is complete and accurate in all material respects as at the date of this Deed.

3.2

Unless otherwise indicated in the Group Information Schedule, the Company or a Subsidiary is the sole legal and beneficial owner of the whole allotted and issued share capital of each Subsidiary and all such shares are fully paid up and free from all Encumbrances, other than the Pre-emption Rights.

3.3

No person (other than a Group Company or the SMC Seller) has a right to require any Group Company to allot, issue, sell, transfer any share capital, or to convert existing securities into or to issue securities that have rights to convert into any share capital other than in accordance with the Joint Venture Agreements.

4.	CONSTITUTIONAL AND CORPORATE DOCUMENTS

4.1	Copies of the constitution of each Group Company are included in the Data Room.

4.2

All statutory books (excluding the minutes books) and registers required to be maintained by each Group Company under the law of its jurisdiction of incorporation are in the possession or under the control of the Group Company to which they relate and are properly written up in all material respects.

5.	INSOLVENCY

5.1

No receiver or administrative receiver or manager or receiver and manager or trustee or similar person has been appointed over the whole or any part of the assets or undertaking of any Group Company. No administrator has been appointed, nor has any administration order been made, in respect of any Group Company, and no petition or application for such an order or any notice of appointment of, or of any intention to appoint, an administrator has been threatened, presented, made, served or filed.

5.2

No voluntary arrangement, compromise, composition, scheme of arrangement, standstill agreement, deferral, rescheduling or other readjustment or reorganisation or other arrangement between any Group Company and its creditors (or any class of them) has been proposed or approved by any Group Company other than in the ordinary course of trading.

5.3

No petition has been threatened or presented against any Group Company by any third party, and no order has been made, no resolution has been passed and no meeting has been convened for the purpose of winding up any Group Company or for the appointment of a provisional liquidator or special manager to any Group Company.

5.4	No step has been taken with a view to the dissolution or striking-off the register of any Group Company.

5.5	No event or circumstance has occurred or exists in respect of any Group Company analogous to those described in paragraphs 5.1 to 5.4.

6.	PRO FORMA FINANCIAL INFORMATION

6.1

Insofar as it relates to the SMC Group, the Pro forma Financial Information presents with reasonable accuracy the financial position of the SMC Group (including, for these purposes, the SMC Subsidiaries that are the subject of the Moranbah Carve-out and the Jellinbah Carve-out) as at the end of each Pro forma Financial Information Period and its financial performance for each Pro forma Financial Information Period. In this paragraph:

(a)	“Jellinbah Carve-out” has the meaning given to the term ‘Jellinbah Carve-out’ in the SMC SPA;

(b)	“Moranbah Carve-out” has the meaning given to the term ‘Moranbah Carve-out’ in the SMC SPA; and

(c)	“SMC Subsidiaries” has the meaning given to the term ‘Subsidiaries’ in the SMC SPA.

7.	ACCOUNTS

7.1	The Accounts have been prepared:

(a)	in accordance with the Accounting Standards; and

(b)	in accordance with the requirements of the Corporations Act and any other applicable Laws.

7.2

Insofar as they relate to the SMC Group, the Accounts give a true and fair view of the financial position of the SMC Group (including, for these purposes, the SMC Subsidiaries that are the subject of the Moranbah Carve-out and the Jellinbah Carve-out) as at the Accounts Date and its financial performance for the year ended on the Accounts Date. In this paragraph 7.2, ‘Jellinbah Carve-out’, ‘Moranbah Carve-out’ and ‘SMC Subsidiaries’ have the meaning given in paragraph 6.1.

8.	MANAGEMENT ACCOUNTS

8.1	So far as the SMC Seller is aware, the Management Accounts have been prepared:

(a)	with due care and attention; and

(b)

on a basis consistent with the equivalent management accounts in respect of the same period in the prior year and in accordance with the SMC Group’s monthly reporting procedures as consistently applied.

8.2

Having regard for the purposes for which they were prepared, so far as the SMC Seller is aware, the Management Accounts present with reasonable accuracy the profits and losses and net assets of the entities to which they relate for the period, and as at the date, in respect of which they have been prepared, in each case insofar as they relate to the SMC Group and in each case other than in respect of exceptional items which in aggregate are not material.

9.	PARTICIPATING INTERESTS AND PLANT AND EQUIPMENT ASSETS

9.1	Anglo Dawson holds the Dawson Participating Interest in the Dawson Plant and Equipment Assets.

9.2	Anglo Dawson South holds the:

(a)	Dawson South Participating Interest in the Dawson South Plant and Equipment Assets; and

(b)	Dawson South Exploration Participating Interest in the Dawson South Exploration Plant and Equipment Assets.

9.3	Anglo Theodore South holds the Theodore South Participating Interest in the Theodore South Plant and Equipment Assets.

9.4

Other than the Pre-emption Rights, there are no Encumbrances over or affecting any Plant and Equipment Assets, and the SMC Seller is not party to any agreement to grant any Encumbrance over any Plant and Equipment Asset.

9.5	Each Plant and Equipment Asset is:

(a)	located at the mine or site to which is relates;

(b)	in the physical possession or control of the Joint Venture Participants or the relevant Group Company, as applicable; and

(c)	in a good and safe state of repair and condition and in satisfactory working order for its age.

10.	CONTRACTS

10.1	Copies of the Material Contracts are included in the Data Room.

10.2

No notice of termination or material breach (which is current and outstanding) of any Material Contract has been received or served by a Group Company, and, so far as the SMC Seller is aware, there are no grounds for lawful termination by the counterparty of any Material Contract.

10.3	No Group Company is and, so far as the SMC Seller is aware, no other party to a Material Contract is in material breach of any Material Contract.

10.4

So far as the SMC Seller is aware, there are no agreements, arrangements or understandings to which the Group Companies are party other than as set out in the SMC SPA Disclosure Letter or the Vendor Reports that are outside the ordinary course of business of each of the Group Companies.

11.	FINANCE AND GUARANTEES

11.1

The Data Room contains details of the material terms of the current and outstanding financial indebtedness of each Group Company as at the date of this Deed, in each case excluding indebtedness between Group Companies (the “Finance Documents”).

11.2

Other than in the ordinary course of business, no Group Company has given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement in respect of, or is otherwise responsible for the indebtedness or the default in the performance of any obligation of, any person other than another Group Company, a Representative of a Group Company or any Joint Venture Participant.

11.3	No Group Company has received any written notice (which is current and outstanding) from any counterparty under the Finance Documents:

(a)	that it is in material default under the terms of any of the Finance Documents (and with such default still being outstanding at the date of this Deed); or

(b)	to repay any part of the Finance Documents in advance of their stated maturity date.

12.	EMPLOYEES AND ENTITLEMENTS

12.1

So far as the SMC Seller is aware, each Group Company (to the extent applicable) has complied with applicable Laws, awards, enterprise agreements or other instrument made or approved under any Law with respect to:

(a)	employment of its Employees; and

(b)	its Entitlements owed to Employees.

13.	MINING TENEMENTS AND INTERESTS

13.1	The details of each Mining Tenement set out in Schedule 8 are true and correct in all material respects.

13.2

Each Mining Tenement is valid, in good standing and is not liable to forfeiture, termination (other than expiry in the ordinary course), cancellation or suspension for any reason; and no notice has been received under any applicable Laws cancelling, forfeiting or suspending or threatening to cancel, forfeit or suspend the Mining Tenements nor any material licence, consent, permission, authority or permit held in relation to the Mining Tenements; and all material obligations and liabilities under the terms of each Mining Tenement (including the payment of all relevant material fees and charges in respect of those Mining Tenements) have been met and satisfied; and there are no outstanding material non-compliances with applicable Laws in relation to each Mining Tenement.

13.3

In respect of the Mining Tenements in which Schedule 8 provides that a Group Company has an interest, the Group Company is holder of a legal and beneficial interest in the percentage set out in Schedule 8, and the Group Company has full capacity and power to hold those interests.

13.4

At SMC Completion, there will be no Encumbrances over or affecting any of the Participating Interests, and no Group Company is party to any agreement to grant any Encumbrance over any of the Mining Tenements, and there will be no agreements, options or rights capable of becoming or giving rise to an agreement or option for the purchase of the Mining Tenements.

13.5	There are no agreements, arrangements or understandings in force requiring any of the Participating Interests to be shared with or made available to any person.

14.	PROPERTY

14.1	The details of each Property set out in Schedule 10 are true and correct in all material respects.

General

14.2	The Properties are the only land and buildings owned, used or occupied by each Group Company in relation to the operation of the relevant Joint Ventures and for residential purposes.

14.3	Except as Disclosed, the Group Companies have exclusive occupation and right of quiet enjoyment of the Properties.

14.4

As at the date of the SMC SPA, no notices have been received by the SMC Seller or a Group Company, and there is no order, declaration, report, recommendation or approved proposal of a public authority or government department which would materially affect the use of any of the Properties.

Freehold Properties

14.5	In relation to those Properties listed in Schedule 10, which are real property owned by the Group Companies (“Freehold Properties”):

(a)	a Group Company is the registered holder and beneficial owner of the Freehold Properties;

(b)	all rates, taxes and levies (including land tax) applicable to the Freehold Properties have been paid; and

(c)	a Group Company has not sold, agreed to sell, granted any option to sell, lease or sublease or agreed to lease or sublease any of the Freehold Properties.

Leasehold Properties

14.6	In relation to the Properties listed in Schedule 10, which are leased by the Group Companies (“Leasehold Properties”):

(a)	there are no subsisting material breaches of the leases of the Leasehold Properties (“Property Leases”); and

(b)	as at the date of the SMC SPA, no Group Company has received any notice of any breach of the Property Leases.

14.7	The Property Leases:

(a)	are valid and subsisting; and

(b)	have not been amended or modified.

15.	INTELLECTUAL PROPERTY

15.1	As at the date of the SMC SPA, no claims have been received by the SMC Seller Group challenging any Group Company’s use of the Intellectual Property.

15.2	As at the date of the SMC SPA, Schedule 11 is a complete and accurate list of:

(a)	all material registered business names and trade marks;

(b)	all material registered patents and designs; and

(c)	all material applications for registration of patents, trade marks and designs,

owned or used by the Group Companies.

16.	COMPLIANCE WITH LAWS AND DISPUTES

16.1	Each Group Company is conducting, and has for the three years before the date of this Deed conducted its business, in all material respects, in accordance with all applicable Laws.

16.2	No Group Company:

(a)

is or has in the three years before the date of this Deed been engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any Authority (except for debt collection in the normal course of business), in each case of a value exceeding AUD 5,000,000); or

(b)

is or has in the three years before the date of this Deed received written notice that it is the subject of any formal investigation, inquiry or enforcement proceedings by any Authority which would have a material adverse effect on the Group as a whole, and no such proceedings, investigations or inquiries have been threatened in writing or are pending.

16.3	No Group Company:

(a)	is affected by any existing or pending judgments, decisions or rulings made against a Group Company that would have a material adverse effect on the Group as a whole; or

(b)	has given any undertakings arising from legal proceedings to an Authority or other third party which remains in force.

17.	ENVIRONMENT

17.1	So far as the SMC Seller is aware:

(a)	in relation to the Mining Tenements there are no material, unremediated breaches of any applicable Environmental Laws; and

(b)	all material Environmental Authorisations in relation to the Mining Tenements:

(i)	have been obtained; and

(ii)	are in full force and effect in all material respects.

18.	BRIBERY, CORRUPTION, SANCTIONS AND EXPORT CONTROLS

18.1

No Group Company nor any of their respective directors, officers, employees, agents, or representatives is engaged (in such capacity) in any conduct, activity or omission which would constitute material non-compliance with any Sanctions Law or Anticorruption Law.

18.2	No Group Company nor any of their respective directors, officers, employees, agents or representatives (in such capacity):

(a)	is or has been a Sanctioned Person;

(b)	is or has been in breach of any Sanctions Laws; or

(c)	has in the three years before the date of this Deed engaged in any transaction or dealing with any Sanctioned Person and/or with any Sanctioned Territory,

provided paragraph 18.1 and this paragraph 18.2 will not apply if and to the extent that it is or would be unenforceable by reason of breach of any provision of the Council Regulation (EC) No 2271/96 of 22 November 1996, the Protecting against the Effects of the Extraterritorial Application of Third Country Legislation (Amendment) (EU Exit) Regulations 2020 (SI 2020/1660), any law or regulation implementing such regulations in any member state of the European Union or the United Kingdom, or any similar blocking or anti-boycott law.

19.	INSURANCE

19.1	A summary of all material insurance policies maintained by or covering the Group as at the date of this Deed is included in the Data Room (each, an “Insurance Policy”).

19.2	All premiums due and payable on each Insurance Policy have been paid and no written notice of cancellation, termination or revocation of any Insurance Policy has been received by any Group Company.

20.	POWERS OF ATTORNEY

There are no powers of attorney in force given by any Group Company, other than those given to:

(a)	its Representatives in the ordinary course of business or otherwise to ensure the continued operation of the Group or to a holder of an Encumbrance solely to facilitate its enforcement; or

(b)	the Group’s employees in the ordinary course of business.

21.	TAX

21.1

Each Group Company and the SMC Seller Head Company has in the three years before the date of this Deed made or submitted all material returns, accounts and computations in relation to Tax which it was required by law to make or submit, and all such returns, accounts and computations were prepared on a proper basis.

21.2	Each Group Company or the SMC Seller Head Company has complied on a timely basis with all notices served on it and any other requirements lawfully made of it by any Tax Authority.

21.3

All Tax for which a Group Company or the SMC Seller Head Company has been liable to account has been duly paid (insofar as such Tax ought to have been paid), and no Group Company is liable, or has in the three years before the date of this Deed been liable, to pay a material penalty, surcharge, fine or interest in connection with Tax.

21.4

Each Group Company has in the three years before the date of this Deed deducted or withheld all Tax which it has been obliged by law to deduct or withhold from amounts paid by it and has properly accounted to the relevant Tax Authority for all amounts of Tax so deducted or withheld to the extent such amounts are due to be paid to a Tax Authority.

21.5

No Group Company is currently party to any material dispute with, or audit, investigation or non-routine review by, any Tax Authority, and no Group Company has been notified that it is the subject of any non-routine investigation, enquiry or audit by any Tax Authority.

21.6

Each Group Company has since its date of incorporation been resident for Tax purposes only in its jurisdiction of incorporation, and no Group Company is liable to pay Tax chargeable under the laws of any other jurisdiction save in respect of income or gain on which it may be subject to Tax solely by way of withholding.

21.7

In relation to any period during which a Group Company has been a member of the SMC Seller Consolidated Group, there are no Group Liabilities not covered by the SMC Seller Tax Sharing Agreement, including:

(a)

in the circumstances set out in section 721-25(2) of the 1997 Tax Act (the SMC Seller Tax Sharing Agreement was entered into as an arrangement to prejudice the recovery by the Commissioner of some or all of any Group Liability of the SMC Seller Consolidated Group); and

(b)

in the circumstances set out in section 721-25(3) of the 1997 Tax Act (the SMC Seller Head Company fails to provide a copy of the SMC Seller Tax Sharing Agreement in the approved form as required by section 721-25(3) of the 1997 Tax Act).

21.8	Each Company and each of the Consolidated Subsidiaries is a member of the SMC Seller Consolidated Group.

21.9	Each Company and each of the Consolidated Subsidiaries is a party to the SMC Seller Tax Sharing Agreement which covers all Group Liabilities.

21.10	Each Group Company has in the three years before the date of this Deed maintained proper and adequate records to enable it to comply in all material respects with its obligations to:

(a)	prepare and submit any information, notices, computations, returns and payments required in respect of any Tax Law;

(b)	prepare any accounts necessary for compliance with any Tax Law;

(c)	support any position taken by any Group Company for Tax purposes; and

(d)	retain necessary records as required by any Tax Law,

and, so far as the SMC Seller is aware, such records are accurate in all material respects.

21.11

All transactions and instruments entered into in the three years before the date of this Deed for which a Group Company is the person statutorily liable to pay the Duty, or where the Group Company has agreed to pay Duty, have been duly stamped, are not insufficiently stamped, and in respect of such transactions or instruments the Duty has been paid and there is no requirement to upstamp on the account of an interim assessment.

21.12

No transactions contemplated by the SMC SPA Transaction Documents will cause a revocation or breach of any corporate reconstruction relief from Duty sought by any Group Company in the period of three years before the date of this Deed.

21.13	Each Group Company:

(a)	that is required to be registered for GST under the GST Act is so registered;

(b)	has complied in all material respects with its obligations under the GST Act;

(c)	is not in default of any obligation to make or lodge any payment or GST return or notification under the GST Act;

(d)	has appropriate systems to capture and report GST obligations and comply with the GST Act;

(e)

has no material agreement or arrangement requiring it to pay any GST on a supply which does not contain a provision enabling it, as recipient, to require the other party to the agreement or arrangement to provide to each Group Company a tax invoice for any GST on that supply before that payment is required; and

(f)	has not been paid any amount on account of, or in respect of, GST by any entity which it was not contractually entitled to be paid.

21.14	No Group Company has ever been a member of a GST Group other than the SMC Seller GST Group.

Schedule 7

Tax Covenant

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Schedule:

“Actual Tax Liability” means a liability of a Group Company to make a payment (or increased payment) of Tax or a payment in respect of, or on account of, Tax;

“Buyer’s Relief” means:

(a)	any Post-Completion Relief; and

(b)	any Relief arising to any member of the Buyer’s Tax Group (other than a Group Company) at any time;

“Buyer’s Tax Group” means the Buyer and each other company which is, or is for a Tax purpose, treated as being a member of the same group as, or otherwise controlled by, connected with, or associated in any way with, the Buyer from time to time;

“Consolidated Return” has the meaning given in paragraph 6.1;

“Deemed Tax Liability” means the use or set-off of a Buyer’s Relief in circumstances where, but for the use or set-off, a Group Company would have had an Actual Tax Liability in respect of which Peabody would have had a liability under this Schedule, and the amount that is to be treated for the purposes of this Schedule as a Deemed Tax Liability will be determined as follows:

(a)	where the Relief that is used or set-off is a deduction from or offset against Tax, the Deemed Tax Liability will be the amount of that Relief so used or set-off;

(b)

where the Relief that is used or set-off is a deduction from or offset against Income, Profits or Gains, the Deemed Tax Liability will be the amount of Tax saved as a result of such use or set-off; and

(c)

where the Relief that is the subject of the set-off is a repayment of Tax, credit or other amount payable by a Tax Authority, the Deemed Tax Liability will be the amount that would have been obtained but for the set-off;

“Demand” means:

(a)	any notice, demand, assessment, letter or other document issued, or action taken by, or on behalf of, any Tax Authority; or

(b)	the preparation or submission to a Tax Authority of a Tax Return by the Buyer, any Group Company or another person,

from which it appears that a Tax Liability is, or is likely to be, incurred by or imposed on any Group Company;

“Event” includes (without limitation) any event, transaction, act, payment, action, circumstance, state of affairs, default, omission or occurrence of any nature (including, for the avoidance of doubt, Completion itself) and whether or not the Buyer or any Group Company is a party to it, and reference to an Event occurring on or before a particular date includes Events which for Tax purposes are deemed to have, or are treated as having, occurred on or before that date;

“Income, Profits or Gains” includes income, profits or gains which are deemed to be earned, accrued or received for Tax purposes, and references to Income, Profits or Gains earned, accrued or received on or before a particular date means Income, Profits or Gains which are regarded as having been, or are deemed to have been, earned, accrued or received on or before that date for Tax purposes;

“Independent Tax Expert” means a legal practitioner with at least 10 years’ experience in Tax (at ‘Partner’ or comparable senior level) that is independent of each of the Buyer and Peabody and appointed by the parties under paragraph 6.9;

“Other Tax Return” means any Tax Return for or in respect of any accounting period or other tax reporting period of a Group Company which is not a Consolidated Return;

“Overprovision” means (applying the accounting policies, principles and practices adopted in relation to the preparation of the SMC SPA Completion Accounts) the amount by which any provision for Tax (other than deferred tax) in the SMC SPA Completion Accounts is overstated but disregarding any overstatement to the extent that it arises as a result of:

(a)

a change in legislation (or a change in interpretation on the basis of case law), a change in the published practice of any Tax Authority, a change in generally accepted accounting principles or a change in the rates of Tax, in each case announced and taking effect after the date of this Deed;

(b)	a voluntary act of the Buyer or the relevant Group Company after SMC Completion;

(c)	any change after SMC Completion of accounting policy, method or basis of a Group Company or the date to which a Group Company makes up its accounts; or

(d)	the use of any Buyer’s Relief;

“Post-Completion Relief” means a Relief which arises:

(a)	as a consequence of, or in connection with, any Event occurring (or being treated for Tax purposes as occurring) after SMC Completion; or

(b)	in respect of a period falling after SMC Completion;

“Relevant Percentage” means in respect of a Group Company, the percentage economic interest in that Group Company directly or indirectly acquired by Peabody pursuant to the SMC SPA;

“Resolution Institute” means the Resolution Institute ABN 69 008 651 232;

“Straddle Period” means an accounting period or other tax reporting period of a Group Company that begins on or before the Completion Date and ends after the Completion Date; and

“Tax Liability” means an Actual Tax Liability or a Deemed Tax Liability.

1.2

For the purpose of this Schedule and, in particular, computing any Tax Liability or Relief and for determining whether and to what extent a Tax Liability or a Relief relates to a pre- or post-Completion period, any Taxes of a Group Company with respect to any Straddle Period shall be apportioned between the portion of such period up to and including the Completion Date and the portion of such period that begins after the Completion Date on the basis that an accounting or other tax reporting period is deemed to have ended as of the close of business on the Completion Date.

1.3	References in this Schedule to paragraphs are to paragraphs in this Schedule unless otherwise stated.

2.	COVENANT TO PAY

2.1	Subject to the provisions of paragraph 3 and Schedule 5 of this Deed, Peabody covenants with the Buyer to pay to the Buyer an amount equal to the Relevant Percentage of:

(a)	any Actual Tax Liability:

(i)

arising as a consequence of or by reference to any Event which occurred on or before SMC Completion or was deemed to occur on or before Completion for the purposes of any Tax but excluding any such Actual Tax Liability to the extent that it arises in respect of or by reference to any Income, Profits or Gains;

(ii)	arising in respect of or by reference to any Income, Profits or Gains to the extent that such Income, Profits or Gains were earned, accrued or received on or before SMC Completion;

(b)	any Deemed Tax Liability; and

(c)	all reasonable out of pocket costs and expenses properly incurred by or on behalf of the Buyer or any Group Company (other than any management costs and expenses) in connection with:

(i)	a liability of the kind referred to in paragraphs 2.1(a) or 2.1(b); or

(ii)	successfully taking or defending any action against Peabody under this Schedule.

3.	LIMITATIONS AND EXCLUSIONS

3.1

Peabody shall not be liable under paragraph 2 of this Schedule 7 or for breach of the Back to Back Tax Warranties in respect of a liability of a Group Company (treating the relevant loss giving rise to a claim for a breach of a Back to Back Tax Warranty as if, for the purposes of this paragraph 3 of this Schedule 7, it was a liability) to the extent that:

(a)

the liability in question has been paid or discharged before SMC Completion or such payment or discharge was economically taken into account or economically reflected in the SMC SPA Completion Accounts;

(b)	provision or reserve was made in the SMC SPA Completion Accounts in respect of the liability in question;

(c)

the liability in question arises, or is increased, as a result of a change in legislation (or a change in interpretation on the basis of case law), a change in the published practice of any Tax Authority, a change in generally accepted accounting principles or a change in the rates of Tax, in each case announced and taking effect after the date of this Deed;

(d)

the liability in question would not have arisen but for a voluntary act or omission of the relevant Group Company after SMC Completion or any other member of the Buyer’s Tax Group at any time, other than an act which:

(i)	is in the ordinary course of business as carried on by the relevant Group Company at or before SMC Completion;

(ii)	is carried out at the written direction or request or with the written consent of Peabody; or

(iii)	is carried out pursuant to any legally binding obligation of any Group Company created or incurred before SMC Completion;

(e)

the liability in question would not have arisen but for a voluntary act or omission of the SMC Seller or any Group Company, in either case on or before SMC Completion, at the written direction or request or with the written consent of the Buyer;

(f)

the liability in question comprises interest arising by virtue of an instalment of Tax paid prior to SMC Completion proving to be an underpayment, insofar as it would not have been an underpayment but for an amount of Income, Profits or Gains actually earned, accrued or received after SMC Completion exceeding the amount taken into account in calculating the relevant instalment of Tax;

(g)

the liability in question would not have arisen but for any change after SMC Completion of accounting policy, method or basis of a Group Company or the date to which a Group Company makes up its accounts, except where such change is necessary so as to ensure compliance with law or generally accepted accounting principles (as applied at SMC Completion) where a Group Company was before, or on, SMC Completion not so compliant;

(h)

the liability in question would not have arisen but for the failure or omission on the part of a Group Company to comply with a written request of Peabody or its duly authorised agents to make a valid claim, election, surrender or disclaimer or to give a valid notice or consent to do any other thing, under the provisions of an enactment or regulation relating to Tax after SMC Completion, the making, giving or doing of which was taken into account in the SMC SPA Completion Accounts;

(i)

a Relief (other than a Buyer’s Relief) is available to the relevant Group Company, or is for no consideration made available by Peabody or the SMC Seller to the Group Company, to set against or otherwise mitigate the liability in question (and the Buyer shall, at Peabody’s written request, provide Peabody with such information and access to the Buyer’s personnel and advisors as Peabody may reasonably require in order to determine the availability of any such Relief);

(j)

the amount of the liability in question has been recovered from a person (excluding any Group Company, the Buyer or any other member of the Buyer’s Tax Group) without cost to the Buyer or any Group Company;

(k)

the Income, Profits or Gains in respect of which the liability in question arises were actually earned, accrued or received by a Group Company on or before SMC Completion and were not reflected in the SMC SPA Completion Accounts but should have been so reflected, and the benefit of such Income, Profits or Gains was either retained by the relevant Group Company or expended in the ordinary course of its business;

(l)

the liability in question comprises interest, penalties, charges or costs in so far as attributable to the unreasonable delay or default of the Buyer or any Group Company after SMC Completion (including for the avoidance of doubt a delay or default of the Buyer or any Group Company in paying to a Tax Authority any amount received from Peabody pursuant to paragraph 2 of this Schedule) or arises as a result of the failure of the Buyer to comply with any of its obligations under this Deed;

(m)	the liability in question is Tax to which Clause 43.2 of the SMC SPA applies; or

(n)	the Buyer has otherwise made recovery in respect of that liability under this Schedule.

3.2	Certain provisions of Schedule 5 contain further limitations which apply to claims under this Schedule 7.

3.3

Peabody shall have no liability to the Buyer under any part of this Deed in respect of any non-availability, inability to use, or loss or restriction of any Relief other than to the extent it gives rise to a Tax Liability to which paragraph 2 of this Schedule 7 applies.

4.	MANNER OF MAKING AND CONDUCT OF CLAIMS

4.1

If any Group Company or any other member of the Buyer’s Tax Group becomes aware of a Demand issued after Completion which could give rise to a liability for Peabody under paragraph 2 of this Schedule 5 or for breach of the Back to Back Tax Warranties:

(a)

the Buyer shall give written notice to Peabody of the Demand (including reasonably sufficient details of the Demand, the due date for payment and the time limits for any appeal) as soon as reasonably practicable (and in any event no more than five Business Days) after the Buyer or the relevant Group Company becomes aware of the Demand;

(b)

the Buyer shall take (or shall procure that the relevant Group Company shall take) such action as Peabody may reasonably request in writing to avoid, dispute, resist, appeal, compromise or defend the Demand;

(c)	Peabody shall have the right (if it wishes) to control any proceedings, negotiations, discussions, settlement and any other matter in connection with the action referred to in paragraph 4.1(b); and

(d)

both parties must be kept fully informed of any actual or proposed material developments (including any meetings) relating to the Demand or any action referred to in this paragraph 4.1; and the Buyer undertakes that it shall, and shall procure that each Group Company shall, afford to Peabody reasonable access to all material correspondence and documentation relating to the Demand or action and any other information, assistance and access to records and personnel as it reasonably requires in connection with the Demand or action.

4.2

Peabody shall indemnify the Buyer, the relevant Group Company and any other member of the Buyer’s Tax Group (as applicable) against all reasonable out of pocket costs properly incurred in connection with any action referred to in paragraph 4.1(b) or paragraph 4.1(c) (excluding, for the avoidance of doubt, any costs attributable to internal management or personnel time).

4.3

Subject to paragraph 4.4, the Buyer must ensure that no matter relating to the Demand referred to in paragraph 4.1 is settled, disposed of or otherwise compromised without Peabody’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

4.4	If Peabody does not:

(a)	request the Buyer to take, or procure the taking of, any such action as referred to in paragraph 4.1(b); or

(b)	give written notice to the Buyer that it wishes to exercise its right under paragraph 4.1(c),

within 20 Business Days of receipt by Peabody of a notice under paragraph 4.1(a), then the Buyer shall be free to satisfy or settle the Demand on such terms as it may in its sole discretion think fit, if, in each case, the Buyer has given further notice to Peabody stating its intention to exercise such entitlement, and Peabody has not within 10 Business Days of the date that such further notice is received by Peabody: (i) made such request as referred to in paragraph 4.4(a); or (ii) given written notice to the Buyer as referred to in paragraph 4.4(b).

4.5

If, due to a shorter time limit applying for a response to a Tax Authority in respect of a Demand, Peabody and the Buyer are unable to comply with the timing requirements described in paragraph 4.4, then: (i) the parties shall use their good faith efforts to give effect to paragraph 4.4 so as to provide each of the parties with sufficient notice and opportunity to prepare a response to the Demand; and (ii) if reasonably requested by Peabody and permitted under applicable law, the Buyer shall cause the relevant Group Company to apply for an extension to the date by which a response to the Demand is required.

5.	PAYMENT OF CLAIMS

5.1	Payments by Peabody of any liability under this Schedule must be made in cleared and immediately available funds on the days specified in paragraph 5.2.

5.2	The days referred to in paragraph 5.1 are as follows:

(a)

in the case of an Actual Tax Liability, the day which is two Business Days prior to the date on which the Tax is to be paid to the relevant Tax Authority, as notified by the Buyer to Peabody at least five Business Days prior to such day or, if later, five Business Days after demand is made for payment by the Buyer;

(b)

in the case of a Deemed Tax Liability, the later of five Business Days after demand is made for payment by or on behalf of the Buyer and the day on which the Tax which would have been payable but for the use or set-off would otherwise have been due and payable to the relevant Tax Authority; and

(c)	in any other case, five Business Days after the date on which demand is made for payment by or on behalf of the Buyer.

6.	TAX RETURNS AND COMPUTATIONS

6.1	Notwithstanding any other provision in this paragraph 6:

(a)

Peabody will, at its sole cost and expense, have the sole conduct and control of the preparation and (to the extent legally possible) lodgement, filing or submission (as applicable) of all consolidated income tax returns (including for the avoidance of doubt any amendment to any such consolidated income tax return) of the SMC Seller Consolidated Group and the Peabody Consolidated Group for all Tax periods (“Consolidated Return”); and

(b)

if a Consolidated Return in respect of an income year ending prior to Completion is not lodged prior to Completion or requires amendment after Completion, and the lodgement obligation in respect of such Consolidated Return or amended Consolidated Return falls on a Group Company from Completion, the Buyer will procure that the relevant Consolidated Return or amended Consolidated Return is signed and lodged with the relevant Tax Authority in the form provided by Peabody without amendment.

6.2

Subject to a direction being given by Peabody to the Buyer under paragraph 6.4, Peabody or its duly authorised agents will (at Peabody’s expense) be responsible for preparing, submitting to and / or agreeing with the relevant Tax Authorities all Other Tax Returns for accounting periods or other tax reporting periods ending on or before SMC Completion (whether such Other Tax Returns are submitted before or after SMC Completion).

6.3	For the purposes of paragraph 6.2:

(a)

all Other Tax Returns must be submitted in draft form by Peabody to the Buyer or its duly authorised agents for comment at a reasonable time, and in any event at least (i) in the case of an Other Tax Return relating to GST or payroll tax, or royalties in relation to coal or coal seam gas, five Business Days, and (ii) in all other cases, 20 Business Days, before the last date on which the Other Tax Return may be filed with the relevant Tax Authority without incurring interest and penalties;

(b)

if it wishes to do so, the Buyer or its duly authorised agent must comment (i) where such Other Tax Return relates to GST or payroll tax, or royalties in relation to coal or coal seam gas, within three Business Days, and (ii) in all other cases, within 10 Business Days, of its receipt of any such Other Tax Returns from Peabody (“Buyer Response Period”), and if Peabody has not received any comments within the Buyer Response Period, the Buyer and its duly authorised agents will be deemed to have approved such draft documents;

(c)	Peabody must take into account all reasonable comments and suggestions made by the Buyer or its duly authorised agents that are received within the Buyer Response Period;

(d)

if Peabody and the Buyer do not agree on any item set out in an Other Tax Return, Peabody and the Buyer must attempt to resolve the dispute as soon as practicable, and in the absence of reaching an agreement paragraph 6.10 will apply;

(e)

Peabody and the Buyer must each afford (or procure that there is afforded) to the other or their duly authorised agents, information and assistance which may reasonably be required to prepare, submit and agree all outstanding Other Tax Returns relating to the Group Companies; and

(f)	Peabody and the Buyer must as soon as practicable deliver to each other copies of all correspondence sent to or received from any Tax Authority relating to the Group Companies.

6.4

Notwithstanding paragraphs 6.2 and 6.3, Peabody may in its discretion direct the Buyer in writing to prepare, submit to and / or agree with the relevant Tax Authorities (at Peabody’s expense) any Other Tax Return for an accounting period or other tax reporting period of a Group Company ending on or before SMC Completion, in which case paragraph 6.7(b) will apply.

6.5	The Buyer shall be responsible for preparing, submitting to and / or agreeing with the relevant Tax Authorities all Other Tax Returns for any Straddle Period, subject to paragraph 6.7.

6.6

The Buyer shall procure that the Group Companies shall cause the Other Tax Returns mentioned in paragraphs 6.2, 6.4 and 6.5 (as applicable) to be signed and submitted to the appropriate Tax Authority on a timely basis and only with such amendments as are incorporated in accordance with paragraphs 6.3 and 6.7 (as applicable).

6.7	The provisions of paragraph 6.3 will apply in respect of:

(a)

any Other Tax Return for a Straddle Period as if the word “Peabody” reads “Buyer” and the word “Buyer” reads “Peabody”, but Peabody will only have a right to comment on any matter, or receive copies of correspondence, to the extent they are reasonably expected to be relevant to a liability of Peabody under this Schedule or under the Back to Back Tax Warranties; and

(b)

any Other Tax Return in respect of which Peabody has given a direction to the Buyer under paragraph 6.4 as if the word “Peabody” reads “Buyer” and the word “Buyer” reads “Peabody”, but the Buyer must incorporate all comments and suggestions made by the Peabody or its duly authorised agents that are provided in accordance with paragraph 6.3(b).

6.8

If, due to a shorter time limit applying in relation to the filing of an Other Tax Return, Peabody and the Buyer are unable to comply with the timing requirements described in this paragraph 6, then: (i) the parties shall use their good faith efforts to give effect to this paragraph 6 so as to provide each of the parties with sufficient notice and opportunity for review and comment with respect to such Other Tax Return; and (ii), if reasonably requested by Peabody and permitted under applicable law, the Buyer shall cause the relevant Group Company to apply for an extension of the filing date of such Other Tax Return.

6.9

For the avoidance of doubt where any matter relating to Tax gives rise to a Demand to which the provisions of paragraph 4 apply, the provisions of paragraph 4 will in the event of a conflict take precedence over the provisions of this paragraph 6.

6.10

If the Buyer and Peabody have not resolved a dispute under this paragraph 6 in respect of an Other Tax Return within 10 Business Days after the dispute arises, either the Buyer or Peabody may refer the matter to an Independent Tax Expert in accordance with this paragraph 6.10 and the following provisions will apply:

(a)

the Independent Tax Expert must be agreed by the Buyer and Peabody, but if the Buyer and Peabody cannot agree within five Business Days after either the Buyer or Peabody requests such an appointment, then, either the Buyer or Peabody may request that the Resolution Institute nominates the Independent Tax Expert in accordance with the Resolution Institute’s expert determination rules;

(b)

if the Buyer or Peabody requests that the Resolution Institute nominates the Independent Tax Expert, the Buyer and Peabody must comply with all requirements of the Resolution Institute for the provision of that nomination, including, if applicable, providing the Resolution Institute with:

(i)	a copy of relevant provisions of this Deed;

(ii)	a description of the disputed matters; and

(iii)	the approximate value of, and the technical areas involved in, the disputed matters;

(c)

if the Resolution Institute nominates a list of persons to be the Independent Tax Expert rather than one particular person, the first person named on that list, who accepts the appointment, will be the Independent Tax Expert;

(d)	the disputed matters must be submitted to the Independent Tax Expert to settle with the relevant draft Other Tax Return and an extract of the relevant provisions of this Deed;

(e)	the Buyer and Peabody must instruct the Independent Tax Expert to:

(i)	finish its determination of the disputed matters as soon as practicable; and

(ii)	deliver to the Buyer and Peabody a report that states, on the basis of the Independent Tax Expert’s determination, its opinion as to:

(A)	the disputed matters, including the reasons for the Independent Tax Expert’s determination; and

(B)	the allocation of the Independent Tax Expert’s costs;

(f)

the Buyer and Peabody must promptly supply the Independent Tax Expert with any information, assistance and cooperation requested in writing by the Independent Tax Expert in connection with its determination;

(g)

all written correspondence between the Independent Tax Expert and Peabody must be copied to the Buyer, and all written correspondence between the Independent Tax Expert and the Buyer must be copied to Peabody;

(h)	the Independent Tax Expert will act as an expert and not as an arbitrator and its written determination will be final and binding on the Buyer and Peabody in the absence of manifest error; and

(i)	the costs of:

(i)	the Resolution Institute (if requested) in providing its nomination of the Independent Tax Expert; and

(ii)	the Independent Tax Expert,

will be borne by Peabody as to one half, and the Buyer as to one half unless, in respect of only the costs of the Independent Tax Expert, the Independent Tax Expert decides otherwise having regard to the relative position of the Buyer and Peabody on the disputed matters.

7.	CORRESPONDING SAVINGS AND THIRD PARTY RECOVERY

7.1

If any Tax Liability which has resulted in a payment having been made by Peabody under this Schedule or for breach of any of the Back to Back Tax Warranties has given rise to a Relief which would not otherwise have arisen and has not been taken into account in calculating the liability of Peabody under this Deed:

(a)	the Buyer must procure that full details of the Relief are given to Peabody as soon as reasonably practicable;

(b)

to the extent that a liability of a Group Company or the Buyer to make an actual payment of Tax (in respect of which Peabody would not have been liable under this Schedule or under the Tax Warranties (ignoring paragraph 1 and paragraph 2 of Schedule 5)) is reduced as a result of the use or set-off of the Relief, the Buyer must pay to Peabody on the date when the Buyer or relevant Group Company would have been under an obligation to make the reduced payment of Tax an amount equal to the lower of:

(i)	the amount by which the liability is reduced, plus (in respect of a Relief which is a repayment of Tax) any interest or repayment supplement received in relation to the Relief; and

(ii)	the amount of the payment previously made by Peabody in respect of the Tax Liability giving rise to the Relief,

save that the amount referred to above shall first be applied to reduce or eliminate any payment then due from Peabody to the Buyer under this Schedule or for breach of the Back to Back Tax Warranties.

7.2	If Peabody at any time:

(a)	pays to the Buyer an amount under this Schedule or for breach of any of the Tax Warranties; or

(b)	has agreed in writing that it is liable to pay such amount,

and the Buyer or any Group Company is or becomes entitled to recover from some other person (other than another member of the Buyer’s Tax Group) any sum in respect of the matter giving rise to the payment, the Buyer shall notify Peabody in writing of the existence of the right to recover as soon as reasonably practicable and must take all reasonable steps to enforce such recovery from that other person.

7.3	If Peabody has already paid the relevant amount (as described in paragraph 7.2(a)), the Buyer shall within five Business Days of such recovery, pay to Peabody the lesser of:

(a)

the sum so recovered by the Buyer or the relevant Group Company (as applicable) from the other person (including sums recovered in respect of costs and any interest or repayment supplement received in respect of the sum recovered); and

(b)	the amount paid by Peabody to the Buyer as referred to above.

7.4

If Peabody has yet to pay the relevant amount (as described in paragraph 7.2(b)), the amount recovered (including sums recovered in respect of costs and any interest or repayment supplement received in respect of the sum recovered) will be set-off against any payment which Peabody would otherwise be liable to make to the Buyer in respect of the matter giving rise to the payment.

8.	OVERPROVISIONS

8.1

If, on or before the fifth anniversary of SMC Completion, it is determined that there is an Overprovision (and the Buyer shall, at Peabody’s written request, provide Peabody with such information and access to the Buyer’s personnel and advisors as Peabody may reasonably require in order to determine whether there is an Overprovision):

(a)	the amount of any Overprovision will first be set-off against any payment then due from Peabody under this Schedule or for breach of the Tax Warranties;

(b)

to the extent that there is an excess, a refund will be made to Peabody of any previous payment or payments made by Peabody under this Schedule or for breach of the Back to Back Tax Warranties (and not previously refunded) up to the amount of that excess; and

(c)

to the extent that the excess referred to in paragraph 8.1(b) is not exhausted under that paragraph, the remainder of that excess will be carried forward to offset any further payment that may become due from Peabody under this Schedule or for breach of any of the Back to Back Tax Warranties.

9.	TAX REFUNDS

9.1	If, on or before the fifth anniversary of SMC Completion, the Buyer or any Group Company becomes aware that a Group Company is entitled to:

(a)	a repayment of Tax which:

(i)	arises in respect of a period ending on or before SMC Completion;

(ii)	is not reflected in the SMC SPA Completion Accounts; and

(iii)	does not arise as a result of:

(A)

a change in legislation (or a change in interpretation on the basis of case law), a change in the published practice of any Tax Authority, a change in generally accepted accounting principles or a change in the rates of Tax, in each case announced and taking effect after the date of this Deed;

(B)	a voluntary act of the Buyer or the relevant Group Company after SMC Completion (other than any administrative action required to obtain the repayment in question);

(C)	any change after SMC Completion of accounting policy, method or basis of a Group Company or the date to which a Group Company makes up its accounts; or

(D)	the use of a Buyer’s Relief; or

(b)	any interest or repayment supplement received in relation to a repayment of Tax falling with paragraph 9.1(a),

(in each case a “Tax Refund”), the Buyer shall notify Peabody in writing of the existence of, and any other available details relating to, the entitlement to the Tax Refund as soon as reasonably practicable and must take all reasonable steps to obtain such Tax Refund. The Buyer shall procure that the relevant Group Company pays to Peabody an amount equal to the Tax Refund within five Business Days of receiving it.

10.	ACCESS TO DOCUMENTS AND INFORMATION

(a)

The Buyer undertakes that it will procure that each Group Company preserves, and affords to Peabody reasonable access to, all documents, records, correspondence, accounts and other information in respect of or relevant for the purpose of determining the liability of each Group Company to Tax until such time as Peabody ceases to have any liability or contingent liability under the terms of this Schedule or under the Back to Back Tax Warranties (other than in circumstances where it would give rise to a waiver of legal professional privilege).

(b)

Peabody undertakes that it will preserve, and afford to the Buyer reasonable access to, all documents, records, correspondence, accounts and other information that it holds in respect of or relevant for the purpose of determining the liability of each Group Company to Tax until such time as the Buyer ceases to have any liability or contingent liability under the terms of this Deed (other than in circumstances where it would give rise to a waiver of legal professional privilege).

Schedule 15

Dawson JVA Asset Sale

1.	Definitions and Interpretation

In this Schedule 15, unless the context otherwise requires:

“Dawson Coal Inventory” means all coal from the Dawson Joint Venture Tenements listed in Clause 1.1 of Schedule 8; which is in stockpiles at any mine site or at any port, or in the course of transit to or between these places or on board ship or delivered to customers, and which Anglo Dawson legally or beneficially owns immediately before Completion;

“Dawson Joint Venture Interest” means:

(a)	the Dawson Participating Interest;

(b)	to the extent not included in paragraph (a) of this definition, Anglo Dawson’s right, title and interest in:

(i)	the Joint Venture Assets (as defined under the Dawson JVA) including the Dawson Joint Venture Tenement Interest;

(ii)	the Dawson Coal Inventory;

(iii)	any cash contributed by Anglo Dawson in accordance with the Dawson JVA and held in bank accounts on its behalf;

(iv)	any asset of a Peabody Group member located at the mine or site to which the Dawson Joint Venture relates, and which is required for the operation of the Dawson Joint Venture, at Completion; and

(v)	any other agreements entered into for the purpose of the Dawson Joint Venture (including the Assumed Contracts and the Specific Contracts) but excluding the Coal Sales Agreements; and

(c)	Dawson Joint Venture Liabilities;

“Dawson Joint Venture Liabilities” means all of Anglo Dawson’s liabilities and obligations in relation to the Dawson Joint Venture or the Dawson JVA (whether arising before, on or after Completion), including any obligation to pay a ‘Call’ (as defined in the Dawson JVA) or other called sum (however described) pursuant to the Dawson JVA;

“Dawson Joint Venture Tenement Interest” means:

(a)	the percentage interest held by Anglo Dawson in each of the mining tenements listed in Appendix A to this Schedule 15);

(b)

to the extent in the possession or control of Anglo Dawson, the interest of Anglo Dawson in all geological, drill core, metallurgical studies and development data and analysis, wraps, samples and technical reports prepared solely in relation to each of the mining tenements listed in Appendix A to this Schedule 15;

(c)	any agreements entered for the purpose of the mining tenements listed in Appendix A to this Schedule 15; and

(d)

the liabilities and obligations of Anglo Dawson in respect of the mining tenements listed in Appendix A to this Schedule 15 and any agreements entered into for the purpose of the mining tenements listed in Appendix A to this Schedule 15 as referred to in limb (c) of this definition; and

“Mining Tenement Transfers” means, in respect of each of the Dawson Joint Venture Tenement Interests, documents to transfer (subject to the Minister’s approval under the Resources Acts, the impression of transfer duty or other taxes of a similar nature and registration of the transfer) the Dawson Joint Venture Tenement Interest to the Buyer in form required under the Resources Act (being, as at the date of this Deed, the Department of Resource’s Form MMOL-05).

2.	Sale of Dawson Joint Venture Assets

2.1

On the terms set out in this Deed, and on the exercise of the Put Option or the Call Option in accordance with Clause 8.4(b), Peabody must procure Anglo Dawson to sell, and the Buyer shall purchase, the assets listed below (the “Dawson Joint Venture Assets”), with effect from Completion, with full title guarantee, free from all Encumbrances:

(a)	the entire issued share capital of each of

(i)	Dawson Coal Processing Pty Ltd;

(ii)	Anglo Coal (Dawson Services) Pty Ltd; and

(iii)	the Dawson Manager;

(b)	all of the issued share capital in Dawson Sales Pty Ltd held by Anglo Dawson;

(c)	the Dawson Joint Venture Interest; and

(d)	Anglo Dawson’s right title and interest in the Coal Sales Agreements.

2.2	Title to and risk in the Dawson Joint Venture Assets remains solely with Anglo Dawson until Completion, and subject to the terms of this Deed, passes to the Buyer on Completion.

2.3

Anglo Dawson irrevocably waives any right of pre-emption or other restriction on transfer in respect of the Dawson Joint Venture Assets conferred on it under any agreement or otherwise in connection with the sale of the Dawson Joint Venture Assets pursuant to this Deed.

3.	Allocation and Adjustment of the Consideration

3.1

The parties agree that to the extent necessary, the amount of the Consideration allocated to the Dawson Participating Interest in Schedule 2 will be re-allocated (as necessary) to the Dawson Joint Venture Assets as agreed between the Parties (acting reasonably).

4.	Additional Conditions to the Exercise of Call Option or Put Option

4.1	The Conditions will also include:

Pre-emption rights and related rights

(g)	one of the following occurring in respect of the Dawson Joint Venture:

(i)

receipt of a written, unconditional and irrevocable waiver by the applicable Joint Venture Participant of its right to give a Pre-emption Acceptance Notice and of the other additional requirements (including delivery of relevant certifications) under the Dawson JVA;

(ii)	receipt of a Pre-emption Acceptance Notice by Anglo Dawson and completion of the sale of the Dawson Participating Interest required upon receipt of the Pre-emption Acceptance Notice; or

(iii)

the expiry of the Pre-emption Exercise Period applicable to the relevant Joint Venture Participant, without such Joint Venture Participant giving a Pre-emption Acceptance Notice and the satisfaction or waiver of any additional requirements (including delivery of relevant certifications) under the Dawson JVA;

JV documents, contracts and consents

(h)	Peabody and the Buyer obtaining signed counterparts of:

(i)

a ‘Deed of Assumption’ (as defined in the Dawson JVA) in substantially the same form as the form set out in annexure “A” of the Dawson JVA where Anglo Dawson is the ‘Transferor’ and the Buyer is the ‘Transferee’;

(ii)	a Deed of Cross Charge (as defined in the Dawson JVA) granted by the Buyer;

in the case of (ii) to the extent not covered by the Deed of Assumption referred to in paragraph (i) above, and in each case subject to Completion and duly executed by all parties other than Anglo Dawson and the Buyer;

Regulatory – Mining Tenements

(i)

the Resources Minister or relevant Authority providing (and Peabody receiving) indicative approval under the Resources Acts to the effect that, subject to compliance with the Resources Acts and with any conditions specified in such approval, the Resources Minister will approve the transfer to the Buyer of the Dawson Joint Venture Tenements, and such indicative approval is either not subject to any conditions or, if it imposes any conditions, those conditions must be acceptable to Peabody and the Buyer (each acting reasonably), and such indicative approval remaining valid for no less than 10 Business Days after the Scheduled Completion Date;

5.	Completion obligations

5.1	At or before Completion, Peabody shall procure:

(a)	Anglo Dawson to deliver or make available to the Buyer:

(i)	such parts of the Dawson Joint Venture Interest as are capable of passing by delivery at the places where they are located;

(ii)

in respect of each Encumbrance over the Dawson Joint Venture Assets which is registered on the PPS Register immediately before Completion, evidence satisfactory to the Buyer (acting reasonably) that the Encumbrance has been released, or will be released, with effect from Completion; and

(iii)	all documents of title (if any) relating to the Dawson Joint Venture Tenement Interest and the Land (as defined in the Dawson JVA);

(b)

completed, executed and registrable Mining Tenement Transfers required for the transfer of the Dawson Joint Venture Tenement Interests (except for the impression of transfer duty or other Taxes of a similar nature) duly executed by Anglo Dawson;

(c)	duly executed, registrable (except for stamping) transfer forms for the Properties (excluding Term Leases);

(d)	duly executed, registrable (except for stamping) transfer forms to effect the Term Lease Transfers;

(e)	the Deed of Assumption (as defined in the Dawson JVA), duly executed by Anglo South;

(f)	signed counterparts of the deeds of assignment (or deeds of novation) for the Coal Sales Agreements, duly executed by the relevant third parties and Anglo Dawson;

(g)	a notice in writing revoking the appointment of Anglo Dawson’s nominated Representative to the Operating Committee (as defined in the Dawson JVA);

(h)

if applicable and where required by Law, transfer of ownership and registration certificates (and roadworthiness certificates) for all motor vehicles included in the Joint Venture Assets (as defined in the Dawson JVA) that are registered in the name of Anglo Dawson;

(i)

signed counterparts of the deeds of assignment (or deeds of novation) for the Specific Contracts and the Assumed Contracts to which Anglo Dawson is party, duly executed by the relevant third party and Anglo Dawson;

(j)	duly executed instruments of transfer or assignment required to transfer the Environmental Authorisations, capable of transfer, to the Buyer (in the form prescribed by the relevant law); and

(k)	executed assignments of any Intellectual Property owned by Anglo Dawson.

6.	Buyer’s Obligations

6.1	At or before Completion, the Buyer will deliver to Peabody or procure the delivery to Peabody of:

(a)	the Deed of Assumption (as defined in the Dawson JVA), duly executed by the Buyer; and

(b)	a Deed of Cross Charge (as defined in the Dawson JVA) duly executed; and

7.	Going Concern

7.1

The Parties agree that the sale of the Dawson Joint Venture Interest and Anglo Dawson’s right title and interest in the Coal Sales Agreements constitutes the supply of a going concern for the purposes of the GST Act.

Schedule 16

Reporting Accountant Determination

1.	APPLICATION

1.1	This Schedule 16 applies in the circumstances described in Clauses 6.3, 13.5 and 15 or where the parties otherwise agree (the “Relevant Dispute”).

2.	APPOINTMENT OF REPORTING ACCOUNTANTS

2.1

The parties must attempt in good faith to reach agreement in respect of the Relevant Dispute and, if they are unable to do so within 15 Business Days following the Relevant Dispute being referred to determination under this Schedule 16, the Relevant Dispute may be referred by either Peabody or the Buyer to:

(a)

an individual of at least ten years’ relevant experience at an independent firm of internationally recognised chartered accountants, where ‘independent’ means that such individual and firm has not provided:

(i)	audit advice or audit services in the last five years to Peabody, the Buyer Group or a Group Company; or

(ii)	advice to Peabody, the Buyer or a Group Company in connection with the Transaction,

to be agreed upon by Peabody and the Buyer within five Business Days of a notice by one to the other requiring such agreement; or

(b)	failing such agreement, such independent firm of internationally recognised chartered accountants nominated:

(i)

by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales pursuant to a joint application of Peabody and the Buyer (and the Buyer and Peabody must cooperate and do all things necessary to promptly make such joint application); or

(ii)

if a joint application is not made within five Business Days of a notice, by either Peabody or the Buyer to the other requiring a joint application to be made by the ICC International Centre for ADR in accordance with the Rules for Appointment of Experts and Neutrals of the International Chamber of Commerce (or any other appointing authority of similar repute which accepts unilateral applications to nominate Reporting Accountants) pursuant to an application by either the Buyer or Peabody,

(the “Reporting Accountants”).

2.2

If paragraph 2.1 applies, Peabody and the Buyer must provide such reasonable cooperation to promptly agree the terms of appointment for the Reporting Accountants, which will (unless otherwise agreed in writing between Peabody and the Buyer) be on the following basis:

(a)	a joint appointment on behalf of both the Buyer and Peabody on the Reporting Accountants’ standard terms and conditions for such an appointment; and

(b)	otherwise in accordance with the terms set out in this Schedule 16.

2.3

If the terms of engagement of the Reporting Accountants are not agreed within 10 Business Days following the identity of the Reporting Accountants being determined (or such longer period as Peabody and the Buyer may agree), the terms of appointment may be unilaterally approved by the appointing party, acting reasonably, and the party unilaterally approving the terms must ensure that the appointment is in accordance with paragraphs 2.2(a) to 2.2(b). Each party agrees that the other party may sign and deliver, on that party’s behalf, any documents, including engagement letters, necessary to expedite the appointment of the Reporting Accountants.

2.4

The Reporting Accountants’ fees and expenses (including GST) will be borne equally between the Buyer and Peabody at the time the final determination is made in accordance with paragraph 3.2(j), except in the following cases:

(a)

without prejudice to paragraph 2.4(b), if a party unilaterally appoints the Reporting Accountants pursuant to paragraph 2.3 but the appointment is not in accordance with paragraphs 2.2(a) to 2.2(b), such party must bear all of the Reporting Accountants’ fees and expenses (including GST) (provided any failure of the appointment to be in accordance paragraphs 2.2(a) to 2.2(b) will (subject to paragraph 3.2(j)) not undermine the final and binding nature of the Reporting Accountants’ findings pursuant to this Schedule 16); or

(b)

if the Reporting Accountants, exercising their sole discretion, are of the opinion that a party has been disruptive to the process set out in this Schedule 16 or materially breached an express provision set out in this Schedule 16, the Reporting Accountants may determine that the disruptive party should be responsible for 75% of the Reporting Accountants’ fees and expenses (including GST) (and for the avoidance of doubt, the balance of the Reporting Accountants’ fees and expenses (including GST) must be borne by the Buyer where the disruptive party is Peabody or by Peabody where the disruptive party is the Buyer).

2.5	If the appointed Reporting Accountants become unwilling or incapable of acting or do not deliver their determination within the period required paragraph 3.2(j):

(a)	the Buyer and Peabody must use reasonable endeavours to agree the identity and terms of appointment of replacement Reporting Accountants in accordance with paragraphs 2.1 to 2.4; and

(b)	paragraph 3 will apply in relation to each and any replacement Reporting Accountants as if they were the first Reporting Accountants appointed.

3.	REPORTING ACCOUNTANTS’ DETERMINATION PROCESS

3.1

Peabody and the Buyer must each co-operate in good faith with the Reporting Accountants and each grant the Reporting Accountants, if appointed, reasonable access, at reasonable times and on reasonable notice, to the books and records of the Group held by Peabody or its Affiliates (in the case of Peabody and to the extent held) or the Buyer Group (in the case of the Buyer) and any other information of the Group held by the Peabody or its Affiliates (in the case of Peabody and to the extent held) or the Buyer Group (in the case of the Buyer) which may reasonably be required to enable them to determine the Relevant Dispute. The Reporting Accountants will have the right to take copies of any documents that they reasonably require and will be provided with such access to the relevant personnel of Peabody or its Affiliates (in the case of Peabody) or the Buyer Group (in the case of the Buyer) as they reasonably require to enable them to determine the Relevant Dispute.

3.2	Except to the extent that the Buyer and Peabody agree otherwise, the Reporting Accountants shall determine their own procedure, subject to the following:

(a)

the Buyer, Peabody and / or their respective accountants (on a party’s behalf) shall promptly (and in any event within 20 Business Days following a relevant appointment) submit a written statement on the matters which remain in dispute (together with relevant supporting documents) to the Reporting Accountants for determination (each parties’ written statement (together with relevant supporting documents) an “Objection Notice Written Statement”);

(b)

on the earlier of (i) the Reporting Accountant’s receipt of both the Buyer’s Objection Notice Written Statement and Peabody’s Objection Notice Written Statement; and (ii) the expiry of the 20-Business Day period in paragraph 3.2(a), the Reporting Accountants will promptly deliver a copy of the Buyer’s Objection Notice Written Statement to Peabody and Peabody’s Objection Notice Written Statement to the Buyer (in each case to the extent received);

(c)

following receipt from the Reporting Accountants of a party’s respective Objection Notice Written Statement, the Buyer and Peabody will have the opportunity to comment once only (but nothing in this sub-paragraph will prevent the parties from responding to any requests from the Reporting Accountants under paragraph 3.1) on the other’s Objection Notice Written Statement (to the extent such party submitted an Objection Notice Written Statement to the Reporting Accountant) by written comment delivered to the Reporting Accountants not later than 15 Business Days after the Objection Notice Written Statement was received from the Reporting Accountants;

(d)

the Reporting Accountants will promptly deliver a copy of the Buyer’s comments on Peabody’s Objection Notice Written Statement to Peabody and Peabody’s comments on the Buyer’s Objection Notice Written Statement to the Buyer on the earlier of (i) the Reporting Accountant’s receipt of both the Buyer’s comments on Peabody’s Objection Notice Written Statement and Peabody’s comments on the Buyer’s Objection Notice Written Statement pursuant to paragraph 3.2(c); and (ii) the expiry of the 15-Business Day period referred to in paragraph 3.2(c);

(e)	apart from procedural matters and / or as otherwise set out in this Deed, the Reporting Accountants shall determine only:

(i)	if the Relevant Dispute is under Clause 13.5, the final SMC SPA Completion Accounts to the extent they relate to the Dawson Sale Interest;

(ii)	if the Relevant Dispute is under Clause 15, the Dawson Working Capital Target; or

(iii)	if the Relevant Dispute is under Clause 6.4(g), the amount of the SMC SPA Dawson Duty;

(f)	the Reporting Accountants will not be entitled to determine the scope of their own jurisdiction;

(g)

the Reporting Accountants will not be entitled to determine an amount that is higher than the highest value, or lower than the lowest value, in each case for any particular item in the Draft Completion Accounts or the Objection Notice, and subject thereto, in the parties’ respective Objection Notice Written Statements;

(h)

the Reporting Accountants will act as experts (and not as arbitrators) in making their determination, and their determination of any matter falling within their jurisdiction will be final and binding on Peabody and the Buyer save for manifest error (when the relevant part of their determination will be void and the matter will be resubmitted to the Reporting Accountants by either party for correction as soon as reasonably practicable); and

(i)

the Reporting Accountants will make their determination pursuant to paragraph 3.2(h) within 20 Business Days after the expiry of the 20-Business Day period referred to in paragraph 3.2(c) or as soon after as is reasonably possible, and such determination will be provided to Peabody and the Buyer and will (unless otherwise agreed by Peabody and the Buyer) include reasons for each relevant determination.

3.3

Any determination of the Reporting Accountants under paragraph 3.2(j) above will be deemed to be determine the Relevant Dispute and the final SMC SPA Completion Accounts to the extent they relate to the Dawson Sale Interest, the Dawson Working Capital Target, or the amount of the SMC SPA Dawson Duty (as relevant) will be final and binding on Peabody and the Buyer.

3.4

Nothing in this Schedule 16 will entitle a party or the Reporting Accountants access to any information or document which is protected by legal professional privilege or which has been prepared by the other party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument, but a party will not be entitled by reason of this paragraph 3.4 to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

3.5

Each party shall, and shall procure that its accountants and other advisers shall, and shall instruct the Reporting Accountants to, keep all accountants’ working papers or information and documents provided to them pursuant to this Schedule 16 confidential and shall not use them for any purpose except for disclosure or use in connection with the determination of the Relevant Dispute, the proceedings of the Reporting Accountants or any other matter arising out of this Deed or in defending any claim or argument or alleged claim or argument relating to this Deed or its subject matter.

This Deed has been entered into on the date stated at the beginning of it.

EXECUTED as a DEED by PEABODY SMC PTY LTD in accordance with section 127(1) of the Corporations Act

/s/ Sean Kendall Allen	/s/ Michael James Carter
Signature of director Sean Kendall Allen	Signature of director / secretary Michael James Carter
Name of director (print)	Name of director / secretary (print)

EXECUTED as a DEED by PEABODY AUSTRALIA HOLDCO PTY LTD in accordance with section 127(1) of the Corporations Act

/s/ Darren Ronald Yeates	/s/ Ferdinand Kruger
Signature of director Darren Ronald Yeates	Signature of director / secretary Ferdinand Kruger
Name of director (print)	Name of director / secretary (print)

SIGNED, SEALED AND DELIVERED as a DEED by PT Bukit Makmur Internasional in the presence of:

/s/ Wendy William	/s/ Iwan Fuad Salim
Signature of witness Wendy William	Signature of authorised signatory Iwan Fuad Salim
Name of witness (print)	Name of authorised signatory (print)

SIGNED, SEALED AND DELIVERED as a DEED by PT Delta Dunia Makmur Tbk in the presence of:

/s/ Wendy William	/s/ Iwan Fuad Salim
Signature of witness Wendy William	Signature of authorised signatory Iwan Fuad Salim
Name of witness (print)	Name of authorised signatory (print)